Form 10KSB, Exhibit 13
period 1998-06-30
WYMAN PARK BANCORPORATION INC
filed 1998-09-23
CIK 1046354

EXHIBIT 13

                        ANNUAL REPORT TO SECURITY HOLDERS

                                                    SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                                                                                June 30,
                                                                      -------------------------------------------------------------
                                                                        1998        1997         1996          1995          1994
                                                                      -------------------------------------------------------------
                                                                                             (In Thousands)
Selected Financial Condition Data:
Total assets .....................................................    $ 70,541     $ 62,241     $ 63,866     $ 64,258      $ 64,666
Loans receivable, net ............................................      62,042       55,189       53,244       54,403        52,093
Mortgage-backed securities .......................................         284          356          424          520           605
Investment securities ............................................        --          2,993        2,964        5,920         7,935
Deposits .........................................................      54,018       56,095       57,871       58,474        59,389
Total equity .....................................................      14,266        4,750        4,599        4,277         3,854

                                                                                           Year Ended June 30,
                                                                      -------------------------------------------------------------
                                                                        1998        1997         1996          1995          1994
                                                                      -------------------------------------------------------------
                                                                                             (In Thousands)
Selected Operations Data:
Total interest income ............................................    $  5,081     $  4,658     $  4,725     $  4,788      $  4,537
Total interest expense ...........................................       2,722        2,756        3,073        2,891         2,777
                                                                      --------     --------     --------     --------      --------
 Net interest income .............................................       2,359        1,902        1,652        1,897         1,760
Provision for (recovery of) loan losses ..........................           8          145           25          (88)          183
                                                                      --------     --------     --------     --------      --------
Net interest income after provision for loan losses ..............       2,351        1,757        1,627        1,985         1,577
Fees and service charges .........................................          60           48           47           36            28
Gain on sales of loans, mortgage-backed
 securities and investment securities ............................           6            6           20           23           442
Other non-interest income ........................................          27           24           39           26           177
                                                                      --------     --------     --------     --------      --------
Total non-interest income ........................................          93           78          106           85           647
Total non-interest expense .......................................       1,597        1,614        1,278        1,361         1,411
                                                                      --------     --------     --------     --------      --------
Income before taxes ..............................................         847          221          455          709           813
Income tax provision .............................................         329           87          161          276           315
                                                                                   --------     --------     --------      --------
Net income .......................................................    $    518     $    134     $    294     $    433      $    498


                                       2


                                                                                           Year Ended June 30,
                                                                      -------------------------------------------------------------
                                                                        1998        1997         1996          1995          1994
                                                                      -------------------------------------------------------------
                                                                                             (In Thousands)
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to average total
   assets) .......................................................         .77%         .22%         .46%         .67%          .80%
  Return on equity (ratio of net income to average equity) .......        5.49         2.87         6.56        10.52         13.22
  Interest rate spread information:
   Average during period .........................................        2.75         2.76         2.26         2.70          2.46
   End of period .................................................        2.68         2.77         2.19         2.25          2.93
  Net interest margin(1) .........................................        3.55         3.14         2.63         2.98          2.75
  Ratio of operating expense to average total assets .............        2.37         2.62         2.01         2.11          2.27
  Ratio of average interest-earning assets to average
   interest-bearing liabilities ..................................      119.45       108.40       107.66       106.24        106.66
  Loans as a percentage of total assets ..........................       87.95        88.67        83.37        84.66         80.56


Quality Ratios:
 Non-performing assets to total assets at end of period ..........         .04          .28          .04          .30           .25
 Allowance for loan losses to non-performing loans ...............    1,112.00       153.11       456.89        51.89        196.32
 Allowance for loan losses to loans receivable, net ..............         .45          .49          .24          .18           .60
Capital Ratios:
 Stockholders' equity to total assets at end of period ...........       20.28         7.64         7.24         6.73          6.02
 Average stockholders' equity to average assets ..................       14.03         7.58         7.04         6.36          6.05


Other Data:
 Number of full-service offices ..................................           2            2            2            2             2


----------
     (1)  Net interest income divided by average interest-earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Forward-Looking Statements

     When used in this filing and in future filings by Wyman Park Bancorporation, Inc. (the "Company") with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

General

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes thereto. The principal business of the Company consists of accepting deposits from the general public and investing these funds primarily in loans, investment securities and short-term liquid investments. The Company's loans consist primarily of loans secured by residential real estate located in its market areas, commercial real estate loans and consumer loans.

     The Company's net income is dependent primarily on its net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Company's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Company's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.

     The operations of the Company are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Company's market area. The Company has been notified by its service providers that they are making satisfactory progress in addressing the year 2000 matter and that costs associated with resolving the issue will not be material. Management of the Company will continue to monitor this issue.

     Historically, the Company's mission has been to originate loans on a profitable basis to the communities it serves. In seeking to accomplish this mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Company's capital level in excess of regulatory requirements; (ii) to maintain the Company's asset quality; (iii) to maintain, and if possible, increase the Company's earnings; and (iv) to manage the Company's exposure to changes in interest rates.

Financial Condition

June 30, 1998 compared to June 30, 1997

     Total assets increased approximately $8.3 million or 13.3%, to $70.5 million at June 30, 1998 from $62.2 million at June 30, 1997. Proceeds from the recent stock conversion allowed the Company to increase its loans receivable by $6.8 million or 12.3%, to $62.0 million at June 30, 1998 from $55.2 million at June 30, 1997. The $6.8 million increase in net loans receivable consisted of $5.6 million in residential real estate loans, $877,000 in commercial real estate loans and $335,000 in consumer loans. Cash and cash equivalents increased $4.4 million or 183.3%, to $6.8 million at June 30, 1998 from $2.4 million at June 30, 1997 also as a result of the stock conversion. Investment securities decreased $3.0 million or 100%, to zero at June 30, 1998 from $3.0 million at June 30, 1997 due to increased investments in loans receivable and cash and cash equivalents.

     Total savings deposits declined approximately $2.1 million or 3.7%, to $54.0 million at June 30, 1998 from $56.1 million at June 30, 1997. The decrease in deposits was primarily the result of customer withdrawals for the purpose of purchasing stock in the Company. Management does not expect the decline in deposits to continue, as marketing efforts are continuing to attract transaction accounts and small commercial accounts to replace higher costing certificate accounts.

     Total liabilities decreased approximately $1.2 million or 2.1%, to $56.3 million at June 30, 1998 from $57.5 million at June 30, 1997. This decrease was primarily the result of the $2.1 million decline in savings deposits offset by an increase of $328,000 in accrued expenses and other liabilities primarily as a result of the establishment of a supplemental executive retirement plan for the

Company's President and CEO, and also an increase of $263,000 in federal and state income taxes payable as a result of the Company's increased earnings.

     Total stockholders' equity increased by $9.6 million or 204.3%, to $14.3 million at June 30, 1998 from $4.7 million at June 30, 1997. The increase was the result of $9.7 million in additional capital from the stock conversion and net income of $518,000 partially offset by $720,000 for the Company's Employee Stock Ownership Plan (ESOP).

Operating Results

Comparison of Operating Results for the Years Ended June 30, 1998 and 1997

     Performance Summary. Net income for the year ended June 30, 1998 was approximately $518,000, an increase of $384,000, or 286.6% from net income of $134,000 for the year ended June 30, 1997. The increase was primarily due to an increase in net interest income of $457,000, a decrease in provision for loan losses of $137,000, an increase in non-interest income of $14,000 and a decrease in non-interest expense of $18,000, producing an increase in income before provision for income taxes of $626,000 to $847,000 for the year ended June 30, 1998 as compared to $221,000 for the year ended June 30, 1997. For the years ended June 30, 1998 and 1997, the returns on average assets were .77% and .22%, respectively, while the returns on average equity were 5.49% and 2.87%, respectively.

     Net Interest Income. Net interest income increased by approximately $457,000, or 24.0%, to $2,359,000 for the year ended June 30, 1998 from
$1,902,000 for the year ended June 30, 1997. This reflects an increase of $423,000, or 9.1%, in interest income to $5,081,000 in fiscal 1998 from $4,658,000 in fiscal 1997, while interest expense was decreasing by $34,000, or 1.2%, to $2,722,000 in fiscal 1998 from $2,756,000 in fiscal 1997. The increase in net interest margin was primarily from the increase in the average balance of interest-earning assets.

     For the year ended June 30, 1998, the yield on average interest-earning assets was 7.64% compared to 7.69% for the year ended June 30, 1997. The cost of average interest-bearing liabilities was 4.89% for the year ended June 30, 1998, a decrease from 4.93% for the year ended June 30, 1997. The average balance of interest-earning assets increased by $5.9 million or 9.7%, to $66.5 million for the year ended June 30, 1998 from $60.6 million for the year ended June 30, 1997. The average balance of interest-bearing liabilities decreased by $241,000 or .4%, to $55.7 million for the year ended June 30, 1998, compared to $55.9 million for the year ended June 30, 1997.

     The interest rate spread decreased to 2.75% for the year ended June 30, 1998 from 2.76% for the year ended June 30, 1997. The net interest margin increased to 3.55% for the year ended June 30, 1998 from 3.14% for the year ended June 30, 1997.

     Provision for Loan Losses. During the year ended June 30, 1998, the Company recorded a provision for loan losses of $8,000 compared to $145,000 for the year ended June 30, 1997. This provision was recorded based on an increase of $877,000 in commercial real estate loans in the year ended June 30, 1998.

     During the year ended June 30, 1998, the Company's nonperforming loans decreased to $25,000 from $176,000, comprised of one residential loan. This decrease did not have a significant effect on the Company's provision for loan losses, as management expects minimal loss, if any, related to this one loan.

     Management will continue to monitor its allowance for loan losses, making additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

     Non-Interest Income. For the year ended June 30, 1998 non-interest income increased approximately $14,000 or 17.7%, to $93,000 from $79,000 for the year ended June 30, 1997. This increase is primarily due to an increase in loan fees and service charges of $12,000.

     Non-Interest Expense. Non-interest expense decreased $18,000 or 1.1%, to $1,597,000 for the year ended June 30, 1998 from $1,615,000 for the year ended June 30, 1997. This decrease was primarily due to a decrease in federal deposit insurance expense of $426,000 or 92.4%, to $35,000 for the year ended June 30, 1998 from $461,000 for the year ended June 30, 1997. The June 30, 1997 figure included approximately $383,000, the Company's portion of a one-time assessment to recapitalize the SAIF fund. This decrease in non-interest expense was offset by an increase in compensation and employee benefits expense of approximately $369,000 or 59.4%, to $990,000 for the year ended June 30, 1998 from $621,000 for the year ended June 30, 1997, due to the funding of a supplemental executive retirement plan and ESOP expenses.

     Income Taxes. The provision for income taxes increased by approximately $242,000 or 278.2%, to $329,000 for the year ended June 30, 1998 from $87,000 for the year ended June 30, 1997. This increase results from the corresponding $626,000 increase in income before the tax provision. The Company's effective tax rates were 38.9% and 39.3% for the years ended June 30, 1998 and 1997, respectively.

     The Company is generally taxed at a federal rate of 34% based on the IRS tax rate schedule for corporations. The Company is also subject to a Maryland franchise tax based on earnings at a flat rate of 7% of taxable income. This produces a combined federal and Maryland tax rate of 38.6% when the deductibility of the Maryland tax for federal purposes is considered. Variances from this rate in any given year are the result of certain items of income or expense not being included in or deducted from taxable income; and, from changes in the tax estimates of prior periods.

Yields Earned and Rates Paid

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. The use of monthly averages, rather than daily averages, does not materially affect the information in the table. Non-accruing loans have been included in the table as loans carrying a zero yield.





                                                                                         Year Ended June 30,
                                                               ---------------------------------------------------------------------
                                                                                1998                              1997
                                                               ---------------------------------------------------------------------
                                                                 Average        Interest             Average     Interest
                                                               Outstanding      Earned/   Yield/    Outstanding   Earned/     Yield/
                                                                 Balance        Paid      Rate       Balance      Paid         Rate
                                                               ---------------------------------------------------------------------
                                                                                         (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1) .....................................      $59,695      $ 4,681      7.84%      $53,903      $ 4,250      7.88%
 Mortgage-backed securities ..............................          318           23      7.23           383           27      7.05
 Investment securities ...................................        1,334           85      6.37         2,402          140      5.83
 FHLB stock ..............................................          510           37      7.25           510           37      7.25
 Other investments .......................................        4,624          255      5.51         3,382          204      6.03
                                                                -------      -------   -------       -------      -------   -------
  Total interest-earning assets(1)                              $66,481        5,081      7.64       $60,580        4,658      7.69
                                                                =======      -------                 =======      -------


Interest-Bearing Liabilities:
 Savings deposits ........................................      $ 5,737          181      3.15       $ 5,856          174      2.97
 Demand and NOW deposits .................................        9,520          273      2.87         9,745          309      3.17
 Certificate accounts ....................................       39,720        2,226      5.60        40,182        2,267      5.64
 Escrow deposits .........................................           97            5      5.15           115            6      5.22
 Borrowings ..............................................          583           37      6.35          --           --        --
                                                                -------      -------   -------       -------      -------   -------
  Total interest-bearing liabilities                            $55,657        2,722      4.89       $55,898        2,756      4.93
                                                                =======      -------                 =======
Net interest income.......................................                   $ 2,359                               $1,902
                                                                             =======                              =======
Net interest rate spread..................................                                2.75%                                2.76%
                                                                                       =======                              =======
Net earning assets........................................      $10,824                               $4,682
                                                                =======                              =======
Net yield on average
 interest-earning assets..................................                                3.55%                                3.14%
                                                                                       =======                              =======
Average interest-earning assets to
 average interest-bearing liabilities.....................                      1.19x                                1.08x
                                                                             =======                              =======

----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

     The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the dates indicated.


                                                                   At June 30,
                                                               -----------------
                                                               1998         1997
                                                               -----------------

    Weighted average yield on:
     Loans receivable......................................... 7.76%       7.89%
     Mortgage-backed securities............................... 7.04        7.52
     Investment securities.................................... ---         5.94
     Other interest-earning assets............................ 5.73        5.95
       Combined weighted average yield on
         interest-earning  assets............................. 7.63        7.71


    Weighted average rate paid on:
     Savings deposits......................................... 2.78        3.11
     Demand and NOW deposits.................................. 2.76        2.93
     Certificate accounts..................................... 5.79        5.71
     Other interest-bearing liabilities....................... 5.50        5.50
       Combined weighted average rate paid on interest-
         bearing liabilities.................................. 4.95        4.94

    Spread.................................................... 2.68        2.77

Rate Volume Analysis

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                                    Year  Ended June 30,
                                                        ----------------------------------------------------------------------------
                                                           1997  vs.   1998                            1996  vs.  1997
                                                        ----------------------------------------------------------------------------
                                                                Increase                              Increase
                                                               (Decrease)                            (Decrease)
                                                                Due to             Total               Due to               Total
                                                        --------------------     Increase      ---------------------       Increase
                                                          Volume      Rate       (Decrease)      Volume       Rate        (Decrease)
                                                        ----------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ....................................   $ 454        $ (23)       $ 431        $  68        $  25        $  93
 Mortgage-backed securities ..........................      (5)           1           (4)          (6)          (2)          (8)
 Investment securities ...............................     (68)          13          (55)        (169)           2         (167)
 Other ...............................................      71          (20)          51          (10)          25           15
                                                         -----        -----        -----        -----        -----        -----



   Total interest-earning assets .....................   $ 452        $ (29)         423        $(117)       $  50          (67)
                                                         =====        =====        -----        =====        =====        -----


Interest-bearing liabilities:
 Savings deposits ....................................     $(4)       $  11            7        $   8        $ (12)          (4)

 Demand and NOW deposits .............................      (7)         (29)         (36)           3          (11)          (8)
 Borrowings ..........................................      37           --           37           --           --           --
 Certificate accounts ................................     (25)         (16)         (41)        (169)        (134)        (303)
 Escrow deposits .....................................      (1)          --           (1)          (2)          --           (2)


   Total interest-bearing liabilities.. $ ............      --        $ (34)         (34)       $(160)       $(157)        (317)
                                                         =====        =====        -----        =====        =====        -----


Net interest income ..................................                             $ 457                                  $ 250
                                                                                   =====                                  =====

Asset/Liability Management

     Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument. Further, it is not currently subject to foreign currency exchange rate risk or commodity price risk. The stock in the FHLB of Atlanta does not have equity price risk because it is issued only to members and is redeemable for its $100 par value. The following table illustrates quantitative sensitivity to interest rate risk for financial instruments other than cash and cash equivalents, FHLB stock and demand deposit accounts for the Company as of June 30, 1998.


                                                         Maturing in Years Ended June 30,
                                      -------------------------------------------------------------------------
                                                 2000 &     2002 &    2004 -    2009 -
                                         1999     2001       2003      2008      2018     Thereafter   Total
                                      -------------------------------------------------------------------------
                                                              (Dollars in Thousands)
               Assets

Loans receivable:
   Amount ..........................   $16,989    $ 7,557    $3,435   $11,880    $16,368    $6,306   $62,535
   Average interest rate ...........      8.17%      7.13%     7.33%     7.30%      7.23%     7.54%     7.76%
Mortgage-backed securities:
   Amount ..........................      --         --        --        --          284      --         284
   Average interest rates ..........      --         --        --        --         7.04      --        7.04
Investment securities:
   Amount ..........................      --         --        --        --         --        --        --
   Average interest rates ..........      --         --        --        --         --        --        --


             Liabilities

Deposit Certificate Accounts:
   Amount ..........................    18,017     15,706     5,254      --         --        --      38,977
   Average interest rates ..........      5.37%      5.94%     5.92%     --         --        --        5.79%

     Qualitative Aspects of Market Risk. One of the Company's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Company has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest-rate sensitivity of the Company's assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Company has emphasized the origination of one- to three-year adjustable rate mortgage loans, balloon loans, short-term and adjustable-rate commercial loans, and consumer loans for retention in its portfolio.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Company's assets mature or reprice more quickly or to a greater extent than its liabilities, the Company's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Company's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Company's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

     The Company's Board of Directors has formulated an Interest Rate Risk Management Policy designed to promote long-term profitability while managing interest-rate risk. The Board of Directors has established an Asset/Liability Committee which consists primarily of the management team of the Company. This committee meets periodically and reports to the Board of Directors quarterly concerning asset/liability policies, strategies and the Company's current interest rate risk position. The committee's first priority is to structure and price the Company's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

     Management's principal strategy in managing the Company's interest rate risk has been to maintain short and intermediate term assets in the portfolio, including one and three year adjustable rate mortgage loans, as well as increased levels of commercial and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Company's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Company's liabilities or purchase securities that have adjustable rate provisions. The Company does not engage in hedging activities.

     In addition to shortening the average repricing of its assets, the Company has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities. This policy is blended with management's strategy for reducing the overall balance in certificate accounts in order to reduce the Company's interest expense.

     Net Portfolio Value. In order to encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis points ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Company's NPV at June 30, 1998, as calculated by the OTS, based on information provided to the OTS by the Company.

                                                                 NPV as % of
                                                               Portfolio Value
                            Net Portfolio Value                  of Assets
                            -------------------                  ---------
               Change
               in Rates  $Amount      $Change       %Change   NPV Ratio  %Change
               --------  -------      -------       -------   ---------  -------
                               (Dollars in  Thousands)

              +400      $ 7,383     $(4,193)         (36)%     11.78%    (5.07)%

              +300        8,547      (3,030)         (26)      13.30     (3.55)

              +200        9,691      (1,886)         (16)      14.71     (2.14)

              +100       10,749        (828)          (7)      15.95      (.90)

              Static     11,577          --           --       16.85        --

              (100)      12,093         516            4       17.35       .50

              (200)      12,153         576            5       17.29       .44

              (300)      12,255         678            6       17.28       .43

              (400)      12,514         938            8       17.45       .60


     In the above table, the first column on the left presents the basis points increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Company's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Company's percentage and percentage change in its NPV as a percentage of portfolio value of assets.

     Had it been subject to the IRR component at June 30, 1998 the Company would have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital of $46,000 would have been required. Although the OTS has informed the Company that it is not subject to the IRR component discussed above, the Company is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Company's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

     The Company's Board of Directors is responsible for reviewing the Company's asset and liability policies. The Board reviews interest rate risk and trends on a quarterly basis and liquidity, capital ratios and requirements, on a monthly basis. Management is responsible for administering the policies and determinations of the Board of Directors with respect to the Association's assets and liability goals and strategies.

     Notwithstanding its efforts with respect to asset/liability management, the Company remains subject to IRR, and expects that its profit margin will decrease if interest rates rise.

Liquidity and Capital Resources


     The primary investment activity of the Company is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 1998 and 1997 the Company originated loans for its portfolio in the amount of $16.5 million and $8.9 million, respectively. For the same two fiscal years, these activities were funded from repayments of $9.7 million and $7.2 million, respectively, and sales and participations of $711,000 and $1.3 million, respectively.

     The Company is required to maintain minimum levels of liquid assets under government regulations. The Company's liquid assets are determined by adding (1) cash on hand, (2) daily investable deposits, (3) U.S. Government agency obligations with maturities of less than five years and (4) accrued interest on unpledged liquid assets. The liquidity base is defined as net withdrawable accounts maturing in less than one year, plus short-term borrowings. The Company's liquidity ratio is determined by dividing the sum of the liquid assets for each calendar day in the current quarter by the liquidity base at the end of the preceding quarter multiplied by the number of calendar days in the current quarter.

     The  Company's  most  liquid  assets are cash and cash  equivalents,  which include short-term investments. At June 30, 1998 and 1997, cash and cash equivalents were $6.8 million and $2.4 million, respectively. In addition, the Company has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $5.7 million at June 30, 1998 (of which $4.2 million were jumbo certificates of deposit) and $5.7 million at June 30, 1997, or 10.6% and 10.2% of total deposits, respectively. The regulatory liquidity requirement for the Company is 4.0%. The Company has always met the liquidity requirements. The Company's eligible total liquidity ratios were 18.7% and 9.8%, respectively, at June 30, 1998 and 1997.

     Liquidity management for the Company is both an ongoing and long-term function of the Company's asset/liability management strategy. Excess funds, when applicable, generally are invested in overnight deposits at a correspondent bank and at the FHLB of Atlanta. Currently when the Company requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Atlanta. The Company has the ability to pledge its FHLB of Atlanta stock or certain other assets as collateral for such advances. Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Company's ability to acquire funds from the FHLB of Atlanta, the Company's liquidity is adequate.

     The Company has experienced a decline in total deposits since 1993 as a result of its asset/liability management strategies and market conditions as well as approximately $2 million being withdrawn by customers for purchase of the Company's stock. Since the conversion, total assets have increased and total loans have increased resulting in improved net yield on interest-earning assets. Management of the Company does not expect the decline in deposits to continue as marketing efforts are expanded to attract transaction accounts to replace higher costing certificate accounts; or, for there to be a negative impact on the Company's operations or liquidity. Further, certificate accounts in the amount of $18.0 million or 46.2% of total certificate accounts at June 30, 1998 mature within one year compared to $20.3 million or 50.3% at June 30, 1997. Management of the Company expects the majority of these accounts to renew with no material adverse effect on the Company's operations or liquidity.

                                                             Year Ended June 30,
                                                               1998        1997
                                                               ----        ----
                                                                (In Thousands)

     Net income............................................   $  518     $  134
     Adjustment to reconcile net income to net cash
      from operating activities............................      643        118
                                                              ------     ------
     Net cash provided from operating activities...........    1,161        252
     Net cash used in investing activities.................   (3,747)    (1,937)
     Net cash provided from (used in)
      financing activities.................................    7,057     (1,739)
                                                              ------     ------
     Net change in cash and cash equivalents...............    4,471     (3,424)
     Cash and cash equivalents at beginning of period......    2,377      5,801
                                                              ------     ------
     Cash and cash equivalents at end of period............   $6,848     $2,377
                                                              ======     ======

     The Company's principal sources of funds are deposits, loan repayments and prepayments, and other funds provided by operations. While scheduled loan repayments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The Company maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

     OTS regulations presently require the Association to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less in an amount equal to 4.0% of the sum of the Association's average daily balance of net withdrawable deposit accounts maturing in less than one year and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Association may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1998, the Association's regulatory liquidity was 18.7%. For the last five fiscal years, the Association was in compliance with such requirement and management believes that the Association's liquidity is adequate. It should be noted that the Association has an immediately accessible line of credit with the FHLB of Atlanta for $8.0 million. On June 30, 1998, the Association had commitments to originate fixed-rate commercial and residential loans totaling $619,000, and variable rate commercial and residential real estate mortgage loans totaling $661,000. Loan commitments are generally for 60 days. The Association considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs.

     The Association is required by OTS regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Association consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Association consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Association does not anticipate that it will be adversely affected if the core capital requirements regulations are amended as proposed.

     The following table summarizes the Association's regulatory capital requirements and actual capital at June 30, 1998. (See Note 11 of Notes to Consolidated Financial Statements for a reconciliation of capital under generally accepted accounting principles and regulatory capital amounts.)

                                                                                   Excess of Actual
                                                                                     Capital Over
                                                              Current                  Current
                                  Actual Capital             Requirement             Requirement
                                  --------------             -----------             -----------
                                                                                                               Asset
                              Amount       Percent      Amount      Percent       Amount       Percent         Total
                              ------       -------      ------      -------       ------       -------         -----
                                                             (Dollars  in   Thousands)
Tangible Capital..........    $9,430        14.0%       $1,011        1.5%        $8,419        12.5%         $67,415

Core Capital..............     9,430        14.0         2,022        3.0          7,408        11.0           67,415

Risk-based Capital........     9,708        25.6         3,040        8.0          6,668        17.6           37,994


Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Current Accounting Issues

     SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" was also issued in June 1997. This Statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The Statement, which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

Impact of the Year 2000

     The Company has conducted a comprehensive review of its computer systems to identify applications that could be affected by the "Year 2000" issue, and has developed an implementation plan to address the issue. The Company's data processing is performed by a service provider, however, software and hardware utilized in-house is under maintenance agreements with third party vendors, consequently the Company is very dependent on those vendors to conduct its business. The Company has already contacted each vendor to request time tables for Year 2000 compliance and expected costs, if any, to be passed along to the Company. To date, the Company has been informed that its primary service providers anticipate that all reprogramming efforts will be completed by December 31, 1998, allowing the Company adequate time for testing. Certain other vendors have not yet responded, however, the Company will pursue other options if it appears that these vendors will be unable to comply. Management does not currently expect its costs to have a significant impact on its financial position or results of operations, however, there can be no assurance that the vendors' systems will be Year 2000 compliant, consequently, the Company could incur incremental costs to convert to another vendor. The Company has identified certain of its hardware and software equipment that will not be Year 2000 compliant and intends to purchase new equipment and software prior to March 31, 1999. These capital expenditures are expected to total approximately $10,000.

                          Independent Auditor's Report



The Board of Directors
Wyman Park Bancorporation, Inc.
Lutherville, Maryland


We have audited the accompanying consolidated statements of financial condition of Wyman Park Bancorporation, Inc. and Subsidiaries as of June 30, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 1998. These consolidated financial statements are the responsibility of Wyman Park Bancorporation, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated statement of financial condition of Wyman Park Bancorporation, Inc. and Subsidiaries as of June 30, 1997 and the related statements of income, stockholders' equity and cash flows for the year ended June 30, 1997 were audited by other auditors whose report, dated July 18, 1997, expressed on those statements an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Bancorporation, Inc. and Subsidiaries at June 30, 1998, and the consolidated results of their operations and their cash flows for the year ended June 30, 1998, in conformity with generally accepted accounting principles.




Anderson Associates, LLP

July 24, 1998

                                                WYMAN PARK BANCORPORATION, INC.
                                                       AND SUBSIDIARIES
                                                    Lutherville, Maryland

                                          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                   JUNE 30, 1998 AND 1997
                                                                                            1998             1997
                                                                                            ----             ----
                      Assets
Cash and non-interest bearing deposits                                              $     206,303      $    461,268
Interest-bearing deposits in other banks                                                2,071,076         1,092,682
Federal funds sold                                                                      4,570,744           823,142
                                                                                    -------------      ------------
Total cash and cash equivalents (Notes 1 and 12)                                        6,848,123         2,377,092
Loans receivable, net (Notes 1, 4 and 12)                                              62,042,464        55,188,566
Mortgage backed securities held-to-maturity at amortized
 cost, fair value of $291,212 (1998) and $360,666 (1997)
 (Notes 1, 3 and 12)                                                                      283,715           356,187
Investment securities available-for-sale at fair value, amortized
  cost of $3,000,000 (1997) (Notes 1, 3 and 12)                                                --         2,992,500
Federal Home Loan Bank of Atlanta stock, at cost
 (Notes 2 and 12)                                                                         509,900           509,900
Accrued interest receivable (Note 5)                                                      328,934           337,394
Ground rents owned, at cost (Note 12)                                                     129,108           129,108
Property and equipment, net (Notes 1 and 6)                                               188,120           203,319
Prepaid expenses and other assets                                                          60,504            88,764
Federal and state income taxes receivable                                                     130                --
Deferred tax asset (Notes 1 and 8)                                                        150,019            58,506
                                                                                    -------------      ------------
Total assets                                                                        $  70,541,017      $ 62,241,336
                                                                                    =============      ============
                      Liabilities and Equity
Liabilities
   Demand deposits                                                                  $   5,611,764      $  5,892,975
   Money market and NOW accounts                                                        9,429,037         9,960,827
   Time deposits                                                                       38,977,347        40,241,530
                                                                                    -------------      ------------
Total deposits (Notes 7 and 12)                                                        54,018,148        56,095,332
   Checks outstanding in excess of bank balance                                           143,430                --
   Advance payments by borrowers for taxes,
     insurance and ground rents (Note 12)                                               1,368,467         1,240,877
   Accrued interest payable on savings deposits                                            17,495            18,994
   Accrued expenses and other liabilities                                                 448,120           120,151
   Federal and state income taxes payable                                                 279,073            16,163
                                                                                    -------------      ------------
Total liabilities                                                                      56,274,733        57,491,517
Commitments and contingencies (Notes 4, 6, 8, 9 and 12)

Stockholders' Equity
   Common stock, par value $.01 per share, authorized 2,000,000
     shares, issued and outstanding 1,011,713                                              10,117                --
   Additional paid-in capital                                                           9,704,005                --
   Contra equity - Employee Stock Ownership Plan (ESOP)                                  (720,090)               --
   Retained earnings, substantially restricted                                          5,272,252         4,754,419
   Net unrealized holding losses on investments available
     for sale                                                                                  --           (4,600)
                                                                                    -------------      ------------
Total stockholders' equity                                                             14,266,284         4,749,819
                                                                                    -------------      ------------
Total liabilities and stockholders' equity                                          $  70,541,017      $ 62,241,336
                                                                                    =============      ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             JUNE 30, 1998 AND 1997

                                                                       1998           1997
                                                                       ----           ----

Interest and fees on loans receivable                               $4,680,659     $4,250,470
Interest on mortgage-backed securities                                  23,301         26,733
Interest on investment securities                                       85,215        140,065
Interest on other investments                                          292,130        240,959
                                                                    ----------     ----------
Total interest income                                                5,081,305      4,658,227

Interest on savings deposits                                         2,679,815      2,749,541
Interest on Federal Home Loan Bank advances (short term)                37,394             --
Interest on escrow deposits                                              5,327          6,424
                                                                    ----------     ----------
Total  interest expense                                              2,722,536      2,755,965

Net interest income before provision for loan losses                 2,358,769      1,902,262
Provision for loan losses (Notes 1 and 4)                                8,000        145,000
                                                                    ----------     ----------
Net interest income                                                  2,350,769      1,757,262

Other Income
   Loan fees and service charges                                        59,831         48,284
   Gains on sales of loans receivable                                    6,518          5,816
   Other                                                                26,834         24,411
                                                                    ----------     ----------
Total other income                                                      93,183         78,511

General and Administrative Expenses
   Salaries and employee benefits                                      989,616        620,513
   Occupancy costs                                                      94,999         91,219
   Federal deposit insurance premiums (Note 11)                         35,112        461,177
   Data processing                                                      73,262         67,071
   Advertising                                                          52,770         63,145
   Franchise and other taxes                                            51,500         44,730
   Other                                                               299,640        267,225
                                                                    ----------     ----------
Total general and administrative expenses                            1,596,899      1,615,080

Income before tax provision                                            847,053        220,693

Provision for income taxes (Notes 1 and 8)                             329,220         86,888
                                                                    ----------     ----------

Net income                                                          $  517,833     $  133,805
                                                                    ==========     ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                      WYMAN PARK BANCORPORATION, INC.
                                                                             AND SUBSIDIARIES
                                                                           Lutherville, Maryland

                                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                 FOR THE YEARS ENDED JUNE 30, 1998 AND 1997



                                                                                                       Net Unrealized
                                                           Additional     Contra Equity                Holding Losses
                                               Common       Paid-In       Employee Stock   Retained    on Investments
                                               Stock         Capital      Ownership Plan    Earnings   Available for Sale    Total
                                               -----         -------      --------------    --------   ------------------    -----

Balance at June 30, 1996                  $       --     $       --     $       --      $  4,620,614   $    (21,830)   $  4,598,784
Net income                                        --             --             --           133,805           --           133,805
Adjustment to unrealized holding
 losses on available for sale
 securities                                       --             --             --              --           17,230          17,230
                                          ------------   ------------   ------------    ------------   ------------    ------------
Balance at June 30, 1997                          --             --             --         4,754,419         (4,600)      4,749,819
Proceeds from stock offering net
 of cost                                        10,117      9,662,936           --              --             --         9,673,053
Borrowings for Employee Stock
 Ownership Plan                                   --             --         (809,370)           --             --          (809,370)
Compensation under stock based
 benefit plan                                     --           41,069         89,280            --             --           130,349
Net income                                        --             --             --           517,833           --           517,833
Adjustment to unrealized holding
  losses on available for sale
 securities                                       --             --             --              --            4,600           4,600
                                          ------------   ------------   ------------    ------------   ------------    ------------
Balance at June 30, 1998                  $     10,117   $  9,704,005   $   (720,090)   $  5,272,252   $       --      $ 14,266,284
                                          ============   ============   ============    ============   ============    ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


                                                                            1998             1997
                                                                            ----             ----
Cash flows from operating activities
     Net income                                                        $   517,833        $   133,805
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Depreciation and amortization                                      62,158             59,693
         Non-cash compensation under Stock Based
          Benefit Plan                                                     130,349               --
         Deferred income tax provision (benefit)                           (94,413)           (95,712)
         Provision for loan losses                                           8,000            145,000
         Amortization of loan fees, premiums and
          discounts, net                                                   (88,909)           (88,311)
         Loss on disposal of property and equipment                           --                5,730
         Gain on sales of loans receivable                                  (6,518)            (5,816)
         Loans originated for resale                                      (710,700)              --
         Proceeds from sale of loans originated for resale                 717,218               --
         Decrease in accrued interest receivable                             8,460             12,083
         Decrease in prepaid expenses and other assets                      28,260             10,140
         Increase (decrease) in accrued expenses and
           other liabilities                                               327,969            (22,812)
         (Increase) decrease in federal and state income
          taxes receivable                                                    (130)            83,632
         Increase in federal and state income taxes payable                262,910             16,163
         Decrease in accrued interest payable on savings
          deposits                                                          (1,499)            (1,880)
                                                                       -----------        -----------
         Net cash provided by operating activities                       1,160,988            251,715
                                                                       -----------        -----------

Cash flows from investment activities
     Purchases of investment securities available for sale                    --           (1,000,000)
     Maturity of investment securities available for sale                3,000,000          1,000,000
     Net increase in loans receivable                                   (5,212,938)        (1,502,401)
     Purchases of loans receivable                                      (1,560,051)        (1,788,457)
     Sales of loans receivable                                                --            1,295,000
     Mortgage backed securities principal repayments                        72,472             67,822
     Purchases of property and equipment                                   (46,959)            (9,697)
     Sale of ground rents owned                                               --                1,021
                                                                       -----------        -----------
         Net cash provided by (used in) investing activities            (3,747,476)        (1,936,712)
                                                                       -----------        -----------

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                                                              1998                 1997
                                                                              ----                 ----
Cash flows from financing activities
     Net decrease in savings deposits                                     $(2,077,184)         $(1,773,481)
     Net increase in checks outstanding in excess
       of bank balance                                                        143,430                 --
     Increase in advance payments by borrowers
      for taxes, insurance and ground rents                                   127,590               34,324
     Net proceeds from issuance of common stock                             8,863,683                 --
                                                                          -----------          -----------
         Net cash provided by (used in) financing activities                7,057,519           (1,739,157)
                                                                          -----------          -----------

Net increase (decrease) in cash and cash equivalents                        4,471,031           (3,424,154)
Cash and cash equivalents at beginning of year                              2,377,092            5,801,246
                                                                          -----------          -----------
Cash and cash equivalents at end of year                                  $ 6,848,123          $ 2,377,092
                                                                          ===========          ===========

Supplemental information

         Interest paid on savings deposits and borrowed funds             $ 2,724,709          $ 2,751,421
                                                                          ===========          ===========

         Income taxes                                                     $   159,604          $    82,805
                                                                          ===========          ===========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Summary of Significant Accounting Policies

          Principles of Consolidation

               The accompanying consolidated financial statements for the year ended June 30, 1998 include Wyman Park Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, Wyman Park Federal Savings and Loan Association (the "Association") and W. P. Financial Corporation. All significant intercompany transactions have been eliminated. The Company is the holding company of the Association.

          Nature of Operations

               The Association operates as a thrift institution taking deposits from the general public and using those funds to promote home ownership by making real estate loans in its service area. The Association also engages in other forms of lending and investments. As such, the Association is subject to the inherent risk that borrowers will default and properties or other collateral will not be sufficient to recover the loan balance. The Association's sound lending policies have mitigated this risk and losses from loans have been minimal. The Association is also subject to the risk that severe changes in prevailing interest rates could cause impairment of its earnings capability and the fair value of its net assets. However, management's operating strategies combined with a relatively stable interest rate environment since the mid-1980's, have resulted in the Association being profitable and increasing its capital position.

          Basis of Presentation

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of investments in real estate. In connection with these determinations, management obtains independent appraisals for significant properties and prepares net realizable value analyses as appropriate.

               Management believes that the allowances for losses on loans and investments in real estate are adequate. While management uses available information to recognize losses on loans and investments in real estate, future additions to the allowances may be necessary based on changes in economic

WYMAN PARK BANCORPOATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1    Summary of Significant accounting Policies - Continued

          Basis of  Presentation  - Continued

          conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and investments in real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time to their examination.

          Investment Securities and Mortgage Backed Securities

               The Association's debt and equity securities are classified into two categories. Debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity and equity securities with readily determinable fair values are considered available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of retained earnings (net of tax effects). The Association does not invest in securities for trading purposes. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

               Premiums and discounts on investment and mortgage backed securities are amortized over the term of the security using the interest method. Gain or loss on sale of investments available-for-sale is reflected in income at the time of sale using the specific identification method.

          Property and Equipment

               Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

          Income Taxes

               Deferred income taxes result primarily because of temporary differences resulting from recognizing loan origination fees and costs in different periods for financial reporting purposes and income taxes purposes prior to January 1, 1994, depreciation methods, loan loss recognition, Federal Home Loan Bank (FHLB) stock dividends, and a deferred compensation agreement. The Association changed its method of accounting for loan origination fees and costs for tax purposes for all transactions occurring on or after July 1, 1994 to conform with the method utilized for financial reporting purposes.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1    Summary of Significant Accounting Policies - Continued

          Loan Fees

               Origination and commitment fees and direct origination costs are deferred and amortized to income over the contractual lives of the related loans using the interest method. Under certain circumstances, commitment fees are recognized over the commitment period or upon expiration of the commitment. Unamortized loan fees are recognized in income when the related loans are sold or prepaid.

               Origination and commitment fees and direct origination costs on loans originated for sale are deferred and recognized as a component of gain or loss at the time of sale.

          Provision for Loan Losses

               The provision for loan losses is determined based on management's review of the loan portfolio and analyses of the borrowers' ability to repay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current and prospective economic conditions and status of non-performing loans. Loans or portions thereof are charged-off when considered, in the opinion of management, uncollectible.

               Interest on potential problem loans is not accrued when, in the opinion of management, the full collection of principal or interest is in doubt. Any interest ultimately collected on such loans is recorded in income in the period of recovery.

               The Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by Statement No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively referred to as SFAS No. 114) addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. However, if a loan was restructured in a troubled debt restructuring involving a modification of terms before the effective date of this Statement and it is not impaired based on the terms specified by the restructuring agreement, a creditor may continue to account for the loan in accordance with the provisions of Statement No. 15, "Accounting for Troubled Debt Restructurings" prior to its amendment by this Statement.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1    Summary of Significant Accounting Policies - Continued

          Provision for Loan Losses - Continued

               SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

          Foreclosed Real Estate

               Real estate acquired through foreclosure is initially recorded at the lower of cost or estimated fair value, less estimated selling costs. Management periodically evaluates the carrying value of real estate owned and establishes a valuation allowance for declines in fair value, less estimated selling costs, below the initially recorded value. Costs relating to holding such real estate are charged against income in the current period, while costs relating to improving such real estate are capitalized until a saleable condition is reached.

          Earnings Per Share

               Basic and diluted earnings per share have not been presented since the Association converted to stock January 5, 1998 and such information would not be meaningful.

          Statement of Cash Flows

               For the purposes of the statement of cash flows, the Association considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of interest-bearing deposits and federal funds.

Note 2    Insurance of Savings Accounts and Related Matters

               The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund, insures deposits of account holders up to $100,000. The Association pays an annual premium to provide for this insurance. The Association is a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans, .3% of its total assets or 5% of its outstanding advances from the bank, whichever is greater. Purchases and sales of stock are made directly with the bank at par value.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3    Investment Securities

               Investment securities are summarized as follows:

                                                                        Gross              Gross
                                                   Amortized         Unrealized          Unrealized          Fair
                                                     Cost               Gains              Losses            Value
                                                     ----               -----              ------            -----
         Available-for-Sale Investments:

            June 30, 1998

               U.S. government and
                 agency securities                 $    --            $    --              $   --        $      --

            June 30, 1997

               U.S. government and
                 agency securities                   3,000,000             --               (7,500)         2,992,500

         Held-to-Maturity Securities:

               Mortgage backed securities are guaranteed by the Federal National
          Mortgage   Association  (FNMA)  or  the  Federal  Home  Loan  Mortgage
          Corporation (FHLMC) as follows:

            June 30, 1998
              FNMA                                    $  2,098          $     81              $--            $  2,179
              FHLMC                                    281,617             7,416               --             289,033
                                                      --------          --------              ---            --------
              Mortgage backed
               securities                             $283,715          $  7,497              $--            $291,212
                                                      ========          ========              ===            ========

            June 30, 1997

              FNMA                                    $  2,328          $     81              $--            $  2,409
              FHLMC                                    353,859             4,398               --             358,257
                                                      --------          --------              ---            --------
              Mortgage backed
               securities                             $356,187          $  4,479              $--            $360,666
                                                      ========          ========              ===            ========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3    Investment Securities - Continued

               The scheduled maturities of securities held-to-maturity and securities (other than equity securities) available-for-sale at June 30, 1998, were as follows:

                                                              Held-to-Maturity             Available-for-Sale
                                                              ----------------             ------------------
                                                         Amortized       Estimated    Amortized         Estimated
                                                           Cost         Fair Value       Cost           Fair Value
                                                        ----------      ----------    ----------        ----------
          Due in one year or less                       $      --       $      --      $     --         $     --
          Due from one to five years
          Mortgage backed securities                      283,715         291,212            --               --
                                                        ---------       ---------      --------         --------
                                                        $ 283,715       $ 291,212      $     --         $     --
                                                        =========       =========      ========         ========

               There were no sales of investment securities during the years ended June 30, 1998 and 1997.

Note 4    Loans Receivable

               Substantially all of the Association's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Association generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Association generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

               Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Association's primary lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4    Loans Receivable - Continued

             Loans receivable are summarized as follows at June 30:

                                                                                    1998                 1997
                                                                                -----------          -----------
          Loans secured by first mortgages on real estate:
             Residential - one-to-four family                                   $51,779,174          $46,345,319
             Residential - multi-family                                             361,994              210,587
             Commercial                                                           6,683,136            5,806,328
             Construction loans                                                          --              150,000
                                                                                -----------          -----------
          Total first mortgage loans                                             58,824,304           52,512,234
             Home equity lines-of-credit                                          3,390,206            3,183,895
             Home improvement loans                                                  12,183               16,358
             Loans secured by savings deposits                                      309,222              175,898
                                                                                -----------          -----------
                                                                                 62,535,915           55,888,385

              Less:  Undisbursed portion of loans in process                             --             (231,000)
                     Unearned loan fees, net                                       (215,451)            (198,819)
                     Allowance for loan losses                                     (278,000)            (270,000)
                                                                                -----------          -----------
          Loans receivable, net                                                 $62,042,464          $55,188,566
                                                                                ===========          ===========

          Average annual yield on loans receivable for
           the years ended June 30                                                     7.84%                7.88%
                                                                                ===========          ===========


               The following is a summary of non-performing loans and troubled debt restructuring as of June 30:

                                                                                    1998                1997
                                                                                    ----                ----
          Non-accrual loans                                                     $    25,296          $   176,349
          Troubled debt restructuring                                                    --                   --
                                                                                -----------          -----------
             Total non-performing loans and troubled
              debt restructuring                                                $    25,296          $   176,349
                                                                                ===========          ===========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4    Loans Receivable - Continued

               Loans are placed on non-accrual status when they become ninety days or more delinquent. Interest income on such loans is recognized only to the extent that payments have been received. The accrual of interest income on these loans is resumed only after the borrowers have taken steps to bring the loans current and management has reason to believe the loans are no longer impaired. The contractual amount of interest that would have been recorded on the above non-accrual loans at June 30, 1998 and 1997 was $1,270 and $4,472, respectively. Actual interest income recorded on such loans was $2,389 and $14,492 for the years ended June 30, 1998 and 1997, respectively. Non-accrual loans at June 30, 1998 and 1997 and for the years then ended were all residential mortgage loans not included within the scope of SFAS No.
          114. Accordingly, there were no allowances for loan losses established specifically for these loans.

               The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. Not included above in non-performing and restructured loans was $462,579 and $178,260 at June 30, 1998 and 1997, respectively, which had not yet become ninety days or more delinquent, but had been designated by management for additional collection and monitoring efforts.

               Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                                  1998                 1997
                                                  ----                 ----
          Balance at beginning of the year      $270,000             $125,000
          Provision for loan losses                8,000              145,000
          Charge-offs, net of recoveries            --                   --
                                                --------             --------
          Balance at end of the year            $278,000             $270,000
                                                ========             ========

               Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 1998, the Association had commitments to originate first mortgage loans on real estate and home equity loans exclusive of undisbursed loan funds of $1,279,700, of which $618,800 carry a fixed rate, ranging between 6.125% and 8%, based on the market rate at the date of commitment and $660,900 carry a variable rate of interest. At June 30, 1997, the Association had commitments to originate first mortgage loans on real estate and home equity loans, exclusive of undisbursed loan funds, of $1,821,100, of which $1,772,300 carry a fixed rate, ranging between 7% and 8.5%, based on the market rate at the date of commitment and $48,800 carry a variable rate of interest.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4    Loans Receivable - Continued

               For the years ended June 30, 1998 and 1997 the Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $5,755,244 and $5,464,623, respectively. Such commitments carry a floating rate of interest.

               Commitments for mortgage loans generally expire within six months and such loans and other commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon or may not be utilized, the total commitment amounts do not necessarily represent future cash requirements.

               Substantially all of the Association's outstanding commitments at June 30, 1998 are for loans which would be secured by real estate with appraised values in excess of the commitment amounts. The Association's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

               Loans serviced for others, which are not included in the Association's assets, were approximately $2,274,655 and $2,338,256 at June 30, 1998 and 1997, respectively. A fee is charged for such servicing based on the unpaid principal balances.

               In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the year ended June 30, 1998 are summarized as follows:

              Balance at June 30, 1997                      $423,716
              New loans                                      430,500
              Repayments                                     (65,104)
                                                            --------
              Balance at June 30, 1998                      $789,112
                                                            ========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5    Accrued Interest Receivable

               Accrued interest receivable is summarized as follows at June 30:

                                                         1998            1997
                                                       --------        --------
                 Loans receivable                      $308,231        $269,162
                 Mortgage backed securities               3,405           4,360
                 Investment securities                       --          57,688
                 Other                                   17,298           6,184
                                                       --------        --------
                                                       $328,934        $337,394
                                                       ========        ========

Note 6    Property and Equipment

               Property and equipment are summarized as follows at June 30:

                                                                       Estimated
                                                                       ---------
                                                                        Useful
                                            1998           1997          Lives
                                          --------       --------     ----------

     Buildings and improvements           $357,668       $357,668       23 years
     Furniture, fixtures and equipment     345,607        308,110     3-20 years
     Leasehold improvements                 81,499         75,220     5-10 years
                                          --------       --------
      Total at cost                        784,774        740,998
     Less accumulated depreciation
      and amortization                     596,654        537,679
                                          --------       --------
      Property and equipment, net         $188,120       $203,319
                                          ========       ========

               The provision for depreciation charged to operations for the years ended June 30, 1998 and 1997 amounted to $62,158 and $59,693, respectively. Depreciation is calculated on a straight line basis over the estimated useful life.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6    Property and Equipment - Continued

               The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2002, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 1998 are as follows:

                    Due in Year
                   Ended June 30,
                   --------------
                       1999                          $ 37,896
                       2000                            37,896
                       2001                            37,896
                       2002                            28,390
                   Subsequent to 2002                  21,600
                                                     --------
                        Total                        $163,678
                                                     ========

               Rent expense was $38,396 and $37,906 for the years ended June 30, 1998 and 1997, respectively.

Note 7    Deposits

               Time deposits are summarized as follows at June 30:

                                          1998                         1997
                                       -----------                  ----------
                                         Amount         %             Amount         %

Contractual maturity of Certificate
  Accounts from June 30:
   Under 12 months                     $18,017,936     46.2         $20,255,689     50.3
   12 to 24 months                      13,965,905     35.8           8,026,606     20.0
   24 to 36 months                       1,739,829      4.5           6,013,397     15.0
   36 to 48 months                       4,796,680     12.3           1,107,957      2.8
   48 to 60 months                         445,512      1.2           4,802,948     11.9
   Over 60 months                           11,485      0.0              34,933      0.0
                                       -----------    -----         -----------    -----
                                       $38,977,347    100.0         $40,241,530    100.0
                                       ===========    =====         ===========    =====

   Average annual rate on savings deposits
    for the year ended June 30                4.88%                        4.94%
                                              ====                         ====

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7    Deposits - Continued

               Interest expenses on savings deposits consists of the following for the years ended June 30:

                                                    1998                 1997
                                                 ----------           ----------
                 Certificates                    $2,225,469           $2,267,188
                 Passbook                           180,969              173,461
                 NOW and money market               273,377              308,892
                                                 ----------           ----------
                                                 $2,679,815           $2,749,541
                                                 ==========           ==========

               As of June 30, 1998 and 1997, the Association had customer deposits in savings accounts of $100,000 or more of approximately $5,715,858 and $5,680,377, respectively.

Note 8    Income Taxes

               The provision for income taxes consists of the following for the years ended June 30:

                                                    1998                 1997
                                                    ----                 ----
              Current:
                 Federal                          $346,898             $149,745
                 State                              76,735               32,855
                                                  --------             --------
                                                   423,633              182,600
                                                  --------             --------

              Deferred:
                 Federal                           (78,262)             (78,364)
                 State                             (16,151)             (17,348)
                                                  --------             --------
                                                   (94,413)             (95,712)
                                                  --------             --------

               Provision for income taxes         $329,220             $ 86,888
                                                  ========             ========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8    Income Taxes - Continued

               The net deferred tax asset at June 30, 1998 and 1997 consists of total deferred tax assets of $278,211 and $175,506, respectively, and deferred tax liabilities of $128,192 and $117,000, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                                1998                1997
                                                                ----                ----
Interest and fees on loans                                 $  36,508           $  51,392
Allowance for losses on loans                                107,364             104,274
Federal Home Loan Bank stock dividends                       (80,684)            (80,684)
Deferred compensation                                         13,989              16,940
Unrealized loss on investment securities                        --                 2,900
Tax bad debt reserve                                         (11,897)            (11,897)
Senior Executive Retirement Plan                             111,081                --
Other                                                        (26,342)            (24,419)
                                                           ---------           ---------
                                                           $ 150,019           $  58,506
                                                           =========           =========

               No valuation allowance has been provided against the net deferred tax asset at June 30, 1998 because the amount could be realized through a carryback against taxable income of prior years.

               A reconciliation between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory federal income tax rate is as follows for the years ended June 30:

                                                    1998                                1997
                                                    ----                                ----
                                                           Percent                            Percent
                                                          of Pretax                           of Pretax
                                           Amount          Income             Amount           Income
                                           ------          ------             ------           ------
Tax provision at statutory rate           $288,000          34.0%            $ 75,036           34.0%
State income taxes, net of
 federal income tax benefit                 39,745           4.7               10,235            4.6
 Other                                       1,475            .2                1,617            0.7
                                          --------          ----             --------           ----
                                          $329,220          38.9%            $ 86,888           39.3%
                                          ========          ====             ========           ====

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 8   Income Taxes - Continued

               Before 1996, the Association was able to use the most beneficial of either the percentage of income method or an experience method, similar to that used by commercial banks, to determine its tax deduction for bad debts under Section 593 of the Internal Revenue Code. Under provisions of the Small Business Protection Act of 1996,
          Section 593 was repealed. The new law also provided that cumulative bad debt deductions taken after 1987 (the base year) were to be recaptured as taxable income over a six-year period beginning in 1996. It further provided that the first installment of the recapture could be deferred for up to two years if a residential lending test is met. The Association did not meet this test in the year ended June 30, 1997. There was no material adverse effect on the Association's financial position or results of operations as a result of the new law. The Association qualifies as a small bank eligible to use the bank experience method for bad debt deductions. However, the deductions under this method are not expected to be as beneficial for determining the current tax provision as the method previously allowed.

               Retained earnings at June 30, 1998 include approximately $1,777,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carryback of net operation losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount is approximately $686,000.

Note 9    Pension Plan

               Substantially all employees of the Association are participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. The actuarial present value of benefit obligations and fair value of plan assets attributable to the Association are not available for this multi-employer plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 1998 and 1997 was $2,417 and $17,652, respectively.

               During the year ended June 30, 1998, the Association established a supplemental Executive Retirement Plan for the benefit of the President of the Association. As a result of this Plan, the Association incurred an expense of $287,625.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10   Common Stock and Stock Benefit Plan

               On June 18, 1997, the Board of Directors adopted a plan of conversion which provided for (i) the conversion of the Association from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association, the "Converted Association," and (ii) the concurrent formation of a holding company for the Converted Association, the "Company."

               A subscription offering of shares of the Company's capital stock was offered to eligible members, employees and officers of the Association at a price based on an appraisal by an independent appraisal firm. When the Conversion was completed, 1,011,713 shares of common stock were sold for a total price of $10,117,130. Costs associated with the Conversion totaling $444,077 were deducted from the sales price.

               At the time of the  Conversion,  the  Association  established  a liquidation account in the amount of $4,749,819, an amount equal to the Association's retained earnings as of June 30, 1997. The liquidation account is maintained for the benefit of eligible savings account holders who maintained their savings accounts in the Association after the Conversion. In the event of a complete liquidation (and only in such event), each eligible savings account holder would be entitled to receive a liquidation distribution from the liquidation account in an amount equal to the account holder's then interest in the liquidation account before any liquidation distribution may be made with respect to capital stock.

               The Company has no significant source of income other than dividends from the Association. As a result, the Company's dividends will depend primarily upon receipt of dividends from the Association.

               OTS regulations limit the payment of dividends and other capital distributions by the Association. The Association is able to pay dividends during a calendar year without regulatory approval to the extent of the greater of (i) an amount which will reduce by one-half its surplus capital ratio at the beginning of the year plus all its net income determined on the basis of generally accepted accounting principles for that calendar year, or (ii) 75% of net income for the last four calendar quarters.

               The Association is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement, the accumulated bad debt deduction, or the liquidation account described above.

WY
MAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10   Common Stock and Stock Benefit Plan - Continued

          Employee Stock Ownership Plan

               The  Association has established an Employee Stock Ownership Plan
          (ESOP) for its employees. On January 5, 1998 the ESOP acquired 80,937 shares of the Company's common stock in connection with the Association's conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees, in trust or allocated to the participants' accounts, and an annual contribution from the Association to the ESOP and earnings thereon.

               All employees of the Association who attain the age of 21 and complete twelve months of service with the Association will be eligible to participate in the ESOP. Participants will become 100% vested in their accounts after six years of service with the Association or, if earlier, upon death, disability or attainment of normal retirement age. Participants receive credit for service with the Association prior to the establishment of the ESOP.

               The Association recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans". As shares are committed to be released from collateral, the Association reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the year ended June 30, 1998 compensation expense recognized related to the ESOP and the Association's contribution to the ESOP was $130,349.

               The ESOP shares were as follows as of June 30:

                                                                         1998
                                                                         ----

             Shares released and allocated                                 8,928
             Unearned shares                                              72,009
                                                                      ----------
                                                                          80,937
                                                                      ==========

             Fair value of unearned shares                            $1,012,627
                                                                      ==========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11   Retained Earnings and Regulatory Matters

               The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Association meets all capital adequacy requirements to which it is subject.

               As of June 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category. The Association's actual capital amounts and ratios are also presented in the table.


                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                        For Capital                Prompt Corrective
                                           Actual                     Adequacy Purposes            Action Provisions
                                      -----------------               -----------------            -----------------
                                  Amount           Ratio           Amount           Ratio          Amount       Ratio
                                  ------           -----           ------           -----          ------       -----
 As of June 30, 1998:
   Total Capital (to Risk
    Weighted Assets)            $9,708,167         25.6%         $3,039,520         8.0%         $3,799,400     10.0%

   Tier I capital (to Risk
    Weighted Assets)             9,430,167         24.8%          1,519,760         4.0%          2,279,640      6.0%

   Tier I Capital (to
    Average Assets)              9,430,167         14.0%          2,696,600         4.0%          3,370,750      5.0%

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11   Retained Earnings and Regulatory Matters - Continued

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                                 For Capital                Prompt Corrective
                                                 Actual                       Adequacy Purposes             Action Provisions
                                        ---------------------                 -----------------             -----------------
                                         Amount         Ratio                Amount         Ratio           Amount       Ratio
                                         ------         -----                ------         -----           ------       -----
As of June 30, 1997:
 Total Capital (to Risk
  Weighted Assets)                       $5,024,419     14.6%              $2,747,520        8%          $3,434,400      10%
 Tier I capital (to Risk
  Weighted Assets)                        4,754,419     13.8%               1,373,760        4%           2,060,640       6%

 Tier I Capital (to
  Average Assets                          4,754,419      7.7%               2,461,062        4%           3,076,328       5%


               The  Association  also  exceeds  the  minimum  capital  standards required by the Office of Thrift  Supervision,  its primary regulator, as follows:
                                             Actual             Required Minimum        Excess
                                             ------             ----------------        ------

          As of June 30, 1998:
             Tangible capital              $9,430,167             $1,011,225          $8,418,942
             Core capital                   9,430,167              2,022,450           7,407,717
             Risk-based capital             9,708,167              3,039,520           6,668,647

          As of June 30, 1997:
             Tangible capital               4,754,419                934,000           3,820,419
             Core capital                   4,754,419              1,867,000           2,887,419
             Risk-based capital             5,024,419              2,748,000           2,276,419

               Total equity in accordance with generally accepted accounting principles (GAAP capital) is reconciled to regulatory capital as follows;

                                                                       Tangible              Core            Risk-Based
                                                                       Capital              Capital            Capital
                                                                       -------              -------            -------
           GAAP capital as of June 30, 1998                          $14,266,284         $14,266,284         $14,266,284
           Less:  Equity of parent company                            (4,836,117)         (4,836,117)         (4,836,117)

           Add:   Allowance for losses on loans
                      included in risk-based capital-
                      limited to 1.25% of risk-
                      weighted assets                                       --                  --               278,000
                                                                     -----------         -----------         -----------
           Regulatory capital as of June 30, 1998                    $ 9,430,167         $ 9,430,167         $ 9,708,167
                                                                     ===========         ===========         ===========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11   Retained Earnings and Regulatory Matters - Continued


                                                                 Tangible           Core              Risk-Based
                                                                  Capital          Capital              Capital
                                                                 --------          -------            ----------
          GAAP capital as of June 30, 1997                     $4,749,819       $4,749,819           $4,749,819
          Add:  Unrealized losses on available
                 for sale securities not included
                 in regulatory capital                              4,600            4,600                4,600

                Allowance for losses on loans
                 included in risk-based capital-
                 limited to 1.25% of risk-
                 weighted assets                                     --               --                270,000
                                                               ----------       ----------           ----------

          Regulatory capital as of June 30, 1997               $4,754,419       $4,754,419           $5,024,419
                                                               ==========       ==========           ==========

               The Economic Growth and Regulatory Paperwork Reduction Act of 1996 was signed into law on September 30, 1996. One major provision of the act was that institutions such as the Association, with deposits insured by the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF), were assessed a one time charge to recapitalize the SAIF. Subsequent regulations established the amount of this assessment at .657% of the institution's insured deposits as of March 31, 1995. The law also provided that the assessment would be deductible for tax purposes in the year it was paid. The Association paid its one-time assessment in the amount of $382,726 in November 1996. It is anticipated that future deposit insurance premiums will be less than those paid in the past because of the one-time assessment making the SAIF solvent.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12   Disclosures About Fair Value of Financial Instruments

               The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

               Cash and Cash Equivalents - For cash, non-interest bearing deposits, variable rate interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

               Securities - For marketable securities available for sale and mortgage backed securities, fair values are based on quoted market prices or dealer quotes.

               Loans Receivable - For fixed rate residential mortgages, fair value is based on computed present value of cash flows using weighted average term to maturity and weighted average rate of the Association's portfolio. For variable rate loans, the carrying amount is considered a reliable estimate of fair value.

               Ground Rents - The fair value of ground rents is estimated by management based on anticipated realization in the current market. Ground rents are peculiar to the Baltimore Metropolitan area. They carry a fixed interest rate of 6%. Consequently, the fair value varies with fluctuations in market interest rates. Although the fair value may never recover to the Association's carrying amount because ground rents do not have a stated maturity, any permanent decline in value will not be material to the Association's financial statements.

               Federal Home Loan Bank Stock - Because of the limited nature of the market for this instrument, the carrying amount is a reasonable estimate of fair value.

               Deposits Liabilities - The fair value of demand deposits, savings accounts and advance payments by borrowers for taxes, insurance and ground rents is the amount payable on demand at the reporting date. The fair value for certificate accounts is based on computed present value of cash flows using the rates currently offered for deposits of similar remaining maturities.

               Commitments - For commitments to originate loans and purchase F loans and mortgage backed securities, fair value considers the differences between current levels of interest rates and committed rates if any.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12   Disclosures About Fair Value of Financial Instruments - Continued

               The  estimated  fair  values  of  the   Association's   financial
          instruments as of June 30 are as follows:

                                                                  1998                                 1997
                                                         --------------------------         --------------------------
                                                         Carrying                           Carrying
                                                         Amount          Fair Value          Amount         Fair Value
                                                         ------          ----------          ------         ----------
          Financial Assets
             Cash and cash equivalents               $  6,848,123       $ 6,848,123       $ 2,377,092      $ 2,377,092
             Investment securities
              available-for-sale                               --                --         2,992,500        2,992,500
             Mortgage backed securities                   283,715           291,212           356,187          360,666

             Loans receivable                          62,320,464                --        55,458,566               --
                 Less: allowance for loan
                            losses                        278,000                --           270,000               --
                                                     ------------                        ------------
                                                       62,042,464        62,600,000        55,188,566       56,052,088

             Ground rents                                 129,108            77,465           129,108           77,465
              Federal Home Loan Bank
               of Atlanta stock                           509,900           509,900           509,900          509,900

          Financial Liabilities
           Savings deposits                            54,018,148        54,180,224        56,095,332       56,485,590
           Advance payments by
            borrowers for taxes,
            insurance and ground rents                  1,368,467         1,368,467         1,240,877        1,240,877

          Loan commitments                              7,034,944         7,034,944         7,285,723        7,285,723

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13   Condensed Financial Information (Parent Company Only)

               Information as to the financial position of Wyman Park Bancorporation, Inc. as of June 30, 1998 and results of operations and cash flows for the year ended June 30, 1998 is summarized below. During the year ended June 30, 1998, the parent did not receive any dividends from its subsidiary, the Association.


                                                                     June 30,
                                                                       1998
                                                                 --------------
              Statement of Financial Condition
                 Cash and non-interest bearing deposits          $    1,003,032
                 Federal funds sold                                   3,300,000
                 Loans receivable, net                                  728,433
                 Accrued interest receivable                                532
                 Equity in net assets of subsidiary                   9,430,167
                                                                 --------------

                                                                    $14,462,164
                                                                 ==============

              Accrued expenses and other liabilities             $      195,880

              Stockholders' equity                                   14,266,284
                                                                 --------------
                                                                    $14,462,164
                                                                 ==============

                   For the year ended June 30, 1998:

              Statement of Operations
                 Interest Income                                 $       35,387
                 Equity in net income of subsidiary                     518,243
                                                                 --------------
                 Total Income                                           553,630
                 General and administrative expenses                     35,797
                                                                 --------------
                 Net income before income taxes                         517,833
                 Provision for income taxes                                --
                                                                 --------------

                 Net income                                      $      517,833
                                                                 ==============

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13   Condensed Financial Information (Parent Company Only) - Continued

               For the year ended June 30, 1998:

          Statement of Cash Flows

          Cash Flows from Operating Activities:
             Net income                                                                              $  517,833
             Adjustment to Reconcile Net Income to Net Cash
             Provided by Operating Activities
                Equity in net income of subsidiary                                                     (518,243)
                Increase in accrued interest receivable                                                    (532)
                Increase in accrued expenses and other liabilities                                      195,880
                                                                                                     ----------
                   Net cash provided by operating activities                                            194,938

          Cash Flows from Investing Activities:
             Purchase of stock from subsidiary                                                       (4,836,527)
             Principal collected on loans                                                                80,938
                   Cash used by investing activities                                                 (4,755,589)

          Cash Flows from Financing Activities:
             Proceeds from sale of common stock                                                       8,863,683
                   Net cash provided by financing activities                                          8,863,683

          Increase in cash and cash equivalents                                                       4,303,032
          Cash and cash equivalents at beginning of year                                                     --
                                                                                                     ----------
          Cash and cash equivalents at end of year                                                   $4,303,032
                                                                                                     ==========

          Supplemental Disclosures of Cash Flows Information:

               There was no cash paid during the year ended June 30, 1998 for income taxes or interest.

          Loan receivable for common stock                                                              809,370
                                                                                                     ==========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14   Accounting Pronouncements With Future Effective Dates

               SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997. This Statement requires that comprehensive income - made up of all revenues, expenses, gains and losses - be reported and displayed in an entity's financial statements with the same prominence as its other financial statements. Currently, the only item that would be presented as a component of the Company's comprehensive income which is not also a component of its net income is the change during the year in unrealized gain or loss on available for sale securities. The Statement, which is effective for years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

               SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" was also issued in June 1997. This Statement requires that public business enterprises report financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker as a basis for allocating resources and assessing performance. It also requires those enterprises to report information about countries in which they do business and about major customers. The Statement, which is effective for financial statements for periods beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

               SFAS No. 132, "Employers Disclosures About Pensions and Other Postretirement Benefits" was issued in February 1998. This Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. The Statement, which is effective for fiscal years beginning after December 15, 1997, will not affect the Company's financial position or its results of operations.

               SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Company's financial position or its results of operations.

                WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARIES
                             STOCKHOLDER INFORMATION


ANNUAL MEETING

The annual meeting of stockholders will be held at 3:00 p.m., Lutherville, Maryland time, October 21, 1998, at the main office located at 11 West Ridgely Road, Lutherville, Maryland.

STOCK LISTING

The Company's stock is traded on the OTC Electronic Bulletin Board under the symbol "WPBC."

PRICE RANGE OF COMMON STOCK

The following table sets forth the high and low prices of the Company's common stock since it began trading on January 5, 1998. These prices do not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.

                                     High                 Low          Dividends
                                    --------------------------------------------

    March 31, 1998.........         $15 3/8               $15 1/8          N/A

    June 30, 1998..........          14 1/4                14              N/A

The Company has not declared any dividends during fiscal 1998. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 10 of the Notes to Financial Statements included in this report.

As of June 30, 1998, the Company had approximately 536 stockholders of record and 1,011,713 outstanding shares of common stock.

SHAREHOLDERS AND GENERAL INQUIRIES           TRANSFER AGENT

  Ernest A. Moretti, President and CEO         Registrar and Transfer Company
  Wyman Park Bancorporation, Inc.              10 Commerce Drive
  11 West Ridgely Road                         Cranford, New Jersey  07016
  Lutherville, Maryland  21093                 (908) 272-8511
  (410) 252-6450

ANNUAL AND OTHER REPORTS

The Company is required to file an annual report on Form 10-KSB for its fiscal year ended June 30, 1998, with the Securities and Exchange Commission. Copies of the Form 10-KSB annual report and the Company's quarterly reports may be obtained without charge by contacting:

         Ernest A. Moretti, President and CEO
         Wyman Park Bancorporation, Inc.
         11 West Ridgely Road
         Lutherville, Maryland  21093
         (410) 252-6450

                         WYMAN PARK BANCORPORATION, INC.
                              CORPORATE INFORMATION


COMPANY AND BANK ADDRESS

         11 West Ridgely Road                                 Telephone:        (410) 252-6450
         Lutherville, Maryland  21093                         Fax:              (410) 252-6744

DIRECTORS OF THE BOARD

Allan B. Heaver                                               John K. White
         Managing General Partner                                      Retired Executive Vice President and current
         of Heaver Properties                                          member of the Board of Directors of Baltimore
         Lutherville, Maryland                                         Life Insurance Company and Life of Maryland
                                                                       Insurance


Ernest A. Moretti.                                            John R. Beever
         President and Chief Executive Officer                         Chairman of the Board and President of
         of Wyman Park Bancorporation, Inc.                            John Dittmar & Sons, Inc.


H. Douglas Huether                                            Albert M. Copp
         President and Chairman of the Board                           Consultant for Woodhall Associates
         Independent Can Company


Gilbert D. Marsiglia, Sr.                                     Jay H. Salkin
         President of the real estate brokerage                        Senior Vice President - Branch Manager
         firm of Gilbert D. Marsiglia & Co., Inc.                      of Advest, Inc.


G. Scott Barhight.
         Partner in the law firm of Whiteford,
         Taylor & Preston, LLP.



             WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARY OFFICERS

Ernest A. Moretti.                                   Ronald W. Robinson
         President and Chief Executive Officer       Treasurer

Charmaine M. Snyder
         Secretary and Loan Servicing Manager


INDEPENDENT AUDITORS                                 SPECIAL COUNSEL

Anderson Associates, LLP                             Silver, Freedman & Taff, L.L.P.
7621 Fitch Lane                                      1100 New York Avenue, N.W.
Baltimore, Maryland 21236                            Washington, D.C.  20005
