Form 10KSB/A, Exhibit 13
period 1998-06-30
WYMAN PARK BANCORPORATION INC
filed 1999-05-04
CIK 1046354

EXHIBIT 13
                        ANNUAL REPORT TO SECURITY HOLDERS

                            Anderson Associates, LLP

                          Certified Public Accountants
                                 7621 Fitch Lane
                            Baltimore, Maryland 21236
                                  410-882-8050

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


/s/ Anderson Associates, LLP

July 24, 1998
Baltimore, Maryland

                                     Wooden
                                    & Benson
                                    Chartered
                          Certified Public Accountants



                          Independent Auditors' Report


The Board of Directors
Wyman Park Federal Savings and Loan
  Association and Subsidiary
Lutherville, Maryland


     We have audited the accompanying consolidated statements of financial condition of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Wooden & Benson

July 18, 1997
Baltimore, Maryland