Form 10KSB, Exhibit 13
period 1999-06-30
WYMAN PARK BANCORPORATION INC
filed 1999-09-27
CIK 1046354

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                     June 30,
                                                          ----------------------------------------------------------------
                                                              1999          1998         1997        1996        1995
                                                          ----------------------------------------------------------------
                                                                                  (In Thousands)
Selected Financial Condition Data:
Total assets............................................        $70,530      $70,541      $62,241    $63,866      $64,258
Loans receivable, net...................................         56,840       62,042       55,189     53,244       54,403
Mortgage-backed securities..............................            217          284          356        424          520
Investment securities...................................            ---          ---        2,993      2,964        5,920
Deposits................................................         58,008       54,018       56,095     57,871       58,474
Total equity............................................          8,029       14,266        4,750      4,599        4,277


                                                                         Year Ended June 30,
                                                      --------------------------------------------------
                                                        1999      1998       1997       1996      1995
                                                      --------------------------------------------------
                                                                       (In Thousands)
Selected Operations Data:
Total interest income................................  $5,106    $5,081     $4,658     $4,725     $4,788
Total interest expense...............................   2,686     2,722      2,756      3,073      2,891
                                                        -----     -----      -----      -----      -----
   Net interest income...............................   2,420     2,359      1,902      1,652      1,897
Provision for (recovery of) loan losses..............       5         8        145         25        (88)
                                                        -----     -----      -----      -----      -----
Net interest income after provision for loan losses..   2,415     2,351      1,757      1,627      1,985
Fees and service charges.............................      69        60         48         47         36
Gain on sales of loans, mortgage-backed securities
   and investment securities.........................      49         6          6         20         23
Other non-interest income............................      27        27         24         39         26
                                                        -----     -----      -----      -----      -----
Total non-interest income............................     145        93         78        106         85
Total non-interest expense...........................   1,555     1,597      1,614      1,278      1,361
                                                        -----     -----      -----      -----      -----
Income before taxes..................................   1,005       847        221        455        709
Income tax provision.................................     379       329         87        161        276
                                                        -----     -----      -----      -----      -----
Net income...........................................   $ 626     $ 518      $ 134      $ 294      $ 433
                                                        =====     =====      =====      =====      =====

                                                                              Year Ended June 30,
                                                        ---------------------------------------------------------
                                                          1999         1998       1997          1996       1995
                                                        ---------------------------------------------------------
Selected Financial Ratios and Other Data:
Performance Ratios:
   Return on assets (ratio of net income to average
      total assets).....................................     .87%        .77%        .22%         .46%       .67%
   Return on equity (ratio of net income to average
      equity)...........................................    4.64        5.49        2.87         6.56      10.52
   Interest rate spread information:
     Average during period..............................    2.49        2.75        2.76         2.26       2.70
     End of period......................................    2.36        2.68        2.77         2.19       2.25
   Net interest margin(1)...............................    3.40        3.55        3.14         2.63       2.98
   Ratio of operating expense to average total assets...    2.15        2.37        2.62         2.01       2.11
   Ratio of average interest-earning assets to
     Average interest-bearing liabilities...............  124.25      119.45      108.40       107.66     106.24
   Loans as a percentage of total assets................   80.59       87.95       88.67        83.37      84.66

Quality Ratios:
   Non-performing assets to total assets at end of           .00         .04         .28          .04        .30
     period.............................................
   Allowance for loan losses to non-performing loans....     ---    1,112.00      153.11       456.89      51.89
   Allowance for loan losses to loans receivable, net...     .50         .45         .49          .24        .18

Capital Ratios:
   Stockholders' equity to total assets at end of period   11.38(2)    20.28        7.64         7.24       6.73
   Average stockholders' equity to average assets.......   18.66       14.03        7.58         7.04       6.36

Other Data:
   Number of full-service offices.......................    2           2           2            2          2

--------
(1) Net interest income divided by average interest-earning assets.
(2) Stockholders' equity at end of period reflects special return of capital distribution.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                               PLAN OF OPERATIONS

Forward-Looking Statements

     When used in this filing and in future filings by Wyman Park Bancorporation, Inc. (the "Company") with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

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

Financial Condition

June 30, 1999 compared to June 30, 1998

     Total assets remained basically unchanged at $70.5 million at June 30, 1999 and June 30, 1998. Loan payoffs caused loans receivable to decrease by $5.2 million or 8.4% to $56.8 million at June 30, 1999 from $62.0 million at June 30, 1998. The $5.2 million decrease in loans receivable consisted of $4.3 million in residential real estate loans, $288,000 in commercial real estate loans and $690,000 in consumer loans. Cash and cash equivalents increased $5.3 million or 77.9%, to $12.1 million at June 30, 1999 from $6.8 million at June 30, 1998 primarily as a result of loan payoffs, increased savings deposits and increased borrowings, offset in part by the Company's special distribution to stockholders. Funds from loan payoffs were temporarily invested in cash equivalents during a period of low loan demand to obtain substantially comparable yields. Cash balances remained relatively high as the Company took advantage of decreasing rates in the market place to originate and sell mortgage loans in the secondary market.

     Total savings deposits increased approximately $4.0 million or 7.4%, to $58.0 million at June 30, 1999 from $54.0 million at June 30, 1998. The $4.0 million increase in savings deposits consisted of $2.8 million in money market and NOW accounts, $1.0 million in time deposits (certificates of deposit) and $200,000 in demand deposits. The increase in savings deposits is primarily the result of marketing efforts to attract transaction accounts and small commercial accounts.

     Total liabilities increased approximately $6.2 million or 11.0%, to $62.5 million at June 30, 1999 from $56.3 million at June 30, 1998. This increase was primarily the result of the $4.0 million increase in savings deposits and an increase of $2.7 million in borrowings, to partially fund the Company's special distribution to stockholders, offset by a decrease of $278,000 in Federal and state income taxes payable.

     Total stockholders' equity declined approximately $6.3 million or 44.1%, to $8.0 million at June 30, 1999 from $14.3 million at June 30, 1998. The decrease was primarily the result of the payment of a special return of capital distribution to stockholders of $5.4 million, the repurchase of 105,787 shares of the Company's stock of $1.2 million, the Company's Recognition and Retention Plan of $309,000, offset by net income of $626,000.

Operating Results

Comparison of Operating Results for the Years Ended June 30, 1999 and 1998

     Performance Summary. Net income for the year ended June 30, 1999 was approximately $626,000, an increase of $108,000, or 20.8% from net income of $518,000 for the year ended June 30, 1998. The increase was primarily due to an increase in net interest income of $61,000, a decrease in provision for loan losses of $3,000, an increase in non-interest income of $52,000 and a decrease in non-interest expense of $42,000, producing an increase in income before provision for income taxes of $158,000 to $1,005,000 for the year ended June 30, 1999 as compared to $847,000 for the year ended June 30, 1998. For the years ended June 30, 1999 and 1998, the returns on average assets were .87% and .77%, respectively, while the returns on average equity were 4.64% and 5.49%, respectively.

     Net Interest Income. Net interest income increased by approximately $61,000, or 2.6%, to $2,420,000 for the year ended June 30, 1999 from $2,359,000 for the year ended June 30, 1998. This reflects an increase of $25,000, or .5%, in interest income to $5,106,000 in fiscal 1999 from $5,081,000 in fiscal 1998, while interest expense was decreasing by $36,000, or 1.4%, to $2,686,000 in fiscal 1999 from $2,722,000 in fiscal 1998. The increase in net interest income arose primarily from the increase in the excess of the average balance of interest-earning assets over the average balance of interest-bearing liabilities.

     For the year ended June 30, 1999, the yield on average interest-earning assets was 7.18% compared to 7.64% for the year ended June 30, 1998. The cost of average interest-bearing liabilities was 4.69% for the year ended June 30, 1999, a decrease from 4.89% for the year ended June 30, 1998. The average balance of interest-earning assets increased by $4.7 million or 7.1%, to $71.2 million for the year ended June 30, 1999 from $66.5 million for the year ended June 30, 1998. The average balance of interest-bearing liabilities increased by $1.6 million or 2.9%, to $57.3 million for the year ended June 30, 1999, compared to $55.7 million for the year ended June 30, 1998.

     The interest rate spread decreased to 2.49% for the year ended June 30, 1999 from 2.75% for the year ended June 30, 1998 as the Company originated loans at the lower market rates and as higher yielding loans were refinanced at lower rates. The net interest margin decreased to 3.40% for the year ended June 30, 1999 from 3.55% for the year ended June 30, 1998.

     Provision for Loan Losses. During the year ended June 30, 1999, the Company recorded a provision for loan losses of $4,600 compared to $8,000 for the year ended June 30, 1998. During the year ended June 30, 1999, the Company's nonperforming loans decreased to zero from $25,000.

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

     Non-Interest Income. For the year ended June 30, 1999 non-interest income increased approximately $52,000 or 55.9%, to $145,000 from $93,000 for the year ended June 30, 1998. This increase is primarily due to an increase in loan fees and service charges of $9,000 and an increase in gains on sales of loans receivable of $43,000 as the Company took advantage of market place conditions to originate and sell mortgage loans during fiscal year 1999.

     Non-Interest Expense. Non-interest expense decreased $42,000 or 2.6%, to $1,555,000 for the year ended June 30, 1999 from $1,597,000 for the year ended June 30, 1998. This decrease was primarily due to a decrease in salaries and employee benefits of $112,000 or 11.3%, to $878,000 for the year ended June 30, 1999 from $990,000 for the year ended June 30, 1998, primarily due to the funding of a supplemental executive retirement plan in the year ended June 30, 1998. This decrease in non-interest expense was offset by an increase in professional services of $35,000 or 74.5% to $82,000 for the year ended June 30, 1999 from $47,000 for the year ended June 30, 1998, and an increase in other non-interest expense of $46,000 or 24.3% to $235,000 for the year ended June 30, 1999 from $189,000 for the year ended June 30, 1998, consisting primarily of contributions and employment agency fees.

     Income Taxes. The provision for income taxes increased by approximately $50,000 or 15.2%, to $379,000 for the year ended June 30, 1999 from $329,000 for the year ended June 30, 1998. This increase results from the corresponding $158,000 increase in income before the tax provision. The Company's effective tax rates were 37.7% and 38.9% for the years ended June 30, 1999 and 1998, respectively.

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

                                                                      Year Ended June 30,
                                        ---------------------------------------------------------------------------------
                                                        1999                                        1998
                                        -------------------------------------        ------------------------------------
                                           Average       Interest                   Average       Interest
                                         Outstanding     Earned/      Yield/      Outstanding      Earned/      Yield/
                                           Balance         Paid        Rate         Balance         Paid         Rate
                                           -------         ----        ----         -------         ----         ----
                                                                     (Dollars in Thousands)

   Interest-Earning Assets:
     Loans receivable(1).........         $    60,154    $   4,540     7.55%        $59,695        $4,681        7.84%
     Mortgage-backed securities..                 247           17     6.88             318            23        7.23
     Investment securities.......                 ---          ---      ---           1,334            85        6.37
     FHLB stock..................                 509           38     7.47             510            37        7.25
     Other investments...........              10,248          511     4.99           4,624           255        5.51
                                          -----------    ---------                  -------        ------
   Total interest-earning assets(1)       $    71,158    $   5,106     7.18         $66,481        $5,081        7.64
                                          ===========    =========     ====         =======        ======        ====

   Interest-Bearing Liabilities:
     Savings deposits............         $     5,727    $     187     3.27%        $ 5,737        $  181        3.15%
     Demand and NOW deposits.....              11,268          290     2.57           9,520           273        2.87
     Certificate accounts........              39,980        2,200     5.50          39,720         2,226        5.60
     Escrow deposits.............                  73            4     5.48              97             5        5.15
     Borrowings..................                 221            5     2.26(2)          583            37        6.35
                                          -----------    ---------                  -------        ------
   Total interest-bearing liabilities     $    57,269    $   2,686     4.69         $55,657        $2,722        4.89
                                          ===========    =========     ====         =======        ======        ====
   Net interest income...........                        $   2,420                                 $2,359
                                                         =========                                 ======
   Net interest rate spread......                                      2.49%                                     2.75%
                                                                       ====                                      ====
   Net earning assets............         $    13,889                               $10,824
                                          ===========                               =======
   Net yield on average
     interest-earning assets.....                                      3.40%                                     3.55%
                                                                       ====                                      ====
   Average interest-earning assets
     to average interest-bearing
     liabilities.................               1.24x                                 1.19x
                                                ====                                  ====

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2) Amounts reflect Company's short-term borrowing of $2.65 million on June 20, 1999 at an annual rate of 6.99%. For more information, see Note 8 of Notes to Consolidated Financial Statements.

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

                                                                 Year Ended June 30,
                                              1999 vs. 1998                          1998 vs. 1997
                                      ----------------------------------    -------------------------------
                                             Increase                              Increase
                                            (Decrease)           Total            (Decrease)         Total
                                              Due to            Increase            Due to          Increase
                                        Volume      Rate       (Decrease)       Volume      Rate   (Decrease)
                                        ------      ----       ----------       ------      ----   ----------
                                                                (Dollars in Thousands)
Interest-earning assets:
 Loans receivable.....................   $  34     $(175)        $(141)           $454      $(23)     $431
 Mortgage-backed securities...........      (5)       (1)           (6)             (5)        1        (4)
 Investment securities................     (85)                    (85)            (68)       13       (55)
 Other................................     287       (30)          257              71       (20)       51
                                         -----     -----         -----            ----      ----      ----
   Total interest-earning assets......   $ 231     $(206)        $  25            $452      $(29)     $423
                                         -----     -----         -----            ----      ----      ----
Interest-bearing liabilities:
 Savings deposits.....................   $ ---     $   6         $   6            $ (4)     $ 11      $  7
 Demand and NOW deposits..............      45       (28)           17              (7)      (29)      (36)
 Certificate accounts.................      14       (40)          (26)            (25)      (16)      (41)
 Escrow deposits......................      (1)      ---            (1)             (1)      ---        (1)
 Borrowings...........................      (8)      (24)          (32)              7       ---        37
                                         -----     -----         -----            ----      ----      ----
   Total interest-bearing liabilities.   $  50     $ (86)        $ (36)           $---      $(34)     $(34)
                                         -----     -----         -----            ----      ----      ----
Net interest income...................                           $  61                                $457
                                                                 =====                                ====

Asset/Liability Management

     Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument. Further, it is not currently subject to foreign currency exchange rate risk or commodity price risk. The stock in the FHLB of Atlanta does not have equity price risk because it is issued only to members and is redeemable for its $100 par value. The following table illustrates quantitative sensitivity to interest rate risk for financial instruments other than cash and cash equivalents, FHLB stock and demand deposit accounts for the Company as of June 30, 1999.

                                                           Maturing in Years Ended June 30,
                                             2001 &    2003 &       2005         2010
                                  2000       2002      2004         2009         2019     Thereafter    Total
                                  ----       ----      ----         ----         ----     ----------    -----
                                                                (Dollars in Thousands)
    Assets
    ------
Loans receivable:
   Amount.................      $10,517     $ 5,945    $4,430      $16,231      $15,825      $4,922    $57,870
   Average interest rate..        7.87%       6.87%     7.45%        6.94%        7.21%       7.04%      7.22%
Mortgage-backed securities:
   Amount.................                                                      $   217                $   217
   Average interest rates.                                                        6.46%                  6.46%
Investment securities:
   Amount.................
   Average interest rates.

    Liabilities
    -----------
Deposit Certificate Accounts:
   Amount.................      $24,812     $13,419    $1,804                                          $40,035
   Average interest rates.        5.60%       5.71%     5.34%                                            5.63%
Borrowings:
  Amount..................       $2,650                                                                $ 2,650
  Average interest rate...        6.99%                                                                  6.99%

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

     Net Portfolio Value. In order to encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis points ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Company's NPV at June 30, 1999, as calculated by the OTS, based on information provided to the OTS by the Company.

                                                              NPV as % of
                                                            Portfolio Value
                        Net Portfolio Value                    of Assets
              --------------------------------------    -----------------------
  Change                                                 NPV
 in Rates      $Amount      $Change       % Change      Ratio       % Change
 --------      -------      -------       --------      -----       --------
                          (Dollars in Thousands)

  +300         $8,201     ($2,972)           (27)%      12.10%       (3.46)%

  +200          9,279      (1,895)          (  17)       13.40       (2.15)

  +100         10,304        (869)             (8)       14.60        (.96)

 Static        11,173          ---             ---       15.56         ---

 (100)         11,732          559               5       16.13         .57

 (200)         11,976          802               7       16.31         .76

 (300)         12,116          942               8       16.38         .82

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

     Had it been subject to the IRR component at June 30, 1999 the Company would have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital of $53,500 would have been required. Although the OTS has informed the Company that it is not subject to the IRR component discussed above, the Company is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Company's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

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

Liquidity and Capital Resources

     The primary investment activity of the Company is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 1999 and 1998 the Company originated loans for its portfolio in the amount of $10.0 million and $16.5 million, respectively. For the same two fiscal years, these activities were funded from repayments of $14.2 million and $9.7 million, respectively, and sales and participations of $4.6 million and $711,000, respectively.

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

     The  Company's  most  liquid  assets are cash and cash  equivalents,  which include short-term investments. At June 30, 1999 and 1998, cash and cash equivalents were $12.1 million and $6.8 million, respectively. In addition, the Company has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $8.6 million at June 30, 1999 (of which $5.2 million were jumbo certificates of deposit) and $5.7 million at June 30, 1998, or 14.8% and 10.6% of total deposits, respectively. The regulatory liquidity requirement for the Company is 4.0%. The Company has always met the liquidity requirements. The Company's eligible total liquidity ratios were 29.3% and 18.7%, respectively, at June 30, 1999 and 1998.

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

     The Company's principal sources of funds are deposits, loan repayments and prepayments, short-term borrowings and other funds provided by operations. While scheduled loan repayments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions, and competition. The Company maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

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

Current Accounting Issues

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1999. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

Impact of the Year 2000

     The Company has conducted a comprehensive review of its environmental and computer systems to identify any potential risk associated with the Year 2000, and has developed an implementation plan to address the issues.

     The Company's data processing is performed by a service provider. Other support software, computer hardware and environmental controls, such as HVAC and alarm systems, utilized in-house are under maintenance agreements with third party vendors, consequently the Company is very dependent on these vendors to conduct its business. The Company has contacted each vendor to request time tables for Year 2000 compliance and expected costs, if any, to be passed along to the Company. To date, the Company has been part of a national testing of its service provider, and following the testing, the service provider has stated that their system is Year 2000 qualified. All software applications considered mission critical have been tested and are Year 2000 qualified. Other support software, although not considered mission critical, is being tested and Year 2000 qualified as vendors provide upgrades and instructions for testing. Environmental controls do not utilize date driven computer chips, and present no Year 2000 risk.

     The Company has developed a detailed Business Resumption and Contingency Plan. In the event that the Company can not function normally on the first business day of the Year 2000, the plan outlines contingency planning for both environmental and operational failures related to the

Year 2000. The Company has contracted with its service provider to reserve a seat at a disaster recovery site, in the worst-case event that the Company does not have electrical power on the first business day of the Year 2000, or for any extended period. The Company will also have year-end reports from its service provider, and can function manually for a limited time, using year-end balances. The Company has determined that, although more labor intense, functions performed by support software can be performed manually, if necessary. The Company previously identified certain hardware and equipment that was not Year 2000 compliant. This hardware and equipment has been replaced and the related capital expenditures totaled approximately $12,000 and have been included in the 1999 fiscal year results. Expenses related to Year 2000 are not expected to have a significant impact on the Company's financial position.

                          Independent Auditor's Report

The Board of Directors
Wyman Park Bancorporation, Inc.
Lutherville, Maryland

We have audited the accompanying consolidated statements of financial condition of Wyman Park Bancorporation, Inc. and Subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 1999. These consolidated financial statements are the responsibility of Wyman Park Bancorporation, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Bancorporation, Inc. and Subsidiaries at June 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the two years in the two year period ended June 30, 1999, in conformity with generally accepted accounting principles.

August 9, 1999
Baltimore, Maryland

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 1999 AND 1998

                                                                      1999             1998
                                                                      ----             ----
                      ASSETS

Cash and non-interest bearing deposits                            $    346,756    $    206,303
Interest bearing deposits in other banks                             7,068,548       2,071,076
Federal funds sold                                                   4,685,426       4,570,744
                                                                  ------------    ------------
Total cash and cash equivalents (Notes 1 and 13)                    12,100,730       6,848,123
Loans receivable, net (Notes 1, 4 and 13)                           56,839,675      62,042,464
Mortgage backed securities held-to-maturity at amortized
 cost, fair value of $217,971 (1999) and $291,212 (1998)
 (Notes 1, 3 and 13)                                                   216,663         283,715
Federal Home Loan Bank of Atlanta stock, at cost
 (Notes 2 and 13)                                                      508,500         509,900
Accrued interest receivable (Note 5)                                   292,175         328,934
Ground rents owned, at cost (Note 13)                                  122,600         129,108
Property and equipment, net (Notes 1 and 6)                            155,281         188,120
Federal and state income taxes receivable                               13,688             130
Deferred tax asset (Notes 1 and 9)                                     189,020         150,019
Prepaid expenses and other assets                                       92,056          60,504
                                                                  ------------    ------------
Total assets                                                      $ 70,530,388    $ 70,541,017
                                                                  ============    ============
                     LIABILITIES AND EQUITY

Liabilities
-----------
   Demand deposits                                                $  5,803,776    $  5,611,764
   Money market and NOW accounts                                    12,169,347       9,429,037
   Time deposits                                                    40,035,036      38,977,347
                                                                  ------------    ------------
Total deposits (Notes 7 and 13)                                     58,008,159      54,018,148
   Checks outstanding in excess of bank balance                             --         143,430
   Borrowings (Notes 8 and 13)                                       2,650,000              --
   Advance payments by borrowers for taxes,
     insurance and ground rents (Note 13)                            1,278,634       1,368,467
   Accrued interest payable on savings deposits                         20,148          17,495
   Accrued interest  on borrowings                                       5,038              --
   Federal and state income taxes payable                                  727         279,073
   Accrued expenses and other liabilities                              538,375         448,120
                                                                  ------------    ------------
Total liabilities                                                   62,501,081      56,274,733
Commitments and contingencies (Notes 4, 6, 9, 10 and 13)

Stockholders' Equity
--------------------
   Common stock, par value $.01 per share, authorized 2,000,000
     shares, issued 1,011,713 shares in 1999 and in 1998                10,117          10,117
   Additional paid-in capital                                        3,959,985       9,704,005
   Contra equity - Employee Stock Ownership Plan (ESOP)               (632,420)       (720,090)
   Retained earnings, substantially restricted                       5,891,389       5,272,252
   Treasury stock at cost, 105,787 shares in 1999                   (1,199,764)             --
                                                                  ------------    ------------
Total stockholders' equity                                           8,029,307      14,266,284
                                                                  ------------    ------------
Total liabilities and stockholders' equity                        $ 70,530,388    $ 70,541,017
                                                                  ============    ============

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             JUNE 30, 1999 AND 1998

                                                              1999        1998
                                                              ----        ----
Interest and fees on loans receivable                      $4,540,414   $4,680,659
Interest on mortgage backed securities                         16,824       23,301
Interest on investment securities                                  --       85,215
Interest on other investments                                 548,437      292,130
                                                           ----------    ---------
Total interest income                                       5,105,675    5,081,305

Interest on savings deposits                                2,677,149    2,679,815
Interest on Federal Home Loan Bank advances (short term)           --       37,394
Interest on borrowings                                          5,038           --
Interest on escrow deposits                                     4,008        5,327
                                                           ----------    ---------
Total interest expense                                      2,686,195    2,722,536

Net interest income                                         2,419,480    2,358,769
Provision for loan losses (Notes 1 and 4)                       4,600        8,000
                                                           ----------    ---------
Net interest income after provision for loan losses         2,414,880    2,350,769

Other Income
------------
   Loan fees and service charges                               69,132       59,831
   Gains on sales of loans receivable                          49,270        6,518
   Other                                                       26,752       26,834
                                                           ----------    ---------
Total other income                                            145,154       93,183

General and Administrative Expenses
-----------------------------------
   Salaries and employee benefits                             877,553      989,616
   Occupancy costs                                             94,342       94,999
   Federal deposit insurance premiums                          33,432       35,112
   Furniture and fixtures depreciation and maintenance         51,442       63,515
   Data processing                                             84,273       73,262
   Advertising                                                 42,439       52,770
   Franchise and other taxes                                   54,015       51,500
   Professional services                                       82,355       47,426
   Other                                                      234,915      188,699
                                                           ----------    ---------
Total general and administrative expenses                   1,554,766    1,596,899

Income before tax provision                                 1,005,268      847,053
Provision for income taxes (Notes 1 and 9)                    379,301      329,220
                                                           ----------    ---------
Net income                                                 $  625,967   $  517,833
                                                           ==========   ==========
Basic earnings per share                                   $     0.70   $      N/A
                                                           ==========   ==========
Diluted earnings per share                                 $     0.70   $      N/A
                                                           ==========   ==========

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                  Accumulated
                                          Additional  Contra Equity                  Other
                                 Common    Paid-In    Employee Stock  Retained   Comprehensive      Treasury
                                 Stock     Capital    Ownership Plan  Earnings      Income            Stock       Total
                                 -----     -------    --------------  --------      ------            -----       -----

Balance at June 30, 1997      $     --   $        --  $      --    $  4,754,419      $ (4,600)    $       --    $ 4,749,819
Proceeds from stock
 offering net of cost           10,117     9,662,936         --              --            --             --      9,673,053
Borrowings for Employee
 Stock Ownership Plan               --            --   (809,370)             --            --             --       (809,370)
Compensation under stock
 based benefit plan                 --        41,069     89,280              --            --             --        130,349
Comprehensive Income:
   Net income                       --            --         --         517,833            --             --             --
   Adjustment to unrealized
     holding losses on
     available for sale
     securities, net of
     taxes $2,900                   --            --         --              --         4,600             --             --
   Comprehensive income             --            --         --              --            --             --        522,483
                              --------   -----------  ---------    ------------    ----------   ------------    -----------
Balance at June 30, 1998        10,117     9,704,005   (720,090)      5,272,252            --             --     14,266,284
Purchase of 105,787 shares
 of common stock                    --            --         --              --            --     (1,199,764)    (1,199,764)
Compensation under stock
 based benefit plan,
 net of tax                         --        (5,797)    87,670              --            --             --         81,873
Deferred compensation -
 Recognition And Retention
 Plan ("RRP")                       --      (378,334)        --          (6,830)           --             --       (385,164)
Compensation under RRP              --        75,667         --              --            --             --         75,667
Special distribution
  ($6.00 per share)                 --    (5,435,556)        --              --            --             --     (5,435,556)
Net income                          --            --         --         625,967            --             --        625,967
                              --------  ------------  ---------    ------------    ----------   ------------    -----------
Balance at June 30, 1999      $ 10,117  $  3,959,985  $(632,420)   $  5,891,389    $       --   $ (1,199,764)   $ 8,029,307
                              ========  ============  =========    ============    ==========   ============    ===========

     The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                     1999            1998
                                                                     ----            ----
Cash flows from operating activities
     Net income                                                  $   625,967    $   517,833
     Adjustments to reconcile net income to net
       cash provided by operating activities
         Depreciation and amortization                                52,829         62,158
         Non-cash compensation under Stock Based
          Benefit and Bonus Plans                                    157,540        130,349
         Deferred income tax benefit                                 (39,001)       (94,413)
         Provision for loan losses                                     4,600          8,000
         Amortization of loan fees                                   (88,465)       (88,909)
         Gain on sales of loans receivable                           (49,270)        (6,518)
         Loans originated for resale                              (4,575,600)      (710,700)
         Proceeds from sale of loans originated for resale         4,624,870        717,218
         Decrease in accrued interest receivable                      36,759          8,460
         (Increase) decrease in prepaid expenses and
          other assets                                               (31,552)        28,260
         Increase in accrued expenses and other liabilities           90,255        327,969
         Increase in federal and state income taxes receivable       (13,558)          (130)
         (Decrease) increase in federal and state income
          taxes payable                                             (278,346)       262,910
         Increase (decrease) in accrued interest payable               7,691         (1,499)
                                                                 -----------    -----------
              Net cash provided by operating activities              524,719      1,160,988
                                                                 -----------    -----------
Cash flows from investment activities
-------------------------------------
     Maturity of investment securities available for sale                 --      3,000,000
     Net decrease (increase) in loans receivable                   5,286,654     (5,212,938)
     Purchases of loans receivable                                        --     (1,560,051)
     Mortgage backed securities principal repayments                  67,052         72,472
     Sale of Federal Home Loan Bank of Atlanta stock                   1,400             --
     Purchases of property and equipment                             (19,990)       (46,959)
     Sale of ground rents owned                                        6,508             --
                                                                 -----------    -----------
         Net cash provided by (used in) investing activities       5,341,624     (3,747,476)
                                                                 -----------     ----------

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1999 AND 1998

                                                                   1999             1998
                                                                   ----             ----
Cash flows from financing activities
------------------------------------
     Net increase (decrease) in savings deposits                $  3,990,011    $ (2,077,184)
     Net (decrease) increase in checks outstanding
       in excess of bank balance                                    (143,430)        143,430
     (Decrease) increase in advance payments by borrowers
      for taxes, insurance and ground rents                          (89,833)        127,590
     Increase in borrowings                                        2,650,000              --
     Net proceeds from issuance of common stock                           --       8,863,683
     Special distribution                                         (5,435,556)             --
     Repurchase common stock                                      (1,199,764)             --
     Common shares repurchased under Stock Bonus Plan               (385,164)             --
                                                                ------------    ------------
         Net cash provided by (used in) financing activities        (613,736)      7,057,519
                                                                ------------    ------------

Net increase in cash and cash equivalents                          5,252,607       4,471,031
Cash and cash equivalents at beginning of year                     6,848,123       2,377,092
                                                                ------------    ------------
Cash and cash equivalents at end of year                        $ 12,100,730    $  6,848,123
                                                                ============    ============
Supplemental information
------------------------
         Interest paid on savings deposits and borrowed funds   $  2,686,196    $  2,724,709
                                                                ============    ============
         Income taxes                                           $    732,411    $    159,604
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

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------
         Basis of Presentation
         ---------------------
               The accompanying consolidated financial statements for the year ended June 30, 1999 include Wyman Park Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, Wyman Park Federal Savings and Loan Association (the "Association") and W. P. Financial Corporation. All significant intercompany transactions have been eliminated. The Company is the holding company of the Association.

               The Association's primary business activity is the acceptance of deposits from the general public and using the proceeds for investments and loan originations. The Association is subject to competition from other financial institutions. The Association is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

               In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loans losses.

          Mortgage Backed Securities
          --------------------------

               Debt securities are classified as held to maturity and are recorded at amortized cost. Management has the positive intent and ability to hold the securities to maturity. Management does not invest in securities for trading purposes. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.

               Premiums and discounts on mortgage backed securities are amortized over the term of the security using the interest method. Gains and losses on the sale of investments and mortgage backed securities are determined using the specific identification method.

          Property and Equipment
          ----------------------
               Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------
         Income Taxes
         ------------
               Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence.

          Loans Receivable
          ----------------
               Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

               Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

               An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -  Summary of Significant Accounting Policies - Continued
          ------------------------------------------
          Loans Receivable - Continued
          ----------------

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

               Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

          Foreclosed Real Estate
          ----------------------

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

          Earnings Per Share
          ------------------

               The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" in 1999. This Standard establishes revised standards for computing and presenting earnings per share data ("EPS"). It requires dual presentation of "basic" and "diluted" EPS on the face of the statements of income and a reconciliation of the numerators and denominations used in the calculation of the "basic" and "diluted" EPS.

               Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Basic and

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 -  Summary of Significant Accounting Policies - Continued
          ------------------------------------------
          Earnings Per Share - Continued
          ------------------

          diluted earnings per share have not been presented for fiscal 1998 since the Association converted to stock form on January 5, 1998 and such information would not be meaningful. Information relating to the calculation of net income per share of common stock is summarized for the year ended June 30, 1999, as follows:

                                                                       1999
                                                                       ----
             Net income                                              $625,967
                                                                     ========

             Weighted Average Shares
               Outstanding used for basic EPS                         888,705
             Dilutive Items
               Stock options                                            5,430
               Unvested stock awards                                    1,737
                                                                      -------
             Adjusted weighted average shares outstanding
                used for dilutive EPS                                 895,872
                                                                      =======

          Statement of Cash Flows
          -----------------------

               For the purposes of the statement of cash flows, the Association considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of interest-bearing deposits and federal funds.

          Reclassification
          ----------------

               Certain prior years' amounts have been reclassified to conform to the current year's method of presentation.

Note 2 -  Insurance of Savings Accounts and Related Matters
          -------------------------------------------------

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

Note 3 -  Held-to-Maturity Securities:
          ---------------------------

               Mortgage backed securities are guaranteed by the Federal National
          Mortgage   Association  (FNMA)  or  the  Federal  Home  Loan  Mortgage
          Corporation (FHLMC) as follows:

                                  Gross      Gross
                     Amortized  Unrealized  Unrealized     Fair
                       Cost       Gains      Losses        Value
                       ----       -----      ------        -----
June 30, 1999
   FNMA              $  1,832   $     64    $  --       $  1,896
   FHLMC              214,831      1,244       --        216,075
                     --------   --------    -----       --------
   Mortgage backed
     securities      $216,663   $  1,308    $  --       $217,971
                     ========   ========    =====       ========

June 30, 1998
   FNMA              $  2,098   $     81    $  --       $  2,179
   FHLMC              281,617      7,416       --        289,033
                     --------   --------    -----       --------
   Mortgage backed
    securities       $283,715   $  7,497    $  --       $291,212
                     ========   ========    =====       ========

               There were no sales of investment securities or mortgage backed securities during the years ended June 30, 1999 and 1998.

Note 4 -  Loans Receivable
          ----------------

               Substantially all of the Association's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Association generally does not lend more than 95% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Association generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multi-family residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -  Loans Receivable - Continued
          ----------------

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

               Loans receivable are summarized as follows at June 30:

                                                          1999         1998
                                                          ----         ----
 Loans secured by first mortgages on real estate:
   Residential - one-to-four family                  $ 47,324,070  $ 51,779,174
   Residential - multi-family                             508,109       361,994
   Commercial                                           6,395,139     6,683,136
   Construction loans                                     621,000            --
                                                     ------------  ------------
Total first mortgage loans                             54,848,318    58,824,304
 Home equity lines-of-credit                            2,849,665     3,390,206
 Home improvement loans                                    13,323        12,183
 Loans secured by savings deposits                        150,695       309,222
 Overdraft lines of credit                                  8,008            --
                                                     ------------  ------------
                                                       57,870,009    62,535,915

    Less:  Undisbursed portion of loans in process       (528,500)           --
               Unearned loan fees, net                   (219,234)     (215,451)
               Allowance for loan losses                 (282,600)     (278,000)
                                                     ------------  ------------
 Loans receivable, net                               $ 56,839,675  $ 62,042,464
                                                     ============  ============

               The following is a summary of non-performing loans and troubled debt restructuring as of June 30:

                                                          1999         1998
                                                          ----         ----

          Non-accrual loans                            $     --    $  25,286
          Troubled debt restructuring                        --           --
                                                       --------    ---------

           Total non-performing loans and troubled
               debt restructuring                      $     --    $  25,296
                                                       ========    =========

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -  Loans Receivable - Continued
          ----------------

               Loans are placed on non-accrual status when they become ninety days or more delinquent. Interest income on such loans is recognized only to the extent that payments have been received. The accrual of interest income on these loans is resumed only after the borrowers have taken steps to bring the loans current and management has reason to believe the loans are no longer impaired. The contractual amount of interest that would have been recorded on the above non-accrual loans at June 30, 1998 was $1,270. Actual interest income recorded on such loans was $2,389 for the year ended June 30, 1998. Non-accrual loans at June 30, 1998 and for the year then ended were all residential mortgage loans not included within the scope of SFAS No. 114. Accordingly, there were no allowances for loan losses established specifically for these loans. The average non-accrual loan balance for the year ended June 30, 1999 was $30,243.

               The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. Not included above in non-performing and restructured loans was $191,957 and $462,579 at June 30, 1999 and 1998, respectively, which had not yet become ninety days or more delinquent, but had been designated by management for additional collection and monitoring efforts.

               Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                                        1999            1998
                                                        ----            ----
              Balance at beginning of the year       $278,000        $270,000
              Provision for loan losses                 4,600           8,000
              Charge-offs, net of recoveries               --              --
                                                     --------        --------
              Balance at end of the year             $282,600        $278,000
                                                     ========        ========

               Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 1999, the Association had commitments to originate first mortgage loans on real estate and home equity loans exclusive of undisbursed loan funds of $1,721,800, of which $1,360,800 carry a fixed rate, ranging between 6.125% and 7.125%, based on the market rate at the date of commitment and $361,000 carry a variable rate of interest. At June 30, 1998, the Association had commitments to originate first mortgage loans on real estate and home equity loans, exclusive of undisbursed loan funds, of $1,279,700, of which $618,800 carry a fixed rate, ranging between 6.125% and 8%, based on the market rate at the date of commitment and $660,900 carry a variable rate of interest.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 -  Loans Receivable - Continued
          ----------------

               For the years ended June 30, 1999 and 1998 the Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $6,333,776 and $5,755,244, respectively. Such commitments carry a floating rate of interest.

               Commitments for mortgage loans generally expire within six months and such loans and other commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon or may not be utilized, the total commitment amounts do not necessarily represent future cash requirements.

               Substantially all of the Association's outstanding commitments at June 30, 1999 are for loans, which would be secured by real estate with appraised values in excess of the commitment amounts. The Association's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

               Loans serviced for others, which are not included in the Association's assets, were approximately $1,983,280 and $2,274,655 at June 30, 1999 and 1998, respectively. A fee is charged for such servicing based on the unpaid principal balances.

               In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the years ended June 30, 1999 and 1998 are summarized as follows:

                    Balance at June 30, 1997                $423,716
                    New loans                                430,500
                    Repayments                               (65,104)
                                                            --------
                    Balance at June 30, 1998                 789,112
                    New loans                                175,000
                    Repayments                              (102,350)
                                                            --------
                   Balance at June 30, 1999                 $861,762
                                                            ========

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 -  Accrued Interest Receivable
          ---------------------------

               Accrued interest receivable is summarized as follows at June 30:

                                                    1999           1998
                                                    ----           ----
            Loans receivable                      $287,973       $308,231
            Mortgage backed securities               2,406          3,405
            Other                                    1,796         17,298
                                                  --------       --------
                                                  $292,175       $328,934
                                                  ========       ========

Note 6 -  Property and Equipment
          ----------------------

               Property and equipment are summarized as follows at June 30:

                                                                     Estimated
                                                                       Useful
                                           1999           1998         Lives
                                           ----           ----         -----

   Buildings and improvements             $357,668      $357,668     23 years
   Furniture, fixtures and equipment       311,043       345,607   3-20 years
   Leasehold improvements                   81,499        81,499   5-10 years
                                          --------      --------
      Total at cost                        750,210       784,774
   Less accumulated depreciation
      and amortization                     594,929       596,654
                                          --------      --------
      Property and equipment, net         $155,281      $188,120
                                          ========      ========

               The provision for depreciation charged to operations for the years ended June 30, 1999 and 1998 amounted to $52,829 and $62,158, respectively. Depreciation is calculated on a straight-line basis over the estimated useful life.

               The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2002, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 1999 are as follows:

                         Due in Year
                       Ended June 30,
                       --------------
                             2000                            $37,896
                             2001                             37,896
                             2002                             28,390
                             2003                             21,600
                       Subsequent to 2003                     21,600
                                                            --------
                              Total                         $147,382
                                                            ========

               Rent expense was $38,391 and $38,396 for the years ended June 30, 1999 and 1998, respectively.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 -  Deposits
          --------

               Time deposits are summarized as follows at June 30:

                                  1999                           1998
                         ---------------------         ----------------------
                           Amount          %              Amount          %
                           ------          -              ------          -
Contractual maturity of Certificate
Accounts from June 30:
----------------------
 Under 12 months         $24,811,614      62.0         $18,017,936      46.2
 12 to 24 months           8,481,519      21.2          13,965,905      35.8
 24 to 36 months           4,937,232      12.3           1,739,829       4.5
 36 to 48 months             491,394       1.2           4,796,680      12.3
 48 to 60 months           1,301,792       3.3             445,512       1.2
 Over 60 months               11,485       0.0              11,485       0.0
                         -----------   -------         -----------   -------
                         $40,035,036     100.0         $38,977,347     100.0
                         ===========   =======         ===========   =======

               Interest expenses on savings deposits consists of the following for the years ended June 30:

                                                 1999                 1998
                                                 ----                 ----

               Certificates                   $2,199,354           $2,225,469
               Passbook                          187,459              180,969
               NOW and money market              290,336              273,377
                                              ----------           ----------
                                              $2,677,149           $2,679,815
                                              ==========           ==========

               As of June 30, 1999 and 1998, the Association had customer deposits in savings accounts of $100,000 or more of approximately $8,620,665 and $5,715,858, respectively.

Note 8 -  Borrowings
          ----------

               At June 30, 1999, borrowings consist of a short-term adjustable rate note bearing interest of 6.99%. The interest rate is adjusted daily and is based on the LIBOR rate. The note is collateralized by 1,011,713 shares of the Association's stock.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 -  Income Taxes
          ------------

               The provision for income taxes consists of the following for the years ended June 30:

                                                       1999           1998
                                                       ----           ----
              Current:
                 Federal                             $341,911       $346,898
                 State                                 76,391         76,735
                                                     --------       --------
                                                      418,302        423,633
              Deferred:
                 Federal                              (31,934)       (78,262)
                 State                                 (7,067)       (16,151)
                                                     --------       --------
                                                      (39,001)       (94,413)

               Provision for income taxes            $379,301       $329,220
                                                     ========       ========

               The net deferred tax asset at June 30, 1999 and 1998 consists of total deferred tax assets of $289,256 and $278,211, respectively, and deferred tax liabilities of $100,236 and $128,192, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                          1999         1998
                                                          ----         ----
              Interest and fees on loans               $  21,947     $  36,508
              Allowance for losses on loans              109,140       107,364
              Federal Home Loan Bank stock dividends     (80,684)      (80,684)
              Deferred compensation                       12,767        13,989
              Tax bad debt reserve                        (7,932)      (11,897)
              Senior Executive Retirement Plan           119,705       111,081
              ESOP contribution                            2,600            --
              Stock Bonus Plan accrual                    12,177            --
              Other                                         (700)      (26,342)
                                                       ---------      --------
                                                       $ 189,020      $150,019
                                                       =========      ========

               No valuation allowance has been provided against the net deferred tax asset at June 30, 1999 because the amount could be realized through a carryback against taxable income of prior years.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 -  Income Taxes - Continued
          ------------

               A reconciliation between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory federal income tax rate is as follows for the years ended June 30:

                                             1999               1998
                                  ---------------------- ---------------------
                                               Percent                 Percent
                                              of Pretax               of Pretax
                                    Amount      Income     Amount       Income
                                    ------      ------     ------       ------
Tax provision at statutory rate   $ 341,791       34.0%  $ 288,000      34.0%
State income taxes, net of
  federal income tax benefit         45,754        4.6      39,745       4.7
 Other                               (8,244)      (0.9)      1,475       0.2
                                  ---------     ------   ---------    ------
                                  $ 379,301       37.7%  $ 329,220      38.9%
                                  =========     ======   =========    ======

               The Association was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income. Beginning July 1, 1996 the percentage of taxable income method of computing the Association's tax bad debt deduction is not longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at June 30, 1998 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at June 30, 1999 and 1998 include $1,777,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $686,000.

Note 10 - Pension Plan
          ------------

               Substantially all employees of the Association are participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. The actuarial present value of benefit obligations and fair value of plan assets attributable to the Association are not available for this multi-employer plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 1999 and 1998 was $9,843 and $2,417, respectively.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Pension Plan - Continued
          ------------

               During the year ended June 30, 1998, the Association established a supplemental Executive Retirement Plan for the benefit of the President of the Association. As a result of this Plan, the Association incurred expense for the years ended June 30, 1999 and 1998 of $22,330 and $287,625, respectively.

Note 11 - Common Stock and Stock Benefit Plans
          ------------------------------------

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

               OTS regulations limit the payment of dividends and other capital distributions by the Association. The Association is able to make capital distributions during a calendar year, without regulatory approval, to the extent of its net income for such year plus its retained net income for the preceding two years. The Association must obtain prior OTS approval to make capital distributions in excess of this amount.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Common Stock and Stock Benefit Plans - Continued
          ------------------------------------

               In addition to the above restriction on its capital distributions, the Association would not be able to pay dividends if Wyman Park would be classified as "undercapitalized" under OTS prompt corrective action regulations following the dividend or if the amount of the dividend would reduce the Association's retained earnings below its accumulated bad debt deduction or the liquidation amount described above.

               During fiscal 1999, the Company paid a special distribution of $6.00 per common stock share from funds retained by the Company in the conversion. Management anticipates that this will constitute a return of capital. Accordingly, the Company charged the return of capital distribution to additional paid-in-capital. Management believes the entire distribution should constitute a tax-free return of capital.

          Employee Stock Ownership Plan
          -----------------------------

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

               The Association recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans". As shares are committed to be released from collateral, the Association reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the year ended June 30, 1999 compensation expense recognized related to the ESOP and the Association's contribution to the ESOP was $104,166.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Common Stock and Stock Benefit Plans - Continued
          ------------------------------------

               The ESOP shares were as follows as of June 30:

                                                       1999
                                                       ----
             Shares released and allocated             17,065
             Unearned shares                           63,872
                                                     --------
                                                       80,937
                                                     ========
             Fair value of unearned shares           $435,128
                                                     ========

          Stock Option Plan
          -----------------

               The Company has a Stock Option Plan (the "Plan") whereby 198,729 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended June 30, 1999, the Company granted options to purchase 85,990 shares at a weighted average price of $11.00 per share. Such shares and fair value have been adjusted to 168,909 shares at a weighted average price of $5.60 for the effect of the special distribution that management anticipates will be a return of capital.

               The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's special distribution that management anticipates will constitute a return of capital.

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                      Shares           Price
                                                      ------           -----

              Outstanding at June 30, 1998                 --             --
              Granted                                 168,909          $5.60
                                                      -------

              Outstanding at June 30, 1999            168,909          $5.60
                                                      =======
              Exercisable at June 30, 1999             33,782
                                                      =======

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Common Stock and Stock Benefit Plans - Continued
          ------------------------------------

               SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Association to make certain disclosures as if the fair value method of accounting had been applied to the Association's stock option grants made subsequent to 1994. Accordingly, the Association estimated the grant date fair value of each option awarded in fiscal 1999 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 0%, risk-free interest rate of 4.71% and expected lives of 10 years. The assumption for expected volatility was 27.31%. Had 1999 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $2.43, the Association's net income would be reduced to proforma amount of $374,033. Proforma earnings, basic and diluted, per share would have been $.42 in fiscal 1999.

          Stock Bonus Plan
          ----------------

               The Company established a Recognition and Retention Plan (the "Stock Bonus Plan" or "RRP") to encourage directors, officers and key employees to remain in the service of the Association. Up to 40,469 shares of common stock may be awarded under the terms of the Stock Bonus Plan. Shares of common stock awarded under the plan vest in five equal annual installments beginning at the date of grant. On January 20, 1999, awards of 34,394 shares of common stock with a fair market value of $11.00 per share, were granted. The Association funded the purchase of 34,394 shares of its common stock at an average price of $11.17 to provide shares for distribution under the Stock Bonus Plan.

Note 12 - Retained Earnings and Regulatory Matters
          ----------------------------------------

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

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Retained Earnings and Regulatory Matters - Continued
          ----------------------------------------

               Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 1999, the Association met all capital adequacy requirements to which it is subject.

               As of June 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category. The Association's actual capital amounts and ratios are also presented in the table.

                                                                                           To Be Well
                                                                                        Capitalized Under
                                                                 For Capital            Prompt Corrective
                                      Actual                  Adequacy Purposes         Action Provisions
                              -----------------------        -------------------    ------------------------
                               Amount          Ratio         Amount        Ratio      Amount        Ratio
                               ------          -----         ------        -----      ------        -----

     As of June 30, 1999:
        Tangible (1)           $  9,849,962     14.0%      $1,058,000      1.5%     $      N/A       N/A%
        Tier I capital (2)        9,849,962     27.1%             N/A      N/A%      2,180,000       6.0%
        Core (1)                  9,849,962     14.0%       2,116,000      3.0%      3,527,000       5.0%
        Risk-weighted (2)        10,132,562     27.9%       2,907,000      8.0%      3,634,000      10.0%

     As of June 30, 1998:
        Tangible (1)           $  9,430,167     14.0%      $1,011,225      1.5%     $      N/A       N/A%
        Tier I capital (2)        9,430,167     24.8%             N/A      N/A%      2,279,640       6.0%
        Core (1)                  9,430,167     14.0%       2,696,600      4.0%      3,370,750       5.0%
        Risk-weighted (2)         9,708,167     25.6%       3,039,520      8.0%      3,799,400      10.0%

(1)  To adjusted total assets
(2)  To risk-weighted assets

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Retained Earnings and Regulatory Matters - Continued
          ----------------------------------------

               Total equity in accordance with generally accepted accounting principles (GAAP capital) is reconciled to regulatory capital as follows:

                                              Tangible           Core          Risk-Based
                                               Capital          Capital          Capital
                                               -------          -------          -------
GAAP capital as of June 30, 1999             $  8,029,307    $  8,029,307    $  8,029,307
Less:  Equity of parent company                 1,820,655       1,820,655       1,820,655

Add:       Allowance for losses on loans
           included in risk-based capital-
           limited to 1.25% of risk-
           weighted assets                             --              --         282,600
                                             ------------    ------------    ------------
Regulatory capital as of June 30, 1999       $  9,849,962    $  9,849,962    $ 10,132,562
                                             ============    ============    ============

GAAP capital as of June 30, 1998             $ 14,266,284    $ 14,266,284    $ 14,266,284
Less : Equity of parent company                (4,836,117)     (4,836,117)     (4,836,117)

Add:       Allowance for losses on loans
           included in risk-based capital-
           limited to 1.25% of risk-
           weighted assets                             --              --         278,000
                                             ------------    ------------    ------------
Regulatory capital as of June 30, 1998       $  9,430,167    $  9,430,167    $  9,708,167
                                             ============    ============    ============

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Disclosures About Fair Value of Financial Instruments
          -----------------------------------------------------

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

                   Borrowings - The fair value of short-term borrowings is the amount payable at the reporting date.

                   Commitments - For commitments to originate loans and purchase loans and mortgage backed securities, fair value considers the differences between current levels of interest rates and committed rates if any.

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Disclosures About Fair Value of Financial Instruments - Continued
          -----------------------------------------------------

               The  estimated  fair  values  of  the   Association's   financial
          instruments as of June 30 are as follows:

                                             1999                       1998
                                  -------------------------   ------------------------
                                    Carrying                    Carrying
                                     Amount      Fair Value      Amount       Fair Value
                                     ------      ----------      ------       ----------
Financial Assets
----------------
   Cash and cash
     Equivalents                  $12,100,730   $12,100,730   $ 6,848,123   $ 6,848,123
   Mortgage backed securities         216,663       217,971       283,715       291,212

   Loans receivable                57,122,275                  62,320,464
       Less: allowance for loan
               losses                 282,600                     278,000
                                  -----------                 -----------
                                   56,839,675    56,260,000    62,042,464    62,600,000

   Ground rents                       122,600        73,560       129,108        77,465
   Federal Home Loan Bank
     of Atlanta stock                 508,500       508,500       509,900       509,900

Financial Liabilities
---------------------
   Savings deposits                58,008,159    58,206,100    54,018,148    54,180,224
   Borrowings                       2,650,000     2,650,000            --            --
   Advance payments by
     borrowers for taxes,
     insurance and ground
     rents                          1,278,634     1,278,634     1,368,467     1,368,467

Loan commitments                           --     8,055,376            --     7,034,944

                        WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                             Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Accounting Pronouncements With Future Effective Dates
          -----------------------------------------------------

               SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, will not affect the Company's financial position or its results of operations.

               Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This Statement provides guidance on the financial reporting of start-up cost and organization cost. It requires costs of start-up activities and organization cost to be expensed as incurred. The "SOP" also requires the initial application to be reported as a cumulative effect of a change in accounting principle. This "SOP" which is effective for fiscal years beginning after December 15, 1998 will not affect the Company's financial position or results of operations.

                WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARIES
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 3:00 p.m., local time, on October 20, 1999, at the main office located at 11 West Ridgely Road, Lutherville, Maryland.

STOCK LISTING AND PRICE RANGE OF COMMON STOCK

The Company's stock is traded on the OTC Electronic Bulleting Board under the symbol "WPBC." Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

The source of this information is IDD Information Services.

                              High            Low              Dividends

    March 31, 1998           $16.00          $13.00           $    --
    June 30, 1998             15.25           14.00                --
    September 30, 1998        14.25           10.875               --
    December 31, 1998         12.875          10.00                --
    March 31, 1999            12.00           10.75                --
    June 30, 1999             14.25           6.625              6.00(1)
----------------------------
(1) Reflects a $6.00 per share return of capital distribution paid on June 21, 1999.

     Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 11 of the Notes to Financial Statements included in this report.

SHAREHOLDERS AND GENERAL INQUIRIES          TRANSFER AGENT

Ernest A. Moretti, President and CEO        Registrar and Transfer Company
Wyman Park Bancorporation, Inc.             10 Commerce Drive
11 West Ridgely Road                        Cranford, New Jersey 07016
Lutherville, Maryland 21093                 (908) 272-8511
(410) 252-6450

ANNUAL REPORTS ON FORM 10-KSB

The Company has filed an annual report on Form 10-KSB for its fiscal year ended June 30, 1999, with the Securities and Exchange Commission. Copies of the Form 10-KSB may be obtained without charge by contacting:

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

DIRECTORS OF THE BOARD

Allan B. Heaver                                                John K. White
    Managing General Partner of Heaver Properties                  Retired Executive Vice President and current
    Lutherville, Maryland                                          member of the Board of Directors of Baltimore Life
                                                                   Insurance Company and Life of Maryland Insurance

Ernest A. Moretti                                              John R. Beever
    President and Chief Executive Officer of Wyman Park            Retired Chairman of the Board and President of
    Bancorporation, Inc.                                           John Dittmar & Sons, Inc.

H. Douglas Huether                                             Albert M. Copp
    President and Chairman of the Board of Independent             Co-owner and President of Woodhall Wine Cellars
    Can Company                                                    Principal of Woodhall Associates

Gilbert D. Marsiglia, Sr.                                      Jay H. Salkin
    President of the real estate brokerage                         Senior Vice President - Branch Manager of Advest,
    firm of Gilbert D. Marsiglia & Co., Inc.                       Inc.

G. Scott Barhight
    Partner in the law firm of Whiteford, Taylor &
    Preston, L.L.P.

             WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARY OFFICERS

Ernest A. Moretti                                 Ronald W. Robinson
    President and Chief Executive Officer             Treasurer

Charmaine M. Snyder
    Secretary and Loan Servicing Manager

INDEPENDENT AUDITORS                              SPECIAL COUNSEL

Anderson Associates, L.L.P.                       Kutak Rock
7621 Fitch Lane                                   Suite 1000
Baltimore, Maryland 21236                         1101 Connecticut Avenue, N.W.
                                                  Washington, DC 20036