Form 10KSB, Exhibit 13
period 2000-06-30
WYMAN PARK BANCORPORATION INC
filed 2000-09-28
CIK 1046354

TABLE OF CONTENTS

Letter to Shareholders...........................................................................1

Selected Consolidated Financial Information......................................................2

Management's Discussion and Analysis or Plan of Operations.......................................4

Independent Auditor's Report....................................................................15

Consolidated Financial Statements

     Consolidated Statements of Financial Condition at June 30, 2000 and 1999...................16

     Consolidated Statements of Operations for the Years Ended June 30, 2000 and 1999...........17

     Consolidated Statements of Stockholders' Equity for the Years Ended
      June 30, 2000 and 1999....................................................................18

     Consolidated Statements of Cash Flows for the Years Ended June 30, 2000 and 1999...........19

     Notes to Consolidated Financial Statements.................................................21

Stockholder Information.........................................................................42

Corporate Information...........................................................................43

                           LETTER TO OUR SHAREHOLDERS


September 29, 2000


To our Shareholders:

The directors, officers and staff of Wyman Park Bancorporation, Inc. are pleased to provide you with our third Annual Report. Since becoming a public company on January 8, 1998, we have accomplished two strategic goals to maximize shareholder value. These were the payment of a six dollar per share return of capital dividend, which returned to shareholders a full 60% of their original investment through our initial public offering, and the repurchase, as of June 30, 2000, of 147,381 shares of our stock in the open market as part of our ongoing stock repurchase plan. We plan to continue to repurchase our stock at prices that reflect market values.

Earnings for the fiscal year ended June 30, 2000 were $436,000 or $0.54 diluted earnings per share, as compared to $626,000 or $0.70 per share for the prior fiscal year, a decrease of $190,000 or 30.4%. The decrease in income resulted primarily from the Company's payment of a special return of capital dividend of approximately $5.4 million at the end of fiscal year 1999, which significantly reduced the amount of the Company's earning assets during fiscal year 2000 and therefore reduced its interest income. The Company had assets of $68.8 million and total shareholders' equity of $8.6 million as of June 30, 2000. You will find a detailed description of the 2000 fiscal year financial results of your Company contained in the audited consolidated Financial Statements and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operation.

In our message to you last year, there was much discussion concerning Y2K readiness and we are pleased to inform you that your Bank was open for business as usual on Monday, January 3, 2000 without any disruption related to Y2K. As with all other financial institutions throughout the nation, we will continue to monitor for Y2K issues throughout 2000.

Our newly formed commercial non-real estate department has allowed us to market our products to a new customer base and better serve our existing customers. Our goal is to improve our mix of residential/commercial loans to increase our asset yield.

We continue to update our Website to keep information fresh and informative. For the convenience of our shareholders and customers, a link to obtain our most recent stock quote is available, as well as online loan applications and current products and rates. Please visit us at www.wymanpark.com.

We would like to thank our dedicated employees for their loyalty and service to Wyman Park Federal Savings & Loan Association and to the customers we serve. The key to your Bank's success is the personal relationship that we maintain with our customers. As always, we wish to thank our shareholders for your past and continued support that has made it possible for us to prosper.

Sincerely yours,

/s/ Ernest A. Moretti        /s/  Allan B. Heaver

Ernest A. Moretti            Allan B. Heaver
President/CEO                Chairman of the Board

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                       June 30,
                                                          ----------------------------------------------------------------
                                                              2000          1999         1998        1997        1996
                                                          ----------------------------------------------------------------
                                                                                  (In Thousands)
Selected Financial Condition Data:
---------------------------------
Total assets............................................    $68,840       $70,530      $70,541     $62,241      $63,866
Loans receivable, net...................................     65,224        56,840       62,042      55,189       53,244
Mortgage-backed securities..............................        174           217          284         356          424
Investment securities...................................        ---           ---          ---       2,993        2,964
Deposits................................................     55,347        58,008       54,018      56,095       57,871
Total equity............................................      8,607         8,029       14,266       4,750        4,599

                                                                                   Year Ended June 30,
                                                          ----------------------------------------------------------------
                                                              2000           1999         1998        1997        1996
                                                          -------------- ------------ ------------ ---------- ------------
                                                                                  (In Thousands)
Selected Operations Data:
------------------------
Total interest income...................................      $4,779          $5,106       $5,081     $4,658       $4,725
Total interest expense..................................       2,617           2,686        2,722      2,756        3,073
                                                          -------------- ------------ ------------ ---------- ------------
   Net interest income..................................       2,162           2,420        2,359      1,902        1,652
Provision for (recovery of) loan losses.................           3               5            8        145           25
                                                          -------------- ------------ ------------ ---------- ------------
Net interest income after provision for loan losses.....       2,159           2,415        2,351      1,757        1,627
Fees and service charges................................          87              69           60         48           47
Gain on sales of loans, mortgage-backed securities
   and investment securities............................          --              49            6          6           20
Other non-interest income...............................          25              27           27         24           39
                                                          -------------- ------------ ------------ ---------- ------------
Total non-interest income...............................         112             145           93         78          106
Total non-interest expense..............................       1,557           1,555        1,597      1,614        1,278
                                                          -------------- ------------ ------------ ---------- ------------
Income before taxes.....................................         714           1,005          847        221          455
Income tax provision....................................         278             379          329         87          161
                                                          -------------- ------------ ------------ ---------- ------------
Net income..............................................       $ 436           $ 626        $ 518      $ 134         $294
                                                          ============== ============ ============ ========== ============

                                                                                    Year Ended June 30,
                                                          ------------------------------------------------------------------------
                                                              2000           1999           1998          1997           1996
                                                          -------------- -------------- ------------- -------------- -------------

Selected Financial Ratios and Other Data:
----------------------------------------
Performance Ratios:
   Return on assets (ratio of net income to
   average total assets)................................        0.65%          0.87%         0.77%          0.22%         0.46%
   Return on equity (ratio of net income to average
      equity)...........................................        5.25           4.64          5.49           2.87          6.56
   Interest rate spread information:
     Average during period..............................        2.64           2.49          2.75           2.76          2.26
     End of period......................................        2.68           2.36          2.68           2.77          2.19
   Net interest margin(1)...............................        3.28           3.40          3.55           3.14          2.63
   Ratio of operating expense to average total assets...        2.34           2.15          2.37           2.62          2.01
   Ratio of average interest-earning assets to
     Average interest-bearing liabilities...............      116.13         124.25        119.45         108.40        107.66
   Loans as a percentage of total assets................       94.75          80.59         87.95          88.67         83.37

Quality Ratios:
   Non-performing assets to total assets at end of
     period.............................................         --             --            .04            .28           .04
   Allowance for loan losses to non-performing loans....         --             --       1,112.00         153.11        456.89
   Allowance for loan losses to loans receivable, net...        0.44           0.50          0.45           0.49          0.24

Capital Ratios:
   Stockholders' equity to total assets at end of period       12.50          11.38(2)      20.28(3)        7.64          7.24
   Average stockholders' equity to average assets.......       12.47          18.66         14.03           7.58          7.04

Other Data:
   Number of full-service offices.......................           2              2             2              2             2

-------------------
(1)  Net Interest income divided by average interest-earning assets.
(2) Stockholders' equity at end of period reflects special return of capital distribution
(3) Increase from prior fiscal year reflects Company's initial public offering consummated in January 1998 in which $10.1 million was raised.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

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

Financial Condition

June 30, 2000 compared to June 30, 1999

     Total assets decreased $1.7 million or 2.4% to $68.8 million at June 30, 2000 from $70.5 million at June 30, 1999. Loans receivable increased by $8.4 million or 14.8% to $65.2 million at June 30, 2000 from $56.8 million at June 30, 1999. The $8.4 million increase in loans receivable consisted of $5.9 million in residential real estate loans, $1.3 million in commercial real estate loans, $1.0 million in commercial non-real estate loans and $180,000 in consumer loans. Cash and cash equivalents decreased $10.0 million or 82.6%, to $2.1 million at June 30, 2000 from $12.1 million at June 30, 1999 primarily as a result of increased loan production and a decrease in savings deposits.

     Total savings deposits decreased $2.7 million or 4.7%, to $55.3 million at June 30, 2000 from $58.0 million at June 30, 1999. The $2.7 million decrease in savings deposits consisted of $3.1 million in money market and NOW accounts and $200,000 in demand deposits, offset by an increase of $600,000 in time deposits (certificates of deposit). The decrease in savings deposits is primarily the result of withdrawals of liquid deposits which management believes resulted from the shift by customers of their more liquid funds into alternative, higher-yielding investments at other financial service companies.

     Total liabilities decreased approximately $2.3 million or 3.7%, to $60.2 million at June 30, 2000 from $62.5 million at June 30, 1999. This decrease was primarily the result of the $2.7 million decrease in savings deposits and an increase of $400,000 in borrowings.

Operating Results

Comparison of Operating Results for the Years Ended June 30, 2000 and 1999

     Performance Summary. Net income for the year ended June 30, 2000 was approximately $436,000, a decrease of $190,000, or 30.4% from net income of $626,000 for the year ended June 30, 1999. The decrease was primarily due to a decrease in net interest income of $258,000 and a decrease in non-interest income of $33,000 producing a decrease in income before provision for income taxes of $291,000 to $714,000 for the year ended June 30, 2000 as compared to $1,005,000 for the year ended June 30, 1999. For the years ended June 30, 2000 and 1999, the returns on average assets were 0.65% and 0.87%, respectively, while the returns on average equity were 5.25% and 4.64%, respectively.

     Net Interest Income. Net interest income decreased by approximately $258,000, or 10.7%, to $2,162,000 for the year ended June 30, 2000 from
$2,420,000 for the year ended June 30, 1999. This reflects a decrease of $327,000, or 6.4% in interest income to $4,779,000 in fiscal 2000 from $5,106,000 in fiscal 1999, while interest expense was decreasing by $69,000, or 2.6%, to $2,617,000 in fiscal 2000 from $2,686,000 in fiscal 1999. The decrease in net interest income arose primarily from the decrease in the excess of the average balance of interest-earning assets over the average balance of interest-bearing liabilities.

     For the year ended June 30, 2000, the yield on average interest-earning assets was 7.25% compared to 7.18% for the year ended June 30, 1999. The cost of average interest-bearing liabilities was 4.61% for the year ended June 30, 2000, a decrease from 4.69% for year ended June 30, 1999. The average balance of interest-earning assets decreased by $5.3 million or 7.4%, to $65.9 million for the year ended June 30, 2000 from $71.2 million for the year ended June 30, 1999. The average balance of interest-bearing liabilities decreased by $500,000 or 0.9%, to $56.8 million for the year ended June 30, 2000, compared to $57.3 million for the year ended June 30, 1999.

     The interest rate spread increased to 2.64% for the year ended June 30, 2000 from 2.49% for the year ended June 30, 1999 as the Company originated loans at higher market rates. The net interest margin decreased to 3.28% for the year ended June 30, 2000 from 3.40% for the year ended June 30, 1999.

     Provision for Loan Losses. During the year ended June 30, 2000, the Company recorded a provision for loan losses of $2,400 compared to $4,600 for the year ended June 30, 1999. During the year ended June 30, 2000, the Company's nonperforming loans remained at $0.

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

     Non-Interest Income. For the year ended June 30, 2000 non-interest income decreased approximately $33,000, or 22.8%, to $112,000 from $145,000 for the year ended June 30, 1999. This decrease is primarily due to a decrease in gains on sales of loans receivable of $49,000, offset by an increase in loan fees and service charges of $18,000.

     Non-Interest Expense. Non-interest expense increased $2,000 or 0.1%, to $1,557,000 for the year ended June 30, 2000 from $1,555,000 for the year ended June 30, 1999.

     Income Taxes. The provision for income taxes decreased by approximately $101,000 or 26.6%, to $278,000 for the year ended June 30, 2000 from $379,000 for the year ended June 30, 1999. This decrease results from the corresponding $291,000 decrease in income before the tax provision. The Company's effective tax rates were 39.0% and 37.7% for the years ended June 30, 2000 and 1999, respectively.

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

                                                                      Year Ended June 30,
                                                                      -------------------
                                                        2000                                        1999
                                        -------------------------------------     ------------------------------------
                                           Average       Interest                   Average       Interest
                                         Outstanding     Earned/      Yield/      Outstanding      Earned/      Yield/
                                           Balance         Paid        Rate         Balance         Paid         Rate
                                           -------         ----        ----         -------         ----         ----
                                                                     (Dollars in Thousands)
   Interest-Earning Assets:
     Loans receivable(1).........       $     61,359    $  4,514       7.36%       $   60,154      $  4,540      7.55%
     Mortgage-backed securities..                193          13       6.74               247            17      6.88
     FHLB stock..................                509          39       7.70               509            38      7.47
     Other investments...........              3,846         213       5.54            10,248           511      4.99
                                        ------------    --------                   ----------      --------
   Total interest-earning assets(1)     $     65,907    $  4,779       7.25        $   71,158      $  5,106      7.18
                                        ============    ========                   ==========      ========

   Interest-Bearing Liabilities:
     Savings deposits............       $      5,597    $    169       3.02%       $    5,727      $    187      3.27%
     Demand and NOW deposits.....             11,053         279       2.52            11,268           290      2.57
     Certificate accounts........             38,961       2,102       5.40            39,980         2,200      5.50
     Escrow deposits.............                 60           3       5.00                73             4      5.48
     Borrowings..................              1,083          64       5.91               221             5      2.26(2)
                                        ------------    --------                   ----------      --------
   Total interest-bearing liabilities   $     56,754    $  2,617       4.61        $   57,269      $  2,686      4.69
                                        ============    ========                   ==========      ========

   Net interest income...........                       $  2,162                                   $  2,420
                                                        ========                                   ========
   Net interest rate spread......                                      2.64%                                     2.49%
                                                                       =====                                     =====
   Net earning assets............       $      9,153                               $   13,889
                                        ============                               ==========
   Net yield on average
   interest-earning assets.                                            3.28%                                     3.40%
                                                                       =====                                     =====
   Average interest-earning assets
   to average interest-bearing
   liabilities...................              1.16x                                     1.24x
                                        ============                               ===========

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

                                                                         Year Ended June 30,
                                                                         -------------------
                                                      2000 vs. 1999                              1999 vs. 1998
                                           -----------------------------------         ---------------------------------
                                                 Increase                                    Increase
                                                (Decrease)           Total                  (Decrease)          Total
                                                  Due to            Increase                  Due to           Increase
                                           Volume         Rate     (Decrease)           Volume       Rate     (Decrease)
                                           ------         ----      --------            ------       ----      --------
                                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans receivable.......................   $   89       $  (115)   $     (26)           $    34     $  (175)   $    (141)
 Mortgage-backed securities.............       (4)            --          (4)                (5)         (1)          (6)
 Investment securities..................        --            --           --               (85)                     (85)
 Other..................................     (354)           57         (297)               287         (30)        257
                                           -------      -------    ----------           -------     --------   --------

   Total interest-earning assets........   $ (269)      $   (58)   $    (327)           $   231     $  (206)    $    25
                                           -------      --------   ----------           -------     --------    -------

Interest-bearing liabilities:
 Savings deposits.......................   $   (4)      $   (14)   $     (18)           $    --     $     6    $       6
 Demand and NOW deposits................       (5)           (6)         (11)                45         (28)         17
 Certificate accounts...................      (55)          (43)         (98)                14         (40)        (26)
 Escrow deposits........................       (1)            --          (1)                (1)          --         (1)
 Borrowings.............................       51             8           59                 (8)        (24)        (32)
                                           ------       -------    ---------            --------    --------   ---------


   Total interest-bearing liabilities...   $  (14)      $   (55)   $     (69)           $     50    $   (86)   $    (36)
                                           -------      --------   ----------           --------    --------   ---------

Net interest income.....................                           $    (258)                                   $    61
                                                                   ==========                                   =======

Asset/Liability Management

     Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument. Further, it is not currently subject to foreign currency exchange rate risk or commodity price risk. The stock in the FHLB of Atlanta does not have equity price risk because it is issued only to members and is redeemable for its $100 par value. The following table illustrates quantitative sensitivity to interest rate risk for financial instruments other than cash and cash equivalents, FHLB stock and demand deposit accounts for the Company as of June 30, 2000.

                                                              Maturing in Years Ended June 30,
                                 -------------------------------------------------------------------------------------------
                                                2002 &       2004 &       2006 -       2011 -
                                    2001         2003         2005         2010         2020       Thereafter      Total
                                    ----         ----         ----         ----         ----       ----------      -----
                                                                   (Dollars in Thousands)

      Assets
      ------
Loans receivable:
   Amount.................       $  13,544      $5,933       $5,018     $20,604      $15,683        $5,046        $65,828
   Average interest rate..            8.18%       7.30%        6.81%       7.09%        7.23%         7.03%          7.40%
Mortgage-backed securities:
   Amount.................              --         --           --          --           174           --             174
   Average interest rates.              --         --           --          --          7.88%          --            7.88%

    Liabilities
    -----------
Deposit Certificate Accounts:
   Amount.................          18,281     19,814        2,515          --           --            --          40,610
   Average interest rates.            5.51%      6.19%        5.37%         --           --            --            5.83%
Borrowings:
  Amount..................           3,000         --          --           --           --            --           3,000
  Average interest rate...            6.78%        --          --           --           --            --            6.78%

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

     The Company's Board of Directors has formulated an Interest Rate Risk Management Policy designed to promote long-term profitability while managing interest rate risk. The Board of Directors has established an Asset/Liability Committee which consists primarily of the management team of the Company. This committee meets periodically and reports to the Board of Directors quarterly concerning asset/liability policies, strategies and the Company's current interest rate risk position. The committee's first priority is to structure and price the Company's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

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

     The following table presents the Company's NPV at June 30, 2000, as calculated by the OTS, based on information provided to the OTS by the Company.

                                                                NPV as % of
                                                              Portfolio Value
                      Net Portfolio Value                        of Assets
               -------------------------------------       --------------------
  Change                                                   NPV
 in Rates      $ Amount       $ Change      % Change       Ratio      % Change
 --------      --------       --------      --------       -----      --------
                                  (Dollars in Thousands)


    +300        $4,475         $(3,682)        (45)%          6.98%     (4.82)%

    +200         5,717          (2,441)        (30)           8.69      (3.11)

    +100         6,966          (1,192)        (15)                     (1.48)
                                                             10.32

   Static        8,158             ---         ---           11.80        ---


   (100)         9,157             999          12           12.97       1.17


   (200)         9,715           1,557          19           13.56       1.76


   (300)         9,988           1,831          22           13.80       2.00


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

     Had it been subject to the IRR component at June 30, 2000 the Company would have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital of $366,000 would have been required.
Although the OTS has informed the Company that it is not subject to the IRR component discussed above, the Company is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Company's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

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

     The Company's Board of Directors is responsible for reviewing the Company's asset and liability policies. The Board reviews interest rate risk and trends on a quarterly basis and liquidity, capital ratios and requirements on a monthly
basis.   Management  is   responsible   for
administering the policies and determinations of the Board of Directors with respect to the Association's assets and liability goals and strategies.

Liquidity and Capital Resources

     The primary investment activity of the Company is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 2000 and 1999 the Company originated loans for its portfolio in the amount of $16.8 million and $10.0 million, respectively. For the same two fiscal years, these activities were funded from repayments of $9.4 million and $14.2 million, respectively, and sales and participations of $4.6 million in fiscal year 1999. There were no sales or participations in fiscal year 2000.

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

     The  Company's  most  liquid  assets are cash and cash  equivalents,  which include short-term investments. At June 30, 2000 and 1999, cash and cash equivalents were $2.1 million and $12.1 million, respectively. In addition, the Company has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $6.9 million at June 30, 2000 (of which $5.2 million were jumbo certificates of deposit) and $8.6 million at June 30, 1999, or 12.5% and 14.8% of total deposits, respectively. The regulatory liquidity requirement for the Company is 4.0%. The Company has always met the liquidity requirements. The Company's eligible total liquidity ratios were 8.5% and 29.3%, respectively, at June 30, 2000 and 1999.

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

                WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARIES
                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 3:00 p.m., local time, on October 18, 2000, at the main office located at 11 West Ridgely Road, Lutherville, Maryland.

STOCK LISTING AND PRICE RANGE OF COMMON STOCK

The Company's stock is traded on the OTC Electronic Bulletin Board under the symbol "WPBC." Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The source of this information is IDD Information Services.

                                         High         Low          Dividends
                                         ----         ---          ---------
    September 30, 1998                 $ 14.25      $ 10.875         --
    December 31, 1998                    12.875       10.00          --
    March 31, 1999                       12.00        10.75          --
    June 30, 1999                        14.25         6.625       6.00(1)
    September 30, 1999                    7.50         6.75          --
    December 31, 1999                     7.375        6.25          --
    March 31, 2000                        7.625        5.50          --
    June 30, 2000                         7.50         6.125         --

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
(410) 252-6450

ANNUAL REPORTS ON FORM 10-KSB

The Company has filed an annual report on Form 10-KSB for its fiscal year ended June 30, 2000, with the Securities and Exchange Commission. Copies of the Form 10-KSB may be obtained without charge by contacting:

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

G. Scott Barhight
         Partner in the law firm of Whiteford, Taylor & Preston, L.L.P.

             WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARY OFFICERS

Ernest A. Moretti                                  Ronald W. Robinson
         President and Chief Executive Officer              Treasurer

Charmaine M. Snyder
         Secretary and Loan Servicing Manager

INDEPENDENT AUDITORS                               SPECIAL COUNSEL

Anderson Associates, LLP                           Kutak Rock LLP
7621 Fitch Lane                                    Suite 1000
Baltimore, Maryland 21236                          1101 Connecticut Avenue, N.W.
                                                   Washington, DC 20036

                          Independent Auditor's Report

The Board of Directors
Wyman Park Bancorporation, Inc.
Lutherville, Maryland

We have audited the accompanying consolidated statements of financial condition of Wyman Park Bancorporation, Inc. and Subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 2000. These consolidated financial statements are the responsibility of Wyman Park Bancorporation, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Bancorporation, Inc. and Subsidiaries at June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the two years in the two year period ended June 30, 2000, in conformity with generally accepted accounting principles.

                                        /s/ Anderson Associates LLP

July 26, 2000
Baltimore, Maryland

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 2000 AND 1999

                                                                           2000             1999
                                                                           ----             ----
                      Assets

Cash and non-interest bearing deposits                                $     310,442      $    346,756
Interest bearing deposits in other banks                                    474,358         7,068,548
Federal funds sold                                                        1,301,106         4,685,426
                                                                      -------------      ------------
Total cash and cash equivalents (Notes 1 and 13)                          2,085,906        12,100,730
Loans receivable, net (Notes 1, 4 and 13)                                65,223,905        56,839,675
Mortgage backed securities held-to-maturity at amortized
 cost, fair value of $176,350 (2000) and $217,971 (1999)
 (Notes 1, 3 and 13)                                                        174,086           216,663
Federal Home Loan Bank of Atlanta stock, at cost
 (Notes 2 and 13)                                                           508,500           508,500
Accrued interest receivable (Note 5)                                        333,114           292,175
Ground rents owned, at cost (Note 13)                                       122,600           122,600
Property and equipment, net (Notes 1 and 6)                                 107,304           155,281
Federal and state income taxes receivable                                    16,985            13,688
Deferred tax asset (Notes 1 and 9)                                          203,364           189,020
Prepaid expenses and other assets                                            63,850            92,056
                                                                     --------------    --------------
Total assets                                                         $   68,839,614    $   70,530,388
                                                                     ==============    ==============
                     Liabilities and Equity

Liabilities
-----------
   Demand deposits                                                   $    5,643,177    $    5,803,776
   Money market and NOW accounts                                          9,093,949        12,169,347
   Time deposits                                                         40,609,938        40,035,036
                                                                     --------------    --------------
Total deposits (Notes 7 and 13)                                          55,347,064        58,008,159
   Borrowings (Notes 8 and 13)                                            3,000,000         2,650,000
   Advance payments by borrowers for taxes,
     insurance and ground rents (Note 13)                                 1,315,538         1,278,634
   Accrued interest payable on savings deposits                              17,267            20,148
   Accrued interest  on borrowings                                        -                     5,038
   Federal and state income taxes payable                                     8,748               727
   Accrued expenses and other liabilities                                   543,761           538,375
                                                                     --------------    --------------
Total liabilities                                                        60,232,378        62,501,081
Commitments and contingencies (Notes 4, 6, 9, 10 and 13)

Stockholders' Equity
--------------------
   Common stock, par value $.01 per share, authorized 2,000,000
     shares, issued 1,011,713 shares in 2000 and in 1999                     10,117            10,117
   Additional paid-in capital                                             4,053,677         3,959,985
   Contra equity - Employee Stock Ownership Plan (ESOP)                    (539,770)         (632,420)
   Retained earnings, substantially restricted                            6,327,076         5,891,389
   Treasury stock at cost, shares 112,987 (2000) and
    105,787 (1999)                                                       (1,243,864)       (1,199,764)
                                                                     --------------    --------------
Total stockholders' equity                                                8,607,236         8,029,307
                                                                     --------------    --------------
Total liabilities and stockholders' equity                           $   68,839,614    $   70,530,388
                                                                     ==============    ==============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             JUNE 30, 2000 AND 1999


                                                                   2000              1999
                                                                   ----              ----
Interest and fees on loans receivable                          $ 4,513,841       $ 4,540,414
Interest on mortgage backed securities                              12,744            16,824
Interest on other investments                                      252,473           548,437
                                                               -----------       -----------
Total interest income                                            4,779,058         5,105,675

Interest on savings deposits                                     2,550,106         2,677,149
Interest on Federal Home Loan Bank advances (short term)            61,017                --
Interest on borrowings                                               3,084             5,038
Interest on escrow deposits                                          3,336             4,008
                                                               -----------       -----------
Total interest expense                                           2,617,543         2,686,195

Net interest income                                              2,161,515         2,419,480
Provision for loan losses (Notes 1 and 4)                            2,400             4,600
                                                               -----------       -----------
Net interest income after provision for loan losses              2,159,115         2,414,880

Other Income

   Loan fees and service charges                                    87,202            69,132
   Gains on sales of loans receivable                                   --            49,270
   Other                                                            24,758            26,752
                                                               -----------       -----------
Total other income                                                 111,960           145,154

General and Administrative Expenses

   Salaries and employee benefits                                  875,537           877,553
   Occupancy costs                                                  95,290            94,342
   Federal deposit insurance premiums                               23,029            33,432
   Furniture and fixtures depreciation and maintenance              52,948            51,442
   Data processing                                                  81,845            84,273
   Advertising                                                      68,187            42,439
   Franchise and other taxes                                        48,039            54,015
   Professional services                                            88,833            82,355
   Other                                                           223,659           234,915
                                                               -----------       -----------
Total general and administrative expenses                        1,557,367         1,554,766

Income before tax provision                                        713,708         1,005,268
Provision for income taxes (Notes 1 and 9)                         278,021           379,301
                                                               -----------       -----------

Net income                                                     $   435,687       $   625,967
                                                               ===========       ===========

Basic earnings per share                                       $       .56       $      0.70
                                                               ===========       ===========
Diluted earnings per share                                     $       .54       $      0.70
                                                               ===========       ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                                          Additional       Contra Equity
                                            Common         Paid-In         Employee Stock       Retained
                                            Stock          Capital         Ownership Plan       Earnings
                                          ----------    --------------    ---------------       ---------
Balance at June 30, 1998                   $10,117       $ 9,704,005        $   (720,090)      $ 5,272,252
Purchase of 105,787 shares of
 common stock                                  -               -                    -                -
Compensation under stock based
 benefit plan, net of tax                      -              (5,797)             87,670             -
Deferred compensation - Recognition

 And Retention Plan ("RRP")                    -            (378,334)                -              (6,830)
Compensation under RRP                         -              75,667                 -               -
Special distribution ($6.00 per share)         -          (5,435,556)                -               -
Net income                                     -              -                      -             625,967
                                         -----------     ------------      --------------      -----------
Balance at June 30, 1999                    10,117         3,959,985            (632,420)        5,891,389
Purchase of 7,200 shares of
 common stock                                  -              -                      -               -
Compensation under stock based
 benefit plan, net of tax                      -           18,025                 92,650             -
Compensation under RRP                         -           75,667                    -               -
Net income                                     -              -                      -             435,687
                                         -----------     -----------      --------------       -----------
Balance at June 30, 2000                   $10,117       $ 4,053,677        $   (539,770)      $ 6,327,076
                                         ===========     ===========      ==============       ===========


                                            Treasury
                                             Stock             Total
                                            --------           -----
Balance at June 30, 1998                  $       -        $ 14,266,284
Purchase of 105,787 shares of
 common stock                               (1,199,764)      (1,199,764)
Compensation under stock based
 benefit plan, net of tax                         -              81,873
Deferred compensation - Recognition

 And Retention Plan ("RRP")                       -            (385,164)
Compensation under RRP                            -              75,667
Special distribution ($6.00 per share)            -          (5,435,556)
Net income                                        -             625,967
                                          -------------    ------------
Balance at June 30, 1999                    (1,199,764)       8,029,307
Purchase of 7,200 shares of
 common stock                                  (44,100)         (44,100)
Compensation under stock based
 benefit plan, net of tax                         -             110,675
Compensation under RRP                            -              75,667
Net income                                        -             435,687
                                          -------------    ------------
Balance at June 30, 2000                  $ (1,243,864)    $  8,607,236
                                          =============    ============



The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999

                                                                                2000              1999
                                                                                ----              ----
Cash flows from operating activities
     Net income                                                              $  435,687      $     625,967
     Adjustments to reconcile net income to net
       cash provided by operating activities
     --------------------------------------------------------
         Depreciation and amortization                                           50,642             52,829
         Non-cash compensation under Stock Based
          Benefit and Bonus Plans                                               186,343            157,540
         Deferred income tax benefit                                            (14,344)           (39,001)
         Provision for loan losses                                                2,400              4,600
         Amortization of loan fees                                              (85,246)           (88,465)
         Gain on sales of loans receivable                                          -              (49,270)
         Loans originated for resale                                                -           (4,575,600)
         Proceeds from sale of loans originated for resale                          -            4,624,870
         (Increase) decrease in accrued interest receivable                     (40,939)            36,759
         Decrease (increase) in prepaid expenses and
          other assets                                                           28,206            (31,552)
         Increase in accrued expenses and other liabilities                       5,386             90,255
         Increase in federal and state income taxes receivable                   (3,297)           (13,558)
         Increase (decrease) increase in federal and state income
          taxes payable                                                           8,021           (278,346)
         (Decrease) increase in accrued interest payable                         (7,919)             7,691
                                                                            -----------      -------------
              Net cash provided by operating activities                         564,940            524,719

Cash flows from investment activities
-------------------------------------
     Net (increase) decrease in loans receivable                             (8,301,385)         5,286,654
     Mortgage backed securities principal repayments                             42,577             67,052
     Sale of Federal Home Loan Bank of Atlanta stock                                -                1,400
     Purchases of property and equipment                                         (2,665)           (19,990)
     Sale of ground rents owned                                                     -                6,508
                                                                            -----------      -------------
         Net cash provided by (used in) investing activities                 (8,261,473)         5,341,624

Cash flows from financing activities
------------------------------------
     Net (decrease) increase in savings deposits                             (2,661,095)          3,990,011
     Increase (decrease) in advance payments by borrowers
      for taxes, insurance and ground rents                                      36,904             (89,833)
     Decrease in checks outstanding in excess of bank balance                       -              (143,430)
     Increase in borrowings                                                     350,000           2,650,000
     Special distribution                                                           -            (5,435,556)
     Repurchase common stock                                                    (44,100)         (1,199,764)
     Common shares repurchased under Stock Bonus Plan                               -              (385,164)
                                                                            -----------      --------------
         Net cash provided by (used in) financing activities                 (2,318,291)           (613,736)
                                                                            -----------      --------------

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2000 AND 1999


                                                                      2000           1999
                                                                      ----           ----

Net  (decrease) increase in cash and cash equivalents             $(10,014,824)  $  5,252,607
Cash and cash equivalents at beginning of year                      12,100,730      6,848,123
                                                                  ------------   ------------
Cash and cash equivalents at end of year                          $  2,085,906   $ 12,100,730
                                                                  ============   ============


Supplemental information
------------------------
     Interest paid on savings deposits and borrowed funds         $  2,658,720   $  2,686,196
                                                                  ============   ============

     Income taxes                                                 $    297,197   $    732,411
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

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies

          Basis of Presentation

                   The accompanying  consolidated  financial statements for the year ended June 30, 2000 include Wyman Park Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, Wyman Park Federal Savings and Loan Association (the "Association") and W.
             P. Financial Corporation. All significant intercompany transactions have been eliminated. The Company is the holding company of the Association.

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

                   In   preparing   the   consolidated   financial   statements,
             management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

             Mortgage Backed Securities

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

             Income Taxes

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

                   An allowance for loan losses is provided  through  charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies - Continued

             Loans Receivable - Continued

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

             Earnings Per Share

                   Basic  EPS is  computed   by   dividing   net  income  by the
             weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Information

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies - Continued

             Earnings Per Share - Continued

             relating to the calculation of net income per share of common stock is summarized for the years ended June 30, 2000 and 1999, as follows:

                                                              2000       1999
                                                              ----       ----
             Net income                                     $435,687   $625,967
                                                            ========   ========

             Weighted Average Shares
               Outstanding used for basic EPS                774,164     888,705
             Dilutive Items
               Stock options                                  30,012       5,430
               Unvested stock awards                           1,359       1,737
                                                            --------   ---------
             Adjusted weighted average shares outstanding
                used for dilutive EPS                        805,535     895,872
                                                            ========   =========

           Statement of Cash Flows

                   For the purposes of the statement of cash flows, the Association considers all highly liquid investments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents consist of interest-bearing deposits and federal funds.

Note 2 - Insurance of Savings Accounts and Related Matters

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3 - Held-to-Maturity Securities:

                   Mortgage backed securities are guaranteed by the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) as follows:

                                                         Gross        Gross
                           Amortized     Unrealized    Unrealized     Fair
                             Cost          Gains         Losses       Value

        June 30, 2000
          FNMA             $  1,523      $    169      $   -         $  1,692
          FHLMC             172,563         2,095          -          174,658
                           --------      --------      ----------    --------
          Mortgage backed
            securities     $174,086      $  2,264      $   -         $176,350
                           ========      ========      ==========    ========

       June 30, 1999
          FNMA             $  1,832      $     64      $   -         $  1,896
          FHLMC             214,831         1,244          -          216,075
                           --------      --------      ----------    --------
          Mortgage backed
            securities     $216,663      $  1,308      $   -         $217,971
                           ========      ========      ==========    ========

                   There were no sales of investment securities or mortgage backed securities during the years ended June 30, 2000 and 1999.

Note 4 - Loans Receivable

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

                   Loans receivable are summarized as follows at June 30:

                                                           2000             1999
                                                           ----             ----
 Loans secured by first mortgages on real estate:
   Residential - one-to-four family                     $53,384,414      $47,324,070

   Residential - multi-family                               313,882          508,109
   Commercial                                             7,709,315        6,395,139
   Construction loans                                       249,600          621,000
                                                        -----------      -----------
 Total first mortgage loans                              61,657,211       54,848,318
 Commercial non-real estate                                 968,163                -
 Home equity lines-of-credit                              3,009,857        2,849,665
 Home improvement loans                                      10,406           13,323
 Loans secured by savings deposits                          170,055          150,695
 Overdraft lines of credit                                   12,107            8,008
                                                        -----------      ------------
                                                         65,827,799       57,870,009

    Less:  Undisbursed portion of loans in process         (111,608)        (528,500)
               Unearned loan fees, net                     (207,286)        (219,234)
               Allowance for loan losses                   (285,000)        (282,600)
                                                        -----------      -----------
 Loans receivable, net                                  $65,223,905      $56,839,675
                                                        ===========      ===========

                   Loans are placed on non-accrual status when they become ninety days or more delinquent. Interest income on such loans is recognized only to the extent that payments have been received. The accrual of interest income on these loans is resumed only after the borrowers have taken steps to bring the loans current and management has reason to believe the loans are no longer impaired. There were no non-accrual loans at June 30, 2000 and June 30, 1999. The average non-accrual loan balance for the year ended June 30, 2000 was $60,125.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Loans Receivable - Continued

                   The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. Not included above in non-performing and restructured loans was $277,513 and $191,957 at June 30, 2000 and 1999, respectively, which had not yet become ninety days or more delinquent, but had been designated by management for additional collection and monitoring efforts.

                   Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                                     2000              1999
                                                     ----              ----

              Balance at beginning of the year    $  282,600       $  278,000
              Provision for loan losses                2,400            4,600
              Charge-offs, net of recoveries             -                 -
                                                 -----------       ----------
              Balance at end of the year          $  285,000       $  282,600
                                                 ===========       ==========

                   Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 2000, the Association had commitments to originate first mortgage loans on real estate and home equity loans exclusive of undisbursed loan funds of $334,500 and commercial loans of $1,134,000 at a variable rate of interest. At June 30, 1999, the Association had commitments to originate first mortgage loans on real estate and home equity loans, exclusive of undisbursed loan funds, of $1,721,800, of which $1,360,800 carry a fixed rate, ranging between 6.125% and 7.125%, and $361,000 carry a variable rate of interest.

                   For the years ended June 30, 2000 and 1999 the Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $6,097,843 and $6,333,776, respectively. Such commitments carry a floating rate of interest.

                   Loan commitments generally expire within six months and such loans and other commitments are generally funded from loan principal repayments, excess liquidity and savings deposits. Since certain of the commitments may expire without being drawn upon or may not be utilized, the total commitment amounts do not necessarily represent future cash requirements.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4 - Loans Receivable - Continued

                  The Association's exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

                  Loans serviced for others, which are not included in the Association's assets, were approximately $3,536,243 and $1,983,280 at June 30, 2000 and 1999, respectively. A fee is charged for such servicing based on the unpaid principal balances.

                  In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the years ended June 30, 2000 and 1999 are summarized as follows:

                    Balance at June 30, 1998           $789,112
                    New loans                           175,000
                    Repayments                         (102,350)
                                                       ---------
                    Balance at June 30, 1999            861,762
                    New loans                           304,400
                    Repayments                         (393,907)
                                                       ---------
                  Balance at June 30, 2000             $772,255
                                                       =========
Note 5 - Accrued Interest Receivable

                   Accrued interest receivable is summarized as follows at June 30:

                                                       2000          1999
                                                       ----          ----
                   Loans receivable                  $330,832      $287,973
                   Mortgage backed securities           1,935         2,406
                   Other                                  347         1,796
                                                    -----------   ----------
                                                     $333,114      $292,175
                                                    ===========   ==========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Property and Equipment

                   Property and equipment are summarized as follows at June 30:

                                                               Estimated
                                                                Useful
                                      2000         1999          Lives
                                      ----         ----      -------------

Buildings and improvements          $357,668     $357,668       23 years
Furniture, fixtures and equipment    313,708      311,043      3-20 years
Leasehold improvements                81,499       81,499      5-10 years
                                    --------     --------
   Total at cost                     752,875      750,210
Less accumulated depreciation
   and amortization                  645,571      594,929
                                    --------     --------
   Property and equipment, net      $107,304     $155,281
                                    ========     ========

                   The provision for depreciation charged to operations for the years ended June 30, 2000 and 1999 amounted to $50,642 and $52,829, respectively. Depreciation is calculated on a straight-line basis over the estimated useful life.

                   The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2002, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 2000 are as follows:

                        Due in Year
                       Ended June 30,
                       --------------
                          2001           $37,896
                          2002            26,590
                                         -------
                          Total          $64,486
                                         =======

                   Rent expense was $38,514 and $38,391 for the years ended June 30, 2000 and 1999, respectively.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Deposits

                   Time deposits are summarized as follows at June 30:

                                                   2000                        1999
                                            Amount           %          Amount          %
                                            ------           -          ------          -
Contractual maturity of Certificate

  Accounts from June 30:
  ---------------------
   Under 12 months                        $18,280,953       45.0      $24,811,614     62.0
   12 to 24 months                         17,500,234       43.1        8,481,519     21.2
   24 to 36 months                          2,313,832        5.7        4,937,232     12.3
   36 to 48 months                          1,305,842        3.2          491,394      1.2
   48 to 60 months                          1,209,077        3.0        1,301,792      3.3
   Over 60 months                               -            0.0           11,485      0.0
                                          -----------    -------      -----------  -------
                                          $40,609,938      100.0      $40,035,036    100.0
                                          ===========    =======      ===========  =======

                   Interest   expenses  on  savings  deposits  consists  of  the
           following for the years ended June 30:

                                              2000                 1999
                                              ----                 ----
           Certificates                    $2,102,215           $2,199,354
           Passbook                           168,983              187,459

           NOW and money market               278,908              290,336
                                           ----------           ----------
                                           $2,550,106           $2,677,149
                                           ==========           ==========

                   As of June 30, 2000 and 1999,  the  Association  had customer deposits in savings accounts of $100,000 or more of approximately $6,926,948 and $8,620,665, respectively.

Note 8 - Borrowings

                   The  Association  has an  available  line of credit  with the
            Federal Home Loan Bank of Atlanta. The credit availability for Wyman Park Federal Savings and Loan Association is 13% of the Association's total assets. The rate on these short-term advances varies daily. Wyman Park Federal Savings and Loan Association had an outstanding advance in the amount of $3,000,000 at June 30, 2000 with a rate of 7.4%.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9 - Income Taxes

                   The provision for income taxes consists of the following for the years ended June 30:

                                                2000            1999
                                                ----            ----
              Current:
                 Federal                      $ 241,340       $341,911
                 State                           51,025         76,391
                                              ---------       --------
                                                292,365        418,302
              Deferred:
                 Federal                        (11,744)       (31,934)
                 State                           (2,600)        (7,067)
                                              ---------       --------
                                                (14,344)       (39,001)
                                              ---------       --------

               Provision for income taxes     $ 278,021       $379,301
                                              =========       ========

                   The net deferred tax asset at June 30, 2000 and 1999 consists of total deferred tax assets of $289,996 and $289,256, respectively, and deferred tax liabilities of $86,632 and $100,236, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                        2000          1999
                                                        ----          ----
           Interest and fees on loans                 $  16,845    $  21,947
           Allowance for losses on loans                110,067      109,140
           Federal Home Loan Bank stock dividends       (80,684)     (80,684)
           Deferred compensation                         13,184       12,767
           Tax bad debt reserve                          (5,948)      (7,932)
           Supplemental Executive Retirement Plan       128,997      119,705
           ESOP contribution                              2,600        2,600
           Stock Bonus Plan accrual                      12,177       12,177
           Other                                          6,126         (700)
                                                      ---------   ----------
                                                      $ 203,364    $ 189,020
                                                      =========   ==========

                   No valuation allowance has been provided against the net deferred tax asset at June 30, 2000 because the amount could be realized through a carryback against taxable income of prior years.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9 - Income Taxes - Continued

                   A  reconciliation  between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory federal income tax rate is as follows for the years ended June 30:

                                           2000                    1999
                                  ---------------------    --------------------
                                               Percent                 Percent
                                              of Pretax               of Pretax
                                    Amount     Income       Amount      Income
                                    ------     ------       ------      ------
Tax provision at statutory rate    $242,661     34.0%      $341,791      34.0%
State income taxes, net of
  federal income tax benefit         31,960      4.5         45,754       4.6
 Other                                3,400      0.5         (8,244)     (0.9)
                                   --------     ----       ---------     -----
                                   $278,021     39.0%      $379,301      37.7%
                                   ========     ====       =========     ====

                   The  Association  was  allowed a special  bad debt  deduction limited generally to 8% of otherwise taxable income. Beginning July 1, 1996 the percentage of taxable income method of computing the Association's tax bad debt deduction is not longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at June 30, 1998 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at June 30, 2000 and 1999 include $1,777,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $686,000.

Note 10- Pension Plan

                   Substantially   all   employees   of  the   Association   are
             participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. The actuarial present value of benefit obligations and fair value of plan assets attributable to the Association are not available for this multi-employer plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 2000 and 1999 was $40,887 and $9,843, respectively.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10- Pension Plan - Continued

                   The  Association  has  established a  supplemental  Executive
             Retirement Plan for the benefit of the President of the Association. As a result of this Plan, the Association incurred expense for the years ended June 30, 2000 and 1999 of $24,563 and $22,330, respectively.

Note 11 - Common Stock and Stock Benefit Plans

                   In fiscal 1998,  the  Association  converted from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association. Simultaneously, the Association consummated the formation of a new holding company, Wyman Park Bancorporation, Inc., of which the Association is a wholly-owned subsidiary.

                   In  connection  with  the  conversion,   the  Company  issued
             1,011,713 shares of common stock.

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

                   In  addition  to  the  above   restriction   on  its  capital
             distributions, the Association would not be able to pay dividends if Wyman Park Federal Savings and Loan Association would be classified as "undercapitalized" under OTS prompt corrective action regulations following the dividend or if the amount of the dividend would reduce the Association's retained earnings below its accumulated bad debt deduction or the Association's liquidation account.

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11- Common Stock and Stock Benefit Plans - Continued

              Employee Stock Ownership Plan

                   The  Association  has established an Employee Stock Ownership
              Plan (ESOP) for its employees. On January 5, 1998 the ESOP acquired 80,937 shares of the Company's common stock in connection with the Association's conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees. The Trust purchased 67,972 additional shares with proceeds from the Company's $6.00 special distribution, of which 53,307 related to unearned shares.

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

                   The Association recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans". As shares are committed to be released from collateral, the Association reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the years ended June 30, 2000 and 1999 compensation expense recognized related to the ESOP and the Association's contribution to the ESOP was $116,315 and $104,166, respectively.

                   The ESOP shares were as follows as of June 30:

                                                        2000
                                                      --------
             Shares released and allocated              34,770
             Unearned shares                            99,474
                                                      --------
                                                       134,244
                                                      ========

             Fair value of unearned shares            $696,318
                                                      ========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11 - Common Stock and Stock Benefit Plans - Continued

              Stock Option Plan

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

                                                                   Weighted
                                                                   Average
                                                                   Exercise
                                                         Shares      Price
                                                         ------    --------
              Outstanding at June 30, 1998                  -          -
              Granted                                   168,909     $ 5.60
                                                        -------

              Outstanding at June 30, 1999 and 2000     168,909     $ 5.60
                                                        =======
              Exercisable at June 30, 2000               67,563
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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12- Retained Earnings and Regulatory Matters - Continued

                   Quantitative  measures  established  by  regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 2000, the Association met all capital adequacy requirements to which it is subject.

                   As of June 30, 2000,  the most recent  notification  from the
             Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category. The Association's actual capital amounts and ratios are also presented in the table.

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                              For Capital             Prompt Corrective
                                          Actual           Adequacy Purposes          Action Provisions
                                 ---------------------     ------------------        -------------------
                                    Amount       Ratio     Amount       Ratio        Amount        Ratio
                                 -----------     -----     ------       -----        ------        -----
     As of June 30, 2000:
        Tangible (1)             $ 7,466,914     10.9%     $1,032,611    1.5%      $   N/A          N/A%
        Tier I capital (2)         7,466,914     18.7%         N/A       N/A%       2,399,400       6.0%
        Core (1)                   7,466,914     10.9%      2,753,629    4.0%       3,442,036       5.0%
        Risk-weighted (2)          7,751,914     19.4%      3,199,200    8.0%       3,999,000      10.0%

     As of June 30, 1999:
        Tangible (1)             $ 9,849,962     14.0%     $1,058,000    1.5%      $   N/A          N/A%
        Tier I capital (2)         9,849,962     27.1%         N/A       N/A%       2,180,000       6.0%
        Core (1)                   9,849,962     14.0%      2,116,000    3.0%       3,527,000       5.0%
        Risk-weighted (2)         10,132,562     27.9%      2,907,000    8.0%       3,634,000      10.0%

(1)  To adjusted total assets
(2)  To risk-weighted assets

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12- Retained Earnings and Regulatory Matters - Continued

                  Total equity in accordance with generally accepted  accounting principles (GAAP capital) is reconciled to regulatory capital as follows:

                                         Tangible        Core        Risk-Based
                                         Capital        Capital       Capital
                                         -------        -------       -------
GAAP capital as of June 30, 2000         $8,607,236   $8,607,236   $  8,607,236
Less:  Equity of parent company           1,140,322    1,140,322      1,140,322

Add:   Allowance for losses on loans
        included in risk-based capital-
        limited to 1.25% of risk-
        weighted assets                         -            -          285,000
                                         ----------   ----------   ------------
Regulatory capital as of June 30, 2000   $7,466,914   $7,466,914   $  7,751,914
                                         ==========   ==========   ============

GAAP capital as of June 30, 1999         $8,029,307   $8,029,307   $  8,029,307
Negative equity of parent company         1,820,655    1,820,655      1,820,655

Add:   Allowance for losses on loans
        included in risk-based capital-
        limited to 1.25% of risk-
        weighted assets                          -           -          282,600
                                         ----------   ----------   ------------
Regulatory capital as of June 30, 1999   $9,849,962   $9,849,962   $ 10,132,562
                                         ==========   ==========   ============

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13- Disclosures About Fair Value of Financial Instruments

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

                   Securities - For mortgage backed securities, fair values are based on quoted market prices or dealer quotes.

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13- Disclosures About Fair Value of Financial Instruments - Continued

                   The estimated fair values of the Association's financial instruments as of June 30 are as follows:

                                                           2000                                  1999
                                              ------------------------------         -----------------------------
                                                 Carrying                             Carrying
                                                  Amount         Fair Value            Amount           Fair Value
                                              ------------      ------------         -----------       -----------
          Financial Assets
          ----------------
             Cash and cash
               Equivalents                    $  2,085,906      $  2,085,906         $12,100,730       $12,100,730
             Mortgage backed securities            174,086           176,350             216,663           217,971

             Loans receivable                   65,508,905                            57,122,275
                 Less: allowance for loan
                            Losses                 285,000                               282,600
                                              ------------                          ------------
                                                65,233,905        63,622,000          56,839,675        56,260,000

             Ground rents                          122,600            73,600             122,600            73,560
             Federal Home Loan Bank
               of Atlanta stock                    508,500           508,500             508,500           508,500

          Financial Liabilities
          ---------------------
             Savings deposits                   55,347,064        55,890,025          58,008,159        58,206,100
             Borrowings                          3,000,000         3,000,000           2,650,000         2,650,000
             Advance payments by
               borrowers for taxes,
               insurance and ground
               rents                             1,315,538         1,315,538           1,278,634         1,278,634

          Loan commitments                             -           7,558,843                 -           8,055,376

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14- Accounting Pronouncements With Future Effective Dates

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