Form 10KSB, Exhibit 13
period 2001-06-30
WYMAN PARK BANCORPORATION INC
filed 2001-09-26
CIK 1046354

TABLE OF CONTENTS

Letter to Shareholders..................................................................1

Selected Consolidated Financial Information.............................................2

Management's Discussion and Analysis or Plan of Operations..............................4

Independent Auditor's Report............................................................15

Consolidated Financial Statements

  Consolidated Statements of Financial Condition at June 30, 2001 and 2000..............16

  Consolidated Statements of Operations for the Years Ended June 30, 2001 and 2000......17

  Consolidated Statements of Stockholders' Equity for the Years Ended

   June 30, 2001 and 2000...............................................................18

  Consolidated Statements of Cash Flows for the Years Ended June 30, 2001 and 2000......19

  Notes to Consolidated Financial Statements............................................21

Stockholder Information.................................................................41

Corporate Information...................................................................42


                           LETTER TO OUR SHAREHOLDERS


September 21, 2001


To our Shareholders:

We are pleased to present the Annual Report of Wyman Park Bancorporation, Inc. for the fiscal year ended June 30, 2001. In our fourth year as a public company, the Bank closed fiscal year 2001 with total assets of $70.6 million and total shareholders' equity of $8.7 million compared to assets of $68.8 million and total shareholders' equity of $8.6 million at the end of fiscal year 2000. Deposits totaled $60.1 million at fiscal year 2001 and compared to $55.3 million at the close of fiscal year 2000.

Net earnings for the fiscal year ended June 30, 2001 were $394,000 or $0.52 per diluted share, as compared to $436,000 or $0.54 per diluted share for fiscal year 2000, a decrease of $42,000 or 9.6%. The decrease in net earnings resulted primarily from a decrease in net interest income due to interest paid on higher savings deposits and Federal Home Loan Bank advances. You will find a detailed description of the 2001 fiscal year financial results of your Company contained in the audited consolidated Financial Statements and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operation.

The Company continues to take positive steps to enhance shareholder value. Book value per share at June 30, 2001 was $10.56, an all-time high as adjusted for the $6 per share return of capital distribution in June 1999. During the fiscal year, we repurchased 76,236 shares of our common stock, bringing the total repurchased to 223,617 shares, or 22% of the total shares issued. The Board of Directors recently authorized the repurchase of an additional 20,000 shares at prevailing market prices from time to time, depending on market conditions.

We continue to focus on customer service, providing our customers with excellent products and services in appreciation for their business. Since we compete with many larger national and regional banks in our area, we believe that Wyman Park Federal's reputation in our community is our most important asset.

We continue to review our goals and our business plan, and therefore have focused on the improvement in our core earnings, as our immediate, primary goal. Your directors, officers and staff our confident that our current strategies direction has positioned Wyman Park Federal to meet the challenges confronting us as we enter our 87th year.

As always, we wish to take this opportunity to thank all our customers and shareholders for your past and continuing support.


Sincerely yours,


/S/ Ernest A. Moretti         /s/ Allan B. Heaver
---------------------         -------------------
Ernest A. Moretti             Allan B. Heaver
President/CEO                 Chairman of the Board

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                       June 30,
                                        ----------------------------------------------------------------------
                                            2001          2000          1999           1998            1997
                                        ----------------------------------------------------------------------
                                                                    (In Thousands)
Selected Financial Condition Data:
---------------------------------
Total assets ....................        $70,649        $68,840        $70,530        $70,541        $62,241
Loans receivable, net ...........         64,713         65,224         56,840         62,042         55,189
Mortgage-backed securities.......            146            174            217            284            356
Investment securities ...........             --             --             --             --          2,993
Deposits ........................         60,182         55,347         58,008         54,018         56,095
Total equity ....................          8,681          8,607          8,029         14,266          4,750


                                                                                   Year Ended June 30,
                                                        --------------------------------------------------------------------------
                                                           2001           2000            1999           1998             1997
                                                        --------------------------------------------------------------------------
                                                                                      (In Thousands)
Selected Operations Data:
------------------------
Total interest income .................................  $5,110          $4,779          $5,106          $5,081          $4,658
Total interest expense ................................   2,986           2,617           2,686           2,722           2,756
                                                         ------          ------          ------          ------          ------
    Net interest income ...............................   2,124           2,162           2,420           2,359           1,902
Provision for loan losses .............................      --               3               5               8             145
                                                         ------          ------          ------          ------          ------
Net interest income after provision for loan losses ...   2,124           2,159           2,415           2,351           1,757
Fees and service charges ..............................     106              87              69              60              48
Gain on sales of loans, mortgage-backed securities
    and investment securities .........................       9              --              49               6               6
Other non-interest income .............................      12              25              27              27              24
                                                         ------          ------          ------          ------          ------
Total non-interest income .............................     127             112             145              93              78
Total non-interest expense ............................   1,599           1,557           1,555           1,597           1,614
                                                         ------          ------          ------          ------          ------
Income before taxes ...................................     652             714           1,005             847             221
Income tax provision ..................................     258             278             379             329              87
                                                         ------          ------          ------          ------          ------
Net income ............................................  $  394          $  436          $  626          $  518          $  134
                                                         ======          ======          ======          ======          ======

                                                                                         Year Ended June 30,
                                                                    --------------------------------------------------------------
                                                                         2001       2000        1999         1998          1997
                                                                    --------------------------------------------------------------
Selected Financial Ratios and Other Data:
----------------------------------------
Performance Ratios:
    Return on assets (ratio of net income to average
       total assets)................................................     0.57%      0.65%      0.87%         0.77%         0.22%
    Return on equity (ratio of net income to average
       equity)......................................................     4.63       5.25       4.64          5.49          2.87
    Interest rate spread information:
        Average during period.......................................     2.46       2.64       2.49          2.75          2.76
        End of period...............................................     2.38       2.68       2.36          2.68          2.77
    Net interest margin(1)..........................................     3.13       3.28       3.40          3.55          3.14
    Ratio of operating expense to average total assets..............     2.32       2.34       2.15          2.37          2.62
    Ratio of average interest-earning assets to
        Average interest-bearing liabilities........................   115.21     116.13     124.25        119.45        108.40
    Loans as a percentage of total assets...........................    91.60      94.75      80.59         87.95         88.67

Quality Ratios:
    Non-performing assets to total assets at end of
      period........................................................     0.16         --         --           .04           .28
    Allowance for loan losses to non-performing loans...............   254.46         --         --      1,112.00        153.11
    Allowance for loan losses to loans receivable, net..............     0.44       0.44       0.50          0.45          0.49

Capital Ratios:
    Stockholders' equity to total assets at end of period...........    12.29      12.50      11.38(2)      20.28(3)       7.64
    Average stockholders' equity to average assets..................    12.34      12.47      18.66         14.03          7.58

Other Data:
    Number of full-service offices..................................        2          2          2             2             2

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

Financial Condition

June 30, 2001 compared to June 30, 2000

               Total assets increased $1.8 million or 2.6% to $70.6 million at June 30, 2001 from $68.8 million at June 30, 2000. Loans receivable decreased by $500,000 or 0.8% to $64.7 million at June 30, 2001 from $65.2 million at June 30, 2000. The $500,000 decrease in loans receivable consisted of a decrease of $1.4 million in residential real estate loans, offset by an increase of $600,000 in commercial non-real estate loans, $200,000 in commercial real estate loans and $100,000 in consumer loans. The decrease in residential real estate loans was due primarily to normal loan amortization and payoffs. Cash and cash equivalents increased $2.3 million or 109.5%, to $4.4 million at June 30, 2001 from $2.1 million at June 30, 2000 primarily as a result of an increase in savings deposits and a decrease in loan production.

               Total savings deposits increased $4.9 million or 8.9%, to $60.2 million at June 30, 2001 from $55.3 million at June 30, 2000. The $4.9 million increase in savings deposits consisted of $4.9 million in time deposits (certificates of deposit) and $400,000 in money market and NOW accounts, offset by a decrease of $400,000 in demand deposits. The increase in savings deposits is primarily the result of deposits into certificates of deposit, which management believes resulted from the return of funds by customers into safer, less volatile investments.

               Total liabilities increased approximately $1.8 million or 3.0%, to $62.0 million at June 30, 2001 from $60.2 million at June 30, 2000. This increase was primarily the result of the $4.9 million increase in savings deposits and a decrease of $3.0 million in borrowings.

Operating Results

Comparison of Operating Results for the Years Ended June 30, 2001 and 2000

               Performance Summary. Net income for the year ended June 30, 2001 was approximately $394,000, a decrease of $42,000, or 9.6% from net income of $436,000 for the year ended June 30, 2000. The decrease was primarily due to a decrease in net interest income of $38,000. For the years ended June 30, 2001 and 2000, the returns on average assets were 0.57% and 0.65%, respectively, while the returns on average equity were 4.63% and 5.25%, respectively.

               Net Interest Income. Net interest income decreased by approximately $38,000, or 1.8%, to $2,124,000 for the year ended June 30, 2001 from $2,162,000 for the year ended June 30, 2000. This reflects an increase of $369,000, or 14.1% in interest expense to $2,986,000 in fiscal 2001 from $2,617,000 in fiscal 2000, partially offset by an increase in interest income of $331,000, or 6.9%, to $5,110,000 in fiscal 2001 from $4,779,000 in fiscal 2000.
The decrease in net interest income arose primarily from the decrease in the excess of the average balance of interest-earning assets over the average balance of interest-bearing liabilities, coupled with the increase in the average balance of higher-costing certificates of deposit.

               For the year ended June 30, 2001, the yield on average interest-earning assets was 7.52% compared to 7.25% for the year ended June 30, 2000. The cost of average interest-bearing liabilities was 5.06% for the year ended June 30, 2001, an increase from 4.61% for the year ended June 30, 2000. The average balance of interest-earning assets increased by $2.1 million or 3.2%, to $68.0 million for the year ended June 30, 2001 from $65.9 million for the year ended June 30, 2000. The average balance of interest-bearing liabilities increased by $2.2 million or 3.9%, to $59.0 million for the year ended June 30, 2001, compared to $56.8 million for the year ended June 30, 2000.

               The interest rate spread decreased to 2.46% for the year ended June 30, 2001 from 2.64% for the year ended June 30, 2000 as the Company paid higher rates on its savings deposits and on its borrowings. The net interest margin decreased to 3.13% for the year ended June 30, 2001 from 3.28% for the year ended June 30, 2000, as the Company funded its lending operations primarily using higher-costing certificates of deposit.

               Provision for Loan Losses. During the year ended June 30, 2001, the Company recorded no provision for loan losses compared to $2,400 for the year ended June 30, 2000. During the year ended June 30, 2001, the Company had four nonperforming loans totaling $112,000.

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

               Non-Interest Income. For the year ended June 30, 2001 non-interest income increased approximately $15,000, or 13.4%, to $127,000 from $112,000 for the year ended June 30, 2000. This increase is primarily due to an increase in loan fees and service charges of $19,000, that reflects the Company's growth in average loans outstanding and in deposits.

               Non-Interest Expense. Non-interest expense increased $42,000 or 2.7%, to $1,599,000 for the year ended June 30, 2001 from $1,557,000 for the year ended June 30, 2000.

               The increase in non-interest expense is primarily due to an increase in salaries and employee benefits of $55,000 or 6.3% to $931,000 for the year ended June 30, 2001 from $876,000 for the year ended June 30, 2000, as a result of staffing additions. The increase in non-interest expense is partially offset by a decrease in federal deposit insurance premiums of $12,000 or 52.2% to $11,000 for the year ended June 30, 2001 from $23,000 for the year ended June 30, 2000, due to a scheduled reduction due to recapitalization of the insurance fund.

               Income Taxes. The provision for income taxes decreased by approximately $20,000 or 7.2%, to $258,000 for the year ended June 30, 2001 from $278,000 for the year ended June 30, 2000. This decrease results from the corresponding $63,000 decrease in income before the tax provision. The Company's effective tax rates were 39.6% and 39.0% for the years ended June 30, 2001 and 2000, respectively.

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

                                                                            Year Ended June 30,
                                                                            -------------------
                                                             2001                                     2000
                                             --------------------------------------   -----------------------------------
                                                Average          Interest               Average     Interest
                                              Outstanding        Earned/     Yield/   Outstanding    Earned/       Yield/
                                                Balance            Paid       Rate      Balance       Paid          Rate
                                                -------            ----       ----      -------       ----          ----
                                                                            (Dollars in Thousands)
Interest-Earning Assets:
  Loans receivable(1) .....................      $65,033       $ 4,928        7.58%     $61,359      $ 4,514        7.36%
  Mortgage-backed securities ..............          160            12        7.50          193           13        6.74
  FHLB stock ..............................          515            38        7.38          509           39        7.70
  Other investments .......................        2,259           132        5.84        3,846          213        5.54
                                                               -------        ----      -------      -------        ----
Total interest-earning assets(1) ..........      $67,967       $ 5,110        7.52      $65,907      $ 4,779        7.25
                                                                              ====      =======      =======        ====

Interest-Bearing Liabilities:
  Savings deposits ........................      $ 5,217       $   121        2.32%     $ 5,597      $   169        3.02%
  Demand and NOW deposits .................        8,950           204        2.28       11,053          279        2.52
  Certificate accounts ....................       43,133         2,549        5.91       38,961        2,102        5.40
  Escrow deposits .........................           37             2        5.41           60            3        5.00
  Borrowings ..............................        1,656           110        6.64        1,083           64        5.91
                                                 -------       -------        ----      -------      -------        ----
Total interest-bearing liabilities ........      $58,993       $ 2,986        5.06      $56,754      $ 2,617        4.61
                                                                              ====      =======      =======        ====

Net interest income .......................                    $ 2,124                               $ 2,162
                                                               =======                               =======
Net interest rate spread ..................                                   2.46%                                 2.64%
                                                                              ====                                  ====
Net earning assets ........................      $ 8,974                                $ 9,153
                                                 =======                                =======
Net yield on average interest- ............
earning assets.............................                                   3.13%                                 3.28%
                                                                              ====                                  ====
Average interest-earning assets
to average interest-bearing
liabilities................................         1.15x                                  1.16x
                                                    ====                                   ====



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

                                                                           Year Ended June 30,
                                                                           -------------------
                                                         2001 vs. 2000                              2000 vs. 1999
                                             ------------------------------------    ----------------------------------------
                                                   Increase                                 Increase
                                                  (Decrease)              Total            (Decrease)              Total
                                                    Due to              Increase             Due to               Increase
                                            Volume          Rate       (Decrease)      Volume        Rate        (Decrease)
                                            ------          ----        --------       ------        ----         --------
                                                                        (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ...................        $ 271         $ 143         $ 414         $  89         $(115)        $ (26)
 Mortgage-backed securities .........           (2)            1            (1)           (4)           --            (4)
 Other ..............................          (96)           14           (82)         (354)           57          (297)
                                             -----         -----         -----         -----         -----         -----

   Total interest-earning assets ....        $ 173         $ 158         $ 331         $(269)        $ (58)        $(327)
                                             -----         -----         -----         -----         -----         -----

Interest-bearing liabilities:
 Savings deposits ...................        $ (10)        $ (38)        $ (48)        $  (4)        $ (14)        $ (18)
 Demand and NOW deposits ............          (50)          (25)          (75)           (5)           (6)          (11)
 Certificate accounts ...............          253           194           447           (55)          (43)          (98)
 Escrow deposits ....................           (1)           --            (1)           (1)           --            (1)
 Borrowings .........................           37             9            46            51             8            59
                                             -----         -----         -----         -----         -----         -----


   Total interest-bearing liabilities        $ 229         $ 140         $ 369         $ (14)        $ (55)        $ (69)
                                             -----         -----         -----         -----         -----         -----

Net interest income .................                                   $ (38)                                     $(258)
                                                                        =====                                      =====

Asset/Liability Management

               Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument. Further, it is not currently subject to foreign currency exchange rate risk or commodity price risk. The stock in the FHLB of Atlanta does not have equity price risk because it is issued only to members and is redeemable for its $100 par value. The following table illustrates quantitative sensitivity to interest rate risk for financial instruments other than cash and cash equivalents, FHLB stock and demand deposit accounts for the Company as of June 30, 2001.

                                                             Maturing in Years Ended June 30,
                               -------------------------------------------------------------------------------------------
                                                  2003 &      2005 &      2007 -       2012 -
                                     2002          2004        2006        2011         2021      Thereafter     Total
                                     ----          ----        ----        ----         ----      ----------     -----
                                                                    (Dollars in Thousands)
           Assets
Loans receivable:
   Amount ...................      $ 11,842      $  7,166    $ 9,057     $ 20,033     $ 13,737     $ 4,982     $  66,817
   Average interest rate ....          7.75%         7.49%      7.32%        7.11%        7.46%       7.29%         7.38%
Mortgage-backed securities:
   Amount ...................            --            --         --            2          144          --           146
   Average interest rates ...            --            --         --        14.23         7.15%         --          7.25%

         Liabilities
Deposit Certificate Accounts:
   Amount ...................        28,101        12,507      4,873           --           --          --        45,481
   Average interest rates ...         5.90%         6.00%      6.90%           --           --          --          6.03%




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

               The following table presents the Company's NPV at June 30, 2001, as calculated by the OTS, based on information provided to the OTS by the Company.

                                                                                  NPV as % of
                                                                                Portfolio Value
                               Net Portfolio Value                                 of Assets
              -----------------------------------------------------        ---------------------------
               Change
              in Rates     $Amount         $Change         % Change        NPV Ratio          % Change
              --------     -------         -------         --------        ---------          --------
                                            (Dollars in Thousands)

              +300          $7,042        $(3,250)            (32)%          10.20%            (3.76)%

              +200           8,190         (2,102)            (20)           11.59             (2.37)

              +100           9,300         (  991)            (10)           12.87             (1.09)

             Static         10,291            ---             ---            13.96               ---

             (100)          10,928            636               6            14.59               .64

             (200)          11,142            850               8            14.73               .78

             (300)          11,316          1,025              10            14.82               .87




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

               Had it been subject to the IRR component at June 30, 2001 the Company would have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital of $131,000 would have been required. Although the OTS has informed the Company that it is not subject to the IRR component discussed above, the Company is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Company's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

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

Liquidity and Capital Resources

               The primary investment activity of the Company is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 2001 and 2000 the Company originated loans for its portfolio in the amount of $9.9 million and $16.8 million, respectively. For the same two fiscal years, these activities were funded from repayments of $9.6 million and $9.4 million, respectively, and sales and participations of $800,000 in fiscal year 2001. There were no sales or participations in fiscal year 2000. They were also funded by the increase in certificate of deposit accounts, which usually have longer terms than demand deposit accounts or money market and NOW accounts, but also generate higher interest expense.

               The Company is required to maintain adequate levels of liquid assets under government regulations. The Company's liquid assets are determined by adding (1) cash on hand, (2) daily investable deposits, (3) U.S. Government agency obligations with maturities of less than five years and (4) accrued interest on unpledged liquid assets. The liquidity base is defined as net withdrawable accounts maturing in less than one year, plus short-term borrowings. The Company's liquidity ratio is determined by dividing the sum of the liquid assets for each calendar day in the current quarter by the liquidity base at the end of the preceding quarter multiplied by the number of calendar days in the current quarter.

               The Company's most liquid assets are cash and cash equivalents, which include short-term investments. At June 30, 2001 and 2000, cash and cash equivalents were $4.4 million and $2.1 million, respectively. In addition, the Company has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $9.7 million at June 30, 2001 (of which $7.1 million were jumbo certificates of deposit) and $6.9 million at June 30, 2000, or 16.1% and 12.5% of total deposits, respectively. There is no longer a mandated regulatory liquidity requirement for the Company. However, the Company's total liquidity ratios were 6.1% and 8.5%, respectively, at June 30, 2001 and 2000.

               Liquidity management for the Company is both an ongoing and long-term function of the Company's asset/liability management strategy. Excess funds, when applicable, generally are invested in overnight deposits at a correspondent bank and at the FHLB of Atlanta. Currently when the Company requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Atlanta. The Company has a line of credit with the FHLB of Atlanta of approximately $14 million, all of which was available at June 30, 2001. The Company has the ability to pledge its FHLB of Atlanta stock or certain other assets as collateral for such advances. Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Company's ability to acquire funds from the FHLB of Atlanta, the Company's liquidity is adequate.

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

                          Independent Auditor's Report



The Board of Directors
Wyman Park Bancorporation, Inc.
Lutherville, Maryland

We have audited the accompanying consolidated statements of financial condition of Wyman Park Bancorporation, Inc. and Subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 2001. These consolidated financial statements are the responsibility of Wyman Park Bancorporation, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Bancorporation, Inc. and Subsidiaries at June 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the two years in the two year period ended June 30, 2001, in conformity with generally accepted accounting principles.




/s/ Anderson Associates, LLP
-----------------------------
Anderson Associates, LLP



July 19, 2001
Baltimore, Maryland

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             JUNE 30, 2001 AND 2000

                                                                               2001                 2000
                                                                               ----                 ----
                      Assets
Cash and non-interest bearing deposits                                  $     882,696         $     310,442
Interest bearing deposits in other banks                                       93,680               474,358
Federal funds sold                                                          3,455,641             1,301,106
Loans receivable, net (Notes 1, 4 and 13)                                  64,712,777            65,223,905
Mortgage backed securities held-to-maturity at amortized
 cost (Notes 1, 3 and 13)                                                     145,796               174,086
Federal Home Loan Bank of Atlanta stock, at cost
 (Notes 2 and 13)                                                             528,900               508,500
Accrued interest receivable (Note 5)                                          345,969               333,114
Ground rents owned, at cost (Note 13)                                         122,600               122,600
Property and equipment, net (Notes 1 and 6)                                    83,069               107,304
Federal and state income taxes receivable                                       6,237                16,985
Deferred tax assets (Notes 1 and 9)                                           217,646               203,364
Prepaid expenses and other assets                                              53,596                63,850
                                                                        -------------        --------------
Total assets                                                              $70,648,607           $68,839,614
                                                                        =============        ==============
                Liabilities and Equity
Liabilities
   Demand deposits                                                       $  5,246,632          $  5,643,177
   Money market and NOW accounts                                            9,454,074             9,093,949
   Time deposits                                                           45,481,277            40,609,938
                                                                           ----------            ----------
Total deposits (Notes 7 and 13)                                            60,181,983            55,347,064
   Borrowings (Notes 8 and 13)                                                     --             3,000,000
   Advance payments by borrowers for taxes,
     insurance and ground rents (Note 13)                                   1,196,077             1,315,538
   Accrued interest payable on savings deposits                                12,544                17,267
   Federal and state income taxes payable                                      20,455                 8,748
   Accrued expenses and other liabilities                                     556,820               543,761
                                                                        -------------          ------------
Total liabilities                                                          61,967,879            60,232,378

Commitments and contingencies (Notes 4, 6, 9, 10 and 12)

Stockholders' Equity
   Common stock, par value $.01 per share, authorized 2,000,000
     shares, issued 1,011,713 shares in 2001and in 2000 (Note 11)              10,117                10,117
   Additional paid-in capital                                               4,149,733             4,053,677
   Contra equity - Employee Stock Ownership Plan (ESOP) (Note 11)            (451,008)             (539,770)
   Retained earnings, substantially restricted (Note 12)                    6,720,826             6,327,076
   Treasury stock at cost, shares 189,223 (2001) and
    112,987 (2000)                                                         (1,748,940)           (1,243,864)
                                                                          -----------          ------------
Total stockholders' equity                                                  8,680,728             8,607,236
                                                                          -----------          ------------
Total liabilities and stockholders' equity                                $70,648,607           $68,839,614
                                                                          ===========           ===========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             JUNE 30, 2001 AND 2000

                                                                     2001                 2000
                                                                     ----                 ----
Interest and fees on loans receivable                             $4,928,291          $4,513,841
Interest on mortgage backed securities                                12,125              12,744
Interest on other investments                                        169,513             252,473
                                                                  ----------          ----------
Total interest income                                              5,109,929           4,779,058

Interest on savings deposits                                       2,873,794           2,550,106
Interest on Federal Home Loan Bank advances (short term)             109,717              61,017
Interest on borrowings                                                    --               3,084
Interest on escrow deposits                                            2,328               3,336
                                                                  ----------          ----------
Total interest expense                                             2,985,839           2,617,543

Net interest income                                                2,124,090           2,161,515
Provision for loan losses (Notes 1 and 4)                                 --               2,400
                                                                  ----------          ----------
Net interest income after provision for loan losses                2,124,090           2,159,115

Other Income
   Loan fees and service charges                                     105,687              87,202
   Gains on sales of loans receivable                                  8,428                  --
   Other                                                              12,389              24,758
                                                                  ----------          ----------
Total other income                                                   126,504             111,960

General and Administrative Expenses
   Salaries and employee benefits                                    930,636             875,537
   Occupancy costs                                                   110,311              95,290
   Federal deposit insurance premiums                                 11,198              23,029
   Furniture and fixtures depreciation and maintenance                44,789              52,948
   Data processing                                                    84,504              81,845
   Advertising                                                        62,565              68,187
   Franchise and other taxes                                          53,963              48,039
   Professional services                                              74,367              88,833
   Other                                                             226,911             223,659
                                                                  ----------          ----------
Total general and administrative expenses                          1,599,244           1,557,367

Income before tax provision                                          651,350             713,708
Provision for income taxes (Notes 1 and 9)                           257,600             278,021
                                                                  ----------          ----------
Net income                                                        $  393,750          $  435,687
                                                                  ==========          ==========

Basic earnings per share                                          $     0.54          $     0.56
                                                                  ==========          ==========
Diluted earnings per share                                        $     0.52          $     0.54
                                                                  ==========          ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 2001 AND 2000


                                                      Additional    Contra Equity
                                          Common       Paid-In      Employee Stock    Retained      Treasury
                                          Stock        Capital      Ownership Plan    Earnings        Stock           Total
                                       -----------  --------------  ---------------  ----------     ----------     -----------
Balance at June 30, 1999              $    10,117    $ 3,959,985    $  (632,420)    $ 5,891,389    $(1,199,764)    $ 8,029,307
Purchase of 7,200 shares of
 common stock                                  --             --             --              --        (44,100)        (44,100)
Compensation under stock based
 benefit plan, net of tax                      --         18,025         92,650              --             --         110,675
Compensation under Recognition
 and Retention Plan                            --         75,667             --              --             --          75,667
Net income                                     --             --             --         435,687             --         435,687
                                      -----------    -----------    -----------     -----------    -----------     -----------

Balance at June 30, 2000                   10,117      4,053,677       (539,770)      6,327,076     (1,243,864)      8,607,236
Purchase of 76,236 shares of
 common stock                                  --             --             --              --       (505,076)       (505,076)
Compensation under stock based
 benefit plan, net of tax                      --         20,389         88,762              --             --         109,151
Compensation under Recognition and
 Retention Plan                                --         75,667             --              --             --          75,667
Net income                                     --             --             --         393,750             --         393,750
                                      -----------    -----------    -----------     -----------    -----------     -----------

Balance at June 30, 2001              $    10,117    $ 4,149,733    $  (451,008)    $ 6,720,826    $(1,748,940)    $ 8,680,728
                                      ===========    ===========    ===========     ===========    ===========     ===========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2001 AND 2000


                                                                                      2001                2000
                                                                                      ----                ----
Cash flows from operating activities
        Net income                                                               $   393,750         $   435,687
        Adjustments to reconcile net income to net
          cash provided by operating activities
               Depreciation and amortization                                          40,988              50,642
               Non-cash compensation under Stock Based
                Benefit and Bonus Plans                                              184,818             186,343
               Deferred income tax benefit                                           (14,282)            (14,344)
               Provision for loan losses                                                  --               2,400
               Amortization of loan fees                                             (82,710)            (85,246)
               Gains on sales of loans receivable                                     (8,428)                 --
               Proceeds from sale of loans originated for resale                     759,828                  --
               Loans originated for resale                                          (751,400)                 --
               Decrease in accrued interest receivable                               (12,855)            (40,939)
               Decrease in prepaid expenses and other assets                          10,254              28,206
               Decrease (increase) in federal and state income
                taxes receivable                                                      10,748              (3,297)
               Increase in accrued expenses and other liabilities                     13,059               5,386
               Increase in federal and state income
                taxes payable                                                         11,707               8,021
               Decrease in accrued interest payable                                   (4,723)             (7,919)
                                                                                 -----------         -----------
                      Net cash provided by operating activities                      550,754             564,940

Cash flows from investment activities
        Net decrease (increase) in loans receivable                                  593,838          (8,301,385)
        Mortgage backed securities principal repayments                               28,290              42,577
        Purchase of Federal Home Loan Bank of Atlanta stock                          (20,400)                 --
        Purchases of property and equipment                                          (16,753)             (2,665)
                                                                                 -----------         -----------
                      Net cash provided by (used in) investing activities            584,975          (8,261,473)

Cash flows from financing activities
        Net  increase (decrease) in savings deposits                               4,834,919          (2,661,095)
        (Decrease) increase in advance payments by borrowers
         for taxes, insurance and ground rents                                      (119,461)             36,904
        (Decrease) increase in borrowings                                         (3,000,000)            350,000
        Repurchase common stock                                                     (505,076)            (44,100)
                                                                                 -----------         -----------
                      Net cash provided by (used in) financing activities          1,210,382          (2,318,291)
                                                                                 -----------         -----------

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2001 AND 2000



                                                                   2001                2000
                                                                   ----                ----
Net  increase (decrease) in cash and cash equivalents          $  2,346,111        $(10,014,824)
Cash and cash equivalents at beginning of year                    2,085,906          12,100,730
                                                               ------------        ------------
Cash and cash equivalents at end of year                       $  4,432,017        $  2,085,906
                                                               ============        ============

The Following is a Summary of Cash and Cash Equivalents
        Cash and non-interest bearing deposits                 $    882,696        $    310,442
        Interest bearing deposits in other banks                     93,680             474,358
        Federal funds sold                                        3,455,641           1,301,106
                                                               ------------        ------------
                                                               $  4,432,017        $  2,085,906
                                                               ============        ============

Supplemental Disclosures of Cash Flow information

        Cash Paid During the Year For:

               Interest paid on savings deposits
                and borrowed funds                             $  2,990,562        $  2,658,720
                                                               ============        ============

               Income taxes                                    $    236,060        $    297,197
                                                               ============        ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

WYMAN PARK BANCORPORATION, INC.
AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

     Basis of Presentation

          The accompanying consolidated financial statements for the year ended June 30, 2001 include Wyman Park Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, Wyman Park Federal Savings and Loan Association (the "Association") and W. P. Financial Corporation. All significant intercompany transactions have been eliminated. The Company is the holding company of the Association.

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

     Earnings Per Share

          Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Information relating to the calculation of

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies - Continued

     Earnings Per Share - Continued
     net income per share of common stock is summarized for the years ended June 30, 2001 and 2000, as follows:

                                                         2001         2000
                                                         ----         ----
     Net income                                        $393,750     $435,687
                                                       ========     ========

     Weighted Average Shares
       Outstanding used for basic EPS                   726,475      774,164
     Dilutive Items
       Stock options                                     31,624       30,012
       Unvested stock awards                                 43        1,359
                                                       --------     --------
     Adjusted weighted average shares outstanding
        used for dilutive EPS                           758,142      805,535
                                                       ========     ========



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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3 - Held-to-Maturity Securities:

          Mortgage backed securities are guaranteed by the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) as follows:

                                                 Gross
                                Amortized       Unrealized        Fair
                                  Cost            Gains           Value
                                --------        --------        ---------
     June 30, 2001
         FNMA                   $  1,164        $     70        $  1,234
         FHLMC                   144,632             825         145,457
                                --------        --------        --------
         Mortgage backed
         securities             $145,796        $    895        $146,691
                                ========        ========        ========

     June 30, 2000
         FNMA                   $  1,523        $    169        $  1,692
         FHLMC                   172,563           2,095         174,658
                                --------        --------        --------
         Mortgage backed
         securities             $174,086        $  2,264        $176,350
                                ========        ========        ========

          There were no gross unrealized losses or sales of investment securities or mortgage backed securities during the years ended June 30, 2001 and 2000.

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

          Loans receivable are summarized as follows at June 30:

                                                                                   2001               2000
                                                                                   ----               ----
                      Loans secured by first mortgages on real estate:
                        Residential - one-to-four family                       $ 51,189,420      $ 53,384,414
                        Residential - multi-family                                  870,640           313,882
                        Residential construction loans                              527,650           249,600
                        Commercial                                                7,467,110         7,709,315
                        Commercial construction                                   1,885,146                --
                                                                               ------------      ------------
                      Total first mortgage loans                                 61,939,966        61,657,211
                      Commercial non-real estate                                  1,585,393           968,163
                      Home equity lines-of-credit                                 3,086,645         3,009,857
                      Home improvement loans                                         23,321            10,406
                      Loans secured by savings deposits                             168,105           170,055
                      Overdraft lines of credit                                      13,345            12,107
                                                                               ------------      ------------
                                                                                 66,816,775        65,827,799

                         Less:  Undisbursed portion of loans in process          (1,667,548)         (111,608)
                                    Unearned loan fees, net                        (151,450)         (207,286)
                                    Allowance for loan losses                      (285,000)         (285,000)
                                                                               ------------      ------------
                      Loans receivable, net                                    $ 64,712,777      $ 65,223,905
                                                                               ============      ============


          There were no impaired loans as defined by SFAS No. 114 at June 30, 2001 and 2000. There was no interest income recognized on impaired loans during these periods.

          Loans are placed on non-accrual status when they become ninety days or more delinquent. Interest income on such loans is recognized only to the extent that payments have been received. The accrual of interest income on these loans is resumed only after the borrowers have taken steps to bring the loans current and management has reason to believe the loans are no longer impaired. At June 30, 2001, non-accrual loans totaled approximately $112,000. There were no non-accrual loans at June 30, 2000. The average non-accrual loan balance for the year ended June 30, 2001 was $45,048.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4 - Loans Receivable - Continued

          Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended June 30, are summarized below:

                                                           2001          2000
                                                           ----          ----
     Interest income that would have been recorded        $8,099        $  --
     Interest income recognized                            6,370           --
                                                          ------        -----
        Interest income not recognized                    $1,729        $  --
                                                          ======        =====

          The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. Not included above in non-performing and restructured loans was $249,672 and $277,513 at June 30, 2001 and 2000, respectively, which had not yet become ninety days or more delinquent, but had been designated by management for additional collection and monitoring efforts.

          Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                               2001            2000
                                               ----            ----
     Balance at beginning of the year        $285,000        $282,600
     Provision for loan losses                     --           2,400
                                             --------        --------
     Balance at end of the year              $285,000        $285,000
                                             ========        ========

          Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 2001, the Association had commitments to originate first mortgage loans on real estate and home equity loans exclusive of undisbursed loan funds of $590,350 and commercial loans of $1,810,000 at a variable rate of interest. At June 30, 2000, the Association had commitments to originate first mortgage loans on real estate and home equity loans, exclusive of undisbursed loan funds, of $334,500 and commercial loans of $1,134,000 at a variable rate of interest.

          For the years ended June 30, 2001 and 2000 the Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $6,053,254 and $6,097,843, respectively. Such commitments carry a floating rate of interest.

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

          Loans serviced for others, which are not included in the Association's assets, were approximately $3,910,879 and $3,536,243 at June 30, 2001 and 2000, respectively. A fee is charged for such servicing based on the unpaid principal balances.

          In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the years ended June 30, 2001 and 2000 are summarized as follows:

                                             2001              2000
                                             ----              ----
     Balance at  beginning of year        $ 772,255         $ 861,762
     New loans                                   --           304,400
     Repayments                             (21,385)         (393,907)
                                          ---------         ---------
     Balance at end of year               $ 750,870         $ 772,255
                                          =========         =========

Note 5 - Accrued Interest Receivable

          Accrued interest receivable is summarized as follows at June 30:


                                             2001              2000
                                             ----              ----
          Loans receivable                 $343,513          $330,832
          Mortgage backed securities          1,667             1,935
          Other                                 789               347
                                           --------          --------
                                           $345,969          $333,114
                                           ========          ========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6 - Property and Equipment

          Property and equipment are summarized as follows at June 30:

                                                                                  Estimated
                                                                                  Useful
                                                      2001            2000        Lives
                                                      ----            ----       ----------
          Buildings and improvements               $ 416,113       $ 357,668     23 years
          Furniture, fixtures and equipment          227,397         313,708     3-20 years
          Leasehold improvements                      82,894          81,499     5-10 years
                                                   ---------       ---------
             Total at cost                           726,404         752,875
          Less accumulated depreciation
             and amortization                       (643,335)       (645,571)
                                                   ---------       ---------
             Property and equipment, net           $  83,069       $ 107,304
                                                   =========       =========

          The provision for depreciation charged to operations for the years ended June 30, 2001 and 2000 amounted to $40,988 and $50,642, respectively. Depreciation is calculated on a straight-line basis over the estimated useful life.

          The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2002, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 2001 are as follows:


             Due in Year
            Ended June 30,
            --------------
                2002                             $26,590
                                                 =======

          Rent expense was $38,522 and $38,514 for the years ended June 30, 2001 and 2000, respectively.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7 - Deposits

          Time deposits are summarized as follows at June 30:


                                                                 2001                             2000
                                                       ------------------------        ------------------------
                                                       Amount               %          Amount               %
                                                       ------             -----        ------             -----
          Contractual maturity of Certificate
           Accounts from June 30:
             Under 12 months                         $28,100,971           61.8      $18,280,953           45.0
             12 to 24 months                           8,602,989           18.9       17,500,234           43.1
             24 to 36 months                           3,904,047            8.6        2,313,832            5.7
             36 to 48 months                           4,135,218            9.1        1,305,842            3.2
             48 to 60 months                             738,052            1.6        1,209,077            3.0
             Over 60 months                                   --            0.0               --            0.0
                                                     -----------          -----      -----------          -----
                                                     $45,481,277          100.0      $40,609,938          100.0
                                                     ===========          =====      ===========          =====


          Interest expenses on savings deposits consists of the following for the years ended June 30:

                                             2001                   2000
                                             ----                   ----
          Certificates                    $2,548,794             $2,102,215
          Passbook                           121,028                168,983

          NOW and money market               203,972                278,908
                                          ----------             ----------
                                          $2,873,794             $2,550,106
                                          ==========             ==========

          As of June 30, 2001 and 2000, the Association had customer deposits in savings accounts of $100,000 or more of approximately $9,663,447 and $6,926,948, respectively.

Note 8 - Borrowings

          The Association has an available line of credit with the Federal Home Loan Bank of Atlanta. The credit availability for Wyman Park Federal Savings and Loan Association is 20% of the Association's total assets. The rate on these short-term advances varies daily. Wyman Park Federal Savings and Loan Association had no outstanding advances at June 30, 2001. Advances at June 30, 2000 amounted to $3,000,000 with a rate of 7.4%.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9 - Income Taxes

          The provision for income taxes consists of the following for the years ended June 30:

                                           2001              2000
                                           ----              ----
          Current:
             Federal                    $ 227,194         $ 241,340
             State                         44,688            51,025
                                        ---------         ---------
                                          271,882           292,365
          Deferred:
             Federal                      (11,694)          (11,744)
             State                         (2,588)           (2,600)
                                        ---------         ---------
                                          (14,282)          (14,344)
                                        ---------         ---------

          Provision for income taxes     $257,600          $278,021
                                         ========          ========

          The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                        2001            2000
                                                        ----            ----
Deferred Tax Assets
       Interest and fees on loans                    $  10,868       $  16,845
       Allowance for losses on loans                   110,067         110,067
       Deferred compensation                            13,983          13,184
       Supplemental Executive Retirement Plan          143,646         128,997
       Stock Bonus Plan accrual                         12,177          12,177
       Depreciation                                      7,792           4,335
       Other                                             6,759          10,363
                                                     ---------       ---------
                                                       305,292         295,988
Deferred Tax Liabilities
       Federal Home Loan Bank stock dividends          (80,684)        (80,684)
       Tax bad debt reserve                             (6,962)        (11,940)
                                                     ---------       ---------
                                                       (87,646)        (92,624)
                                                     ---------       ---------
Net deferred tax assets                              $ 217,646       $ 203,364
                                                     =========       =========


          No valuation allowance has been provided against the net deferred tax asset at June 30, 2001 because the amount could be realized through a carryback against taxable income of prior years.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9 - Income Taxes - Continued

          A reconciliation between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory federal income tax rate is as follows for the years ended June 30:

                                                  2001                        2000
                                       --------------------------    ------------------------
                                                         Percent                     Percent
                                                        of Pretax                   of Pretax
                                        Amount           Income       Amount          Income
                                       --------          ------      --------         ------
Tax provision at statutory rate        $221,459           34.0%      $242,661         34.0%
State income taxes, net of
  federal income tax benefit             27,786            4.3         31,960          4.5
 Other                                    8,355            1.3          3,400          0.5
                                       --------           ----       --------         ----
                                       $257,600           39.6%      $278,021         39.0%
                                       ========           ====       ========         ====


          The Association was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income. Beginning July 1, 1996 the percentage of taxable income method of computing the Association's tax bad debt deduction is not longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at June 30, 1998 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at June 30, 2001 and 2000 include $1,777,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $686,000.

Note 10- Pension Plan

          Substantially all employees of the Association are participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. The actuarial present value of benefit obligations and fair value of plan assets attributable to the Association are not available for this multi-employer plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 2001 and 2000 was $48,530 and $40,887, respectively.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10- Pension Plan - Continued

          The Association has established a supplemental Executive Retirement Plan for the benefit of the President of the Association. As a result of this Plan, the Association incurred expense for the years ended June 30, 2001 and 2000 of $37,931 and $24,563, respectively.

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

          The Association recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans". As shares are committed to be released from collateral, the Association reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the years ended June 30, 2001 and 2000 compensation expense recognized related to the ESOP and the Association's contribution to the ESOP was $112,785 and $116,315, respectively.

          All ESOP shares contain a "Put Option" which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings. The "Put Option" may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year. The current fair market value of shares that have been allocated containing a "Put Option" is $370,678 at June 30, 2001.

          The ESOP shares were as follows as of June 30:

                                                  2001
                                                  ----
     Shares released and allocated               51,128
     Unearned shares                             83,116
                                               --------
                                                134,244
                                               ========
     Fair value of unearned shares             $602,591
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


                                                           Weighted
                                                            Average
                                                           Exercise
                                              Shares         Price
                                             -------       --------
Outstanding at June 30, 2000 and 2001        168,909        $5.60
                                             =======
Exercisable at June 30, 2001                 101,345
                                             =======

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11 - Common Stock and Stock Benefit Plans - Continued

          SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Association to make certain disclosures as if the fair value method of accounting had been applied to the Association's stock option grants made subsequent to 1994. Accordingly, the Association estimated the grant date fair value of each option awarded in fiscal 1999 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 0%, risk-free interest rate of 4.71% and expected lives of 10 years. The assumption for expected volatility was 27.31%. Had 2001 and 2000 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $2.43, the Association's net income in fiscal 2001 and 2000 would be reduced to proforma amount of $343,363 and $385,300, respectively. Proforma earnings, basic and diluted, per share would have been $.47 and $.45 in fiscal 2001 and $.50 and $.48 in fiscal 2000.

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12- Retained Earnings and Regulatory Matters - Continued

          Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 2001, the Association met all capital adequacy requirements to which it is subject.

          As of June 30, 2001, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category. The Association's actual capital amounts and ratios are also presented in the table.


                                                                                        To Be Well
                                                                                     Capitalized Under
                                                              For Capital            Prompt Corrective
                                      Actual              Adequacy Purposes          Action Provisions
                                 ----------------         -----------------        ---------------------
                                 Amount     Ratio         Amount      Ratio        Amount          Ratio
                                 ------     -----         ------      -----        ------          -----
     As of June 30, 2001:
        Tangible (1)          $8,057,595    11.4%      $1,059,767      1.5%      $      N/A        N/A%
        Tier I capital (2)     8,057,595    19.8%             N/A      N/A%       2,439,060        6.0%
        Core (1)               8,057,595    11.4%       2,826,046      4.0%       3,532,558        5.0%
        Risk-weighted (2)      8,342,595    20.5%       3,252,080      8.0%       4,065,100       10.0%

     As of June 30, 2000:
        Tangible (1)          $7,466,914    10.9%      $1,032,611      1.5%      $      N/A        N/A%
        Tier I capital (2)     7,466,914    18.7%             N/A      N/A%       2,399,400        6.0%
        Core (1)               7,466,914    10.9%       2,753,629      4.0%       3,442,036        5.0%
        Risk-weighted (2)      7,751,914    19.4%       3,199,200      8.0%       3,999,000       10.0%


(1) To adjusted total assets
(2) To risk-weighted assets

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12- Retained Earnings and Regulatory Matters - Continued

          Total equity in accordance with generally accepted accounting principles (GAAP capital) is reconciled to regulatory capital as follows:

                                                   Tangible           Core            Risk-Based
                                                    Capital          Capital            Capital
                                                   ---------         -------          -----------
GAAP capital as of June 30, 2001                  $8,680,728        $8,680,728        $8,680,728

Less:  Equity of parent company                      623,133           623,133           623,133

Add:
           Allowance for losses on loans
           included in risk-based capital-
           limited to 1.25% of risk-
           weighted assets                                --                --           285,000
                                                  ----------        ----------        ----------

Regulatory capital as of June 30, 2001            $8,057,595        $8,057,595        $8,342,595
                                                  ==========        ==========        ==========

GAAP capital as of June 30, 2000                  $8,607,236        $8,607,236        $8,607,236

Less: Equity of parent company                     1,140,322         1,140,322         1,140,322

Add:
           Allowance for losses on loans
           included in risk-based capital-
           limited to 1.25% of risk-
           weighted assets                                --                --           285,000
                                                  ----------        ----------        ----------

Regulatory capital as of June 30, 2000            $7,466,914        $7,466,914        $7,751,914
                                                  ==========        ==========        ==========

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13- Disclosures About Fair Value of Financial Instruments - Continued

                               The estimated fair values of the Association's
financial instruments as of June 30 are as follows:

                                                        2001                                  2000
                                           ------------------------------        ------------------------------
                                             Carrying                             Carrying
                                              Amount           Fair Value          Amount           Fair Value
                                              ------           ----------          ------           ----------
          Financial Assets
            Cash and cash
              Equivalents                  $ 4,432,017        $ 4,432,017        $ 2,085,906        $ 2,085,906
            Mortgage backed                    145,796            146,691            174,086            176,350
          securities

            Loans receivable,               64,712,777         65,775,000         65,233,905         63,622,000
           net

            Ground rents                       122,600             73,600            122,600             73,600
            Federal Home Loan
              Bank of Atlanta stock            528,900            528,900            508,500            508,500

         Financial Liabilities
            Savings deposits                60,181,983         60,700,706         55,347,064         55,890,025
            Borrowings                              --                 --          3,000,000          3,000,000
            Advance payments by
              borrowers for taxes,
              insurance and ground
              rents                          1,196,077          1,196,077          1,315,538          1,315,538

         Loan commitments                           --          2,400,350                 --          7,558,843


                WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARIES
                             STOCKHOLDER INFORMATION


ANNUAL MEETING

The annual meeting of stockholders will be held at 3:00 p.m., local time, on October 17, 2001, at the main office located at 11 West Ridgely Road, Lutherville, Maryland.

STOCK LISTING AND PRICE RANGE OF COMMON STOCK

The Company's stock is traded on the OTC Electronic Bulletin Board under the symbol "WPBC." Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The source of this information is IDD Information Services.


                                    High             Low            Dividends
                                    ----             ---            ---------
      September 30, 1999           $ 7.50          $  6.75             --
      December 31, 1999             7.375             6.25             --
      March 31, 2000                7.625             5.50             --
      June 30, 2000                  7.50            6.125             --
      September 30, 2000             7.00             6.50             --
      December 31, 2000             6.875           6.1875             --
      March 31, 2001                7.125           6.1875             --
      June 30, 2001                  8.00            6.875             --

               Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 11 of the Notes to Financial Statements included in this report.


SHAREHOLDER RELATIONS AND GENERAL INQUIRIES      TRANSFER AGENT

Ernest A. Moretti, President and CEO             Registrar and Transfer Company
Wyman Park Bancorporation, Inc.                  10 Commerce Drive
11 West Ridgely Road                             Cranford, New Jersey 07016
Lutherville, Maryland 21093                      (908) 272-8511
(410) 252-6450

ANNUAL REPORTS ON FORM 10-KSB

The Company has filed an annual report on Form 10-KSB for its fiscal year ended June 30, 2001, with the Securities and Exchange Commission. Copies of the Form 10-KSB may be obtained without charge by contacting:

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

Ernest A. Moretti                                        John R. Beever
     President and Chief Executive Officer of Wyman           Retired Chairman of the Board and President of
     Park Bancorporation, Inc                                 John Dittmar & Sons, Inc.

H. Douglas Huether                                       Albert M. Copp
     President and Chairman of the Board of                   Co-owner and President of Woodhall Wine Cellars
     Independent Can Company                                  Principal of Woodhall Associates

Gilbert D. Marsiglia, Sr.                                Jay H. Salkin
     President of the real estate brokerage                   Senior Vice President - Branch Manager of Advest, Inc.
     firm of Gilbert D. Marsiglia & Co., Inc.

G. Scott Barhight
     Partner in the law firm of Whiteford, Taylor &
      Preston, L.L.P.


             WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARY OFFICERS

Ernest A. Moretti                                  Ronald W. Robinson
     President and Chief Executive Officer              Treasurer

Charmaine M. Snyder
     Secretary and Loan Servicing Manager

INDEPENDENT AUDITORS                               SPECIAL COUNSEL

Anderson Associates, LLP                           Kutak Rock LLP
7621 Fitch Lane                                    1101 Connecticut Avenue, N.W.
Baltimore, Maryland 21236                          Washington, DC 20036