Form 10KSB, Exhibit 13
period 2002-06-30
WYMAN PARK BANCORPORATION INC
filed 2002-09-27
CIK 1046354

SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                           June 30,
                                                         ---------------------------------------------------------------------------
                                                           2002             2001             2000             1999           1998
                                                         ---------------------------------------------------------------------------
                                                                                        (In Thousands)
Selected Financial Condition Data:
----------------------------------
Total assets ..................................          $71,011          $70,649          $68,840          $70,530         $70,541
Loans receivable, net .........................           61,073           64,713           65,224           56,840          62,042
Mortgage-backed securities ....................              109              146              174              217             284
Deposits ......................................           59,988           60,182           55,347           58,008          54,018
Total equity ..................................            9,363            8,681            8,607            8,029          14,266


                                                                                     Year Ended June 30,
                                                         ---------------------------------------------------------------------------
                                                            2002            2001             2000             1999            1998
                                                         ---------------------------------------------------------------------------
                                                                             (In Thousands, except per share data)
Selected Operations Data:
-------------------------
Total interest income ................................    $4,706           $5,110           $4,779           $5,106          $5,081
Total interest expense ...............................     2,506            2,986            2,617            2,686           2,722
                                                          ------           ------           ------           ------          ------
    Net interest income ..............................     2,200            2,124            2,162            2,420           2,359
Provision for loan losses ............................        --               --                3                5               8
                                                          ------           ------           ------           ------          ------
Net interest income after provision for loan losses ..     2,200            2,124            2,159            2,415           2,351
                                                          ------           ------           ------           ------          ------
Fees and service charges .............................       109              106               87               69              60
Gain on sales of loans, mortgage-backed securities
    and investment securities ........................        33                9               --               49               6
Other non-interest income ............................        34               12               25               27              27
                                                          ------           ------           ------           ------          ------
Total non-interest income ............................       176              127              112              145              93
                                                          ------           ------           ------           ------          ------
Total non-interest expense ...........................     1,574            1,599            1,557            1,555           1,597
                                                          ------           ------           ------           ------          ------
Income before taxes ..................................       802              652              714            1,005             847
Income tax provision .................................       320              258              278              379             329
                                                          ------           ------           ------           ------          ------
Net income ...........................................    $  482           $  394           $  436           $  626          $  518
                                                          ======           ======           ======           ======          ======

Earnings Per Share, Basic ............................    $ 0.65           $ 0.54           $ 0.56           $ 0.70             n/a
                                                          ======           ======           ======           ======          ======
Earnings Per Share, Diluted ..........................    $ 0.61           $ 0.52           $ 0.54           $ 0.70             n/a
                                                          ======           ======           ======           ======          ======

                                                                                    Year Ended June 30,
                                                               --------------------------------------------------------------------
                                                                  2002          2001        2000         1999             1998
                                                               --------------------------------------------------------------------
Selected Financial Ratios and Other Data:
-----------------------------------------
Performance Ratios:
    Return on assets (ratio of net income to average
       Total assets) ........................................      0.70%        0.57%        0.65%        0.87%            0.77%
    Return on equity (ratio of net income to average
       Equity) ..............................................      5.34         4.63         5.25         4.64             5.49
    Interest rate spread information:
        Average during period ...............................      2.66         2.46         2.64         2.49             2.75
        End of period .......................................      2.57         2.38         2.68         2.36             2.68
    Net interest margin(1) ..................................      3.23         3.13         3.28         3.40             3.55
    Ratio of operating expense to average total assets ......      2.27         2.32         2.34         2.15             2.37
    Ratio of average interest-earning assets to
        average interest-bearing liabilities ................    115.65       115.21       116.13       124.25           119.45
    Loans as a percentage of total assets ...................     86.00        91.60        94.75        80.59            87.95

Quality Ratios:
    Non-performing assets to total assets at end of
      Period ................................................      0.09         0.16        --           --                 .04
    Allowance for loan losses to non-performing loans .......    443.75       254.46        --           --            1,112.00
    Allowance for loan losses to loans receivable, net ......      0.47         0.44         0.44         0.50             0.45

Capital Ratios:
    Stockholders' equity to total assets at end of period ...     13.19        12.29        12.50        11.38(2)         20.28(3)
    Average stockholders' equity to average assets ..........     13.02        12.34        12.47        18.66            14.03

Other Data:
    Number of full-service offices ..........................         2            2            2            2                2



-----------------------
(1)  Net interest income divided by average interest-earnig assets.
(2) Stockholders' equity at end of period reflects special return of capital distribution.
(3) Increase from prior fiscal year reflects Company's initial public offering consummated in January 1998 in which $10.1 million was raised.

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

         On July 9, 2002, the Company entered into a Merger Agreement with Bradford Bank, whereby Bradford Bank will purchase all the outstanding shares of the Company for $14.55 per share in cash. Bradford Bank will also pay $14.55, less the respective exercise price, for each outstanding stock option. The merger is subject to stockholder and regulatory approval. The merger price is also subject to possible reduction to the extent that the Company's termination of its defined benefit pension plan, prior to the merger, exceeds $100,000.

Financial Condition

June 30, 2002 compared to June 30, 2001

         Total assets increased $400,000 or 0.6% to $71.0 million at June 30, 2002 from $70.6 million at June 30, 2001. Loans receivable decreased by $3.6 million or 5.6% to $61.1 million at June 30, 2002 from $64.7 million at June 30, 2001. The $3.6 million decrease in loans receivable consisted of a decrease of $6.2 million in residential real estate loans, offset by an increase of $1.4 million in commercial real estate loans, and $1.0 million in commercial non-real estate loans. The decrease in residential real estate loans was due primarily to normal loan amortization and payoffs. Cash and cash equivalents increased $4.0 million or 90.9%, to $8.4 million at June 30, 2002 from $4.4 million at June 30, 2001 primarily as a result of loan amortization and payoffs, accompanied by a decrease in new loan demand.

         Total liabilities decreased approximately $400,000 or 0.6%, to $61.6 million at June 30, 2002 from $62.0 million at June 30, 2001. This decrease was primarily the result of the $200,000 decrease in savings deposits and a decrease of $100,000 in advance payments by borrowers for taxes, insurance and ground rents.

         Total savings deposits decreased $200,000 or 0.3%, to $60.0 million at June 30, 2002 from $60.2 million at June 30, 2001. The $200,000 decrease in savings deposits consisted of a decrease of $1.3 million in time deposits (certificates of deposit), offset by an increase of $600,000 in money market and NOW accounts and $500,000 in demand deposits. The decrease in savings deposits is primarily the result of deposits transferred from certificates of deposit into more liquid accounts, which management believes is the result of customer reaction to reduced deposit rates.

Operating Results

Comparison of Operating Results for the Years Ended June 30, 2002 and  2001

         Performance Summary. Net income for the year ended June 30, 2002 was approximately $482,000, an increase of $88,000, or 22.3% from net income of $394,000 for the year ended June 30, 2001. The increase was primarily due to an increase in net interest income of $76,000. Diluted earnings per share was $0.61 for the year ended June 30, 2002, as compared to $0.52 for the year ended June 30, 2001. For the years ended June 30, 2002 and 2001, the returns on average assets were 0.70% and 0.57%, respectively, while the returns on average equity were 5.34% and 4.63%, respectively.

         Net Interest Income. Net interest income increased by approximately $76,000, or 3.6%, to $2,200,000 for the year ended June 30, 2002 from $2,124,000 for the year ended June 30, 2001. This reflects a decrease of $480,000, or 16.1% in interest expense to $2,506,000 in fiscal 2002 from $2,986,000 in fiscal 2001, partially offset by a decrease in interest income of $404,000, or 7.9%, to $4,706,000 in fiscal 2002 from $5,110,000 in fiscal 2001. The increase in net income was primarily the result of a decrease in the average cost of deposits which exceeded the decrease in the average yield on interest-earning assets.

         For the year ended June 30, 2002, the yield on average interest-earning assets was 6.92% compared to 7.52% for the year ended June 30, 2001. The cost of average interest-bearing liabilities was 4.26% for the year ended June 30, 2002, a decrease from 5.06% for the year ended June 30, 2001. The average balance of interest-earning assets remained virtually unchanged at $68.0 million for the years ended June 30, 2002 and June 30, 2001. The average balance of interest-bearing liabilities decreased by $200,000 or 0.3%, to $58.8 million for the year ended June 30, 2002, compared to $59.0 million for the year ended June 30, 2001, due to a decrease in savings deposits.

         The interest rate spread increased to 2.66% for the year ended June 30, 2002 from 2.46% for the year ended June 30, 2001 as the rates on savings deposits declined more rapidly than those on loans. The net interest margin increased to 3.23% for the year ended June 30, 2002 from 3.13% for the year ended June 30, 2001, also as a result of the greater decline in savings rates over the decline in lending rates.

         Provision for Loan Losses. During the year ended June 30, 2002, the Company recorded a provision for loan losses of $165 compared to $0 for the year ended June 30, 2001. At year end June 30, 2002, the Company had two nonperforming loans totaling $64,000.

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

         Non-Interest Income. For the year ended June 30, 2002 non-interest income increased approximately $49,000, or 38.6%, to $176,000 from $127,000 for the year ended June 30, 2001. This increase is primarily due to an increase in gains on sales of loans receivables of $25,000 and an increase in other income of $22,000, primarily from miscellaneous fees and annuity sales.

         Non-Interest Expense. Non-interest expense decreased $25,000 or 1.6%, to $1,574,000 for the year ended June 30, 2002 from $1,599,000 for the year ended June 30, 2001.

         The decrease in non-interest expense is primarily due to a decrease in advertising expense of $40,000 or 63.5% to $23,000 for the year ended June 30, 2002 from $63,000 for the year ended June 30, 2001, as a result of elimination of a billboard advertising campaign. The decrease in non-interest expense is partially offset by an increase in salaries and employee benefits of $20,000 or 2.1% to $951,000 for the year ended June 30, 2002 from $931,000 for the year ended June 30, 2001, due to staff additions.

         Income Taxes. The provision for income taxes increased by approximately $62,000 or 24.0%, to $320,000 for the year ended June 30, 2002 from $258,000 for the year ended June 30, 2001. This increase results from the corresponding $151,000 increase in income before the tax provision. The Company's effective tax rates were 39.9% and 39.6% for the years ended June 30, 2002 and 2001, respectively.

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

                                                                            Year Ended June 30,
                                                                            -------------------
                                                                 2002                                 2001
                                                -----------------------------------   -----------------------------------
                                                  Average       Interest                Average     Interest
                                                Outstanding     Earned/     Yield/    Outstanding    Earned/       Yield/
                                                  Balance        Paid        Rate       Balance       Paid          Rate
                                                  -------        ----        ----       -------       ----          ----
                                                                           (Dollars in Thousands)
Interest-Earning Assets:
  Loans receivable(1) ......................      $62,328       $ 4,550      7.30%     $65,033      $ 4,928         7.58%
  Mortgage-backed securities ...............          125             8      6.40          160           12         7.50
  FHLB stock ...............................          529            32      6.05          515           38         7.38
  Investment Securities ....................        2,074            40      1.93           --           --           --
  Other investments ........................        2,989            76      2.54        2,259          132         5.84
                                                  -------       -------                -------      -------
Total interest-earning assets(1) ...........      $68,045       $ 4,706      6.92      $67,967      $ 5,110         7.52
                                                  =======       =======                =======      =======

Interest-Bearing Liabilities:
  Savings deposits .........................      $ 5,294       $    87      1.64%     $ 5,217      $   121         2.32%
  Demand and NOW deposits ..................        9,482           148      1.56        8,950          204         2.28
  Certificate accounts .....................       44,029         2,269      5.15       43,133        2,549         5.91
  Escrow deposits ..........................           31             2      5.43           37            2         5.41
  Borrowings ...............................           --            --        --        1,656          110         6.64
                                                  -------       -------                -------      -------
Total interest-bearing liabilities .........      $58,836       $ 2,506      4.26      $58,993      $ 2,986         5.06
                                                  =======       =======                =======      =======

Net interest income ........................                    $ 2,200                             $ 2,124
                                                                =======                             =======
Net interest rate spread ...................                                 2.66%                                  2.46%
                                                                             ====                                   ====
Net earning assets .........................      $ 9,209                              $ 8,974
                                                  =======                              =======
Net yield on average interest-
earning assets.............................                                  3.23%                                  3.13%
                                                                             ====                                   ====

Average interest-earning assets to average
interest-bearing
liabilities ................................        1.16x                                1.15x
                                                    ====                                 ====



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

                                                                              Year Ended June 30,
                                                                              -------------------
                                                             2002 vs. 2001                             2001 vs. 2000
                                                --------------------------------------    --------------------------------------
                                                       Increase                                  Increase
                                                      (Decrease)              Total             (Decrease)           Total
                                                        Due to               Increase             Due to            Increase
                                                 Volume        Rate         (Decrease)     Volume        Rate      (Decrease)
                                                 ------        ----         ----------     ------        ----      ----------
                                                                             (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ...........................    $(204)        $(174)        $(378)        $ 271         $ 143         $ 414
 Mortgage-backed securities .................       (3)           (1)           (4)           (2)            1            (1)
 Other ......................................      173          (195)          (22)          (96)           14           (82)
                                                 -----         -----         -----         -----         -----         -----

   Total interest-earning assets ............    $ (34)        $(370)        $(404)        $ 173         $ 158         $ 331
                                                 -----         -----         -----         -----         -----         -----

Interest-bearing liabilities:
 Savings deposits ...........................    $   2         $ (36)        $ (34)        $ (10)        $ (38)        $ (48)
 Demand and NOW deposits ....................       12           (68)          (56)          (50)          (25)          (75)
 Certificate accounts .......................       53          (333)         (280)          253           194           447
 Escrow deposits ............................       --            --            --            (1)           --            (1)
 Borrowings .................................     (110)           --          (110)           37             9            46
                                                 -----         -----         -----         -----         -----         -----

   Total interest-bearing liabilities .......    $ (43)        $(437)        $(480)        $ 229         $ 140         $ 369
                                                 -----         -----         -----         -----         -----         -----

Net interest income .........................                                $  76                                     $ (38)
                                                                             =====                                     =====

Asset/Liability Management

         Quantitative Aspects of Market Risk. The Company does not maintain a trading account for any class of financial instrument. Further, it is not currently subject to foreign currency exchange rate risk or commodity price risk. The stock in the FHLB of Atlanta does not have equity price risk because it is issued only to members and is redeemable for its $100 par value. The following table illustrates quantitative sensitivity to interest rate risk for financial instruments other than cash and cash equivalents, FHLB stock and demand deposit accounts for the Company as of June 30, 2002.

                                                              Maturing in Years Ended June 30,
                                    -------------------------------------------------------------------------------------
                                                2004 &        2006 &       2008 -        2013 -
                                    2003         2005          2007        2012          2022       Thereafter    Total
                                    ----         ----          ----        ----          ----
                                                                   (Dollars in Thousands)
           Assets
Loans receivable:
   Amount ...................     $10,489      $  6,222      $11,006      $15,362      $14,908      $ 4,234      $62,221
   Average interest rate ....       6.18%         6.94%        6.73%        6.99%        7.24%        7.26%        6.89%
Mortgage-backed securities:
   Amount ...................          --            --           --            1          108           --          109
   Average interest rates ...          --            --           --        14.50        5.33%           --        5.41%

         Liabilities
Deposit Certificate Accounts:
   Amount ...................      22,267        13,688        8,286           --           --           --       44,241
   Average interest rates ...        4.12%         5.33%        4.92%          --           --           --        4.64%



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

         The following table presents the Company's NPV at June 30, 2002, as calculated by the OTS, based on information provided to the OTS by the Company.

                                                                      NPV as % of
                                                                    Portfolio Value
                           Net Portfolio Value                         of Assets
                   ---------------------------------------       ----------------------
       Change                                                       NPV
      In Rates     $Amount       $Change          % Change         Ratio      % Change
      --------     -------       -------          --------       ---------     --------
                                   (Dollars in Thousands)

       +300       $  8,898       $ (2,052)           (19)%         12.71%       (2.06)%

       +200          9,699         (1,250)           (11)          13.57        (1.20)

       +100         10,422         (  528)            (5)          14.30         (.47)

      Static        10,950             --             --           14.77           --

      (100)         10,995             46              0           14.68         (.10)



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

         Had it been subject to the IRR component at June 30, 2002 the Company would have been considered to have had a lesser than normal level of interest rate exposure and no deduction from capital would have been required. Although the OTS has informed the Company that it is not subject to the IRR component discussed above, the Company is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Company's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk.

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

Liquidity and Capital Resources

         The primary investment activity of the Company is originating one- to four-family residential mortgages, commercial real estate loans, and consumer loans to be held to maturity. For the fiscal years ended June 30, 2002 and 2001 the Company originated loans for its portfolio in the amount of $13.6 million and $9.9 million, respectively. For the same two fiscal years, these activities were funded from repayments of $15.5 million and $9.6 million, respectively, and sales and participations of $1.8 million and $800,000, respectively, resulting in net decreases in loans receivable of $3.7 million and $600,000 respectively.

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

         The Company's most liquid assets are cash and cash equivalents, which include short-term investments. At June 30, 2002 and 2001, cash and cash equivalents were $8.4 million and $4.4 million, respectively. In addition, the Company has used jumbo certificates of deposit as a source of funds. Deposits of $100,000 or more represented $9.1 million at June 30, 2002 (of which $7.5 million were jumbo certificates of deposit) and $9.7 million at June 30, 2001, or 15.2% and 16.1% of total deposits, respectively. There is no longer a mandated regulatory liquidity requirement for the Company. However, the Company's total liquidity ratios were 14.2% and 6.1%, respectively, at June 30, 2002 and 2001.

         Liquidity management for the Company is both an ongoing and long-term function of the Company's asset/liability management strategy. Excess funds, when applicable, generally are invested in overnight deposits at a correspondent bank and at the FHLB of Atlanta. Currently when the Company requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Atlanta. The Company has a line of credit with the FHLB of Atlanta of approximately $14 million, all of which was available at June 30, 2002. The Company has the ability to pledge its FHLB of Atlanta stock or certain other assets as collateral for such advances. Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Company's ability to acquire funds from the FHLB of Atlanta, the Company's liquidity is adequate.

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

Current Accounting Issues

         In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and September 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement.

         In August 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.

                       [LETTERHEAD - ANDERSON ASSOCIATES]


                          Independent Auditor's Report



The Board of Directors
Wyman Park Bancorporation, Inc.
Lutherville, Maryland

We have audited the accompanying consolidated statements of financial condition of Wyman Park Bancorporation, Inc. and Subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the two year period ended June 30, 2002. These consolidated financial statements are the responsibility of Wyman Park Bancorporation, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wyman Park Bancorporation, Inc. and Subsidiaries at June 30, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the two years in the two year period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.




/s/ Anderson Associates, LLP
----------------------------
Anderson Associates, LLP

July 31, 2002
Baltimore, Maryland



                                 WYMAN PARK BANCORPORATION, INC.
                                        AND SUBSIDIARIES
                                      Lutherville, Maryland

                         CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                     JUNE 30, 2002 AND 2001


                                                                        2002                             2001
                                                                        ----                             ----
                      Assets
Cash and non-interest bearing deposits                               $   263,180                     $   882,696
Interest bearing deposits in other banks                               3,516,191                          93,680
Federal funds sold                                                     4,641,478                       3,455,641
Loans receivable, net (Notes 1, 4 and 13)                             61,072,782                      64,712,777
Mortgage backed securities held-to-maturity at amortized
 cost (Notes 1, 3 and 13)                                                109,306                         145,796
Federal Home Loan Bank of Atlanta stock, at cost
 (Notes 2 and 13)                                                        528,900                         528,900
Accrued interest receivable (Note 5)                                     319,109                         345,969
Ground rents owned, at cost (Note 13)                                    120,100                         122,600
Property and equipment, net (Notes 1 and 6)                               92,141                          83,069
Federal and state income taxes receivable                                     --                           6,237
Deferred tax assets (Notes 1 and 9)                                      216,740                         217,646
Prepaid expenses and other assets                                        131,504                          53,596
                                                                     -----------                     -----------
Total assets                                                         $71,011,431                     $70,648,607
                                                                     ===========                     ===========
                     Liabilities and Equity
Liabilities
   Demand deposits                                                   $ 5,649,688                     $ 5,246,632
   Money market and NOW accounts                                      10,097,757                       9,454,074
   Time deposits                                                      44,240,930                      45,481,277
                                                                     -----------                     -----------
Total deposits (Notes 7 and 13)                                       59,988,375                      60,181,983
   Advance payments by borrowers for taxes,
     insurance and ground rents (Note 13)                              1,104,059                       1,196,077
   Accrued interest payable on savings deposits                            9,650                          12,544
   Federal and state income taxes payable                                 14,643                          20,455
   Accrued expenses and other liabilities                                532,045                         556,820
                                                                     -----------                     -----------
Total liabilities                                                     61,648,772                      61,967,879

Commitments and contingencies (Notes 4, 6, 9, 10 and 12)

Stockholders' Equity
   Common stock, par value $.01 per share, authorized 2,000,000
     shares, issued 1,011,713 shares in 2002 and in 2001 (Note 11)        10,117                          10,117
   Additional paid-in capital                                          4,264,703                       4,149,733
   Contra equity - Employee Stock Ownership
    Plan (ESOP) (Note 11)                                               (366,126)                       (451,008)
   Retained earnings, substantially restricted (Note 12)               7,202,905                       6,720,826
   Treasury stock at cost, shares 189,223 (2002) and
    189,223 (2001)                                                    (1,748,940)                     (1,748,940)
                                                                     -----------                     -----------
Total stockholders' equity                                             9,362,659                       8,680,728
                                                                     -----------                     -----------
Total liabilities and stockholders' equity                           $71,011,431                     $70,648,607
                                                                     ===========                     ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.


                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             JUNE 30, 2002 AND 2001

                                                                2002            2001
                                                                ----            ----
Interest and fees on loans receivable                        $4,550,054     $4,928,291
Interest on mortgage backed securities                            7,652         12,125
Interest on investment securities                                39,904             --
Interest on other investments                                   108,479        169,513
                                                             ----------     ----------
Total interest income                                         4,706,089      5,109,929

Interest on savings deposits                                  2,503,889      2,873,794
Interest on Federal Home Loan Bank advances (short term)             --        109,717
Interest on escrow deposits                                       1,685          2,328
                                                             ----------     ----------
Total interest expense                                        2,505,574      2,985,839

Net interest income                                           2,200,515      2,124,090
Provision for loan losses (Notes 1 and 4)                           165             --
                                                             ----------     ----------
Net interest income after provision for loan losses           2,200,350      2,124,090

Other Income
   Loan fees and service charges                                109,432        105,687
   Gains on sales of loans receivable                            32,561          8,428
   Other                                                         33,975         12,389
                                                             ----------     ----------
Total other income                                              175,968        126,504

General and Administrative Expenses
   Salaries and employee benefits                               951,410        930,636
   Occupancy costs                                               99,163        110,311
   Federal deposit insurance premiums                            10,698         11,198
   Furniture and fixtures depreciation and maintenance           46,399         44,789
   Data processing                                               83,963         84,504
   Advertising                                                   22,848         62,565
   Franchise and other taxes                                     46,759         53,963
   Professional services                                         77,780         74,367
   Other                                                        235,203        226,911
                                                             ----------     ----------
Total general and administrative expenses                     1,574,223      1,599,244

Income before tax provision                                     802,095        651,350
Provision for income taxes (Notes 1 and 9)                      320,016        257,600
                                                             ----------     ----------
Net income                                                   $  482,079     $  393,750
                                                             ==========     ==========

Basic earnings per share                                     $     0.65     $     0.54
                                                             ==========     ==========
Diluted earnings per share                                   $     0.61     $     0.52
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

                                                WYMAN PARK BANCORPORATION, INC.
                                                       AND SUBSIDIARIES
                                                     Lutherville, Maryland

                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                          FOR THE YEARS ENDED JUNE 30, 2002 AND 2001



                                                      Additional    Contra Equity
                                         Common         Paid-In     Employee Stock   Retained        Treasury
                                          Stock         Capital     Ownership Plan   Earnings         Stock            Total
                                          -----         -------     --------------   --------         -----            -----
Balance at July 1, 2000               $    10,117    $ 4,053,677    $  (539,770)    $ 6,327,076    $(1,243,864)    $ 8,607,236
Purchase of 76,236 shares of
 common stock                                  --             --             --              --       (505,076)       (505,076)
Compensation under stock based
 benefit plan, net of tax                      --         20,389         88,762              --             --         109,151
Compensation under Recognition and
 Retention Plan                                --         75,667             --              --             --          75,667
Net income                                     --             --             --         393,750             --         393,750
                                      -----------    -----------    -----------     -----------    -----------     -----------
Balance at June 30, 2001                   10,117      4,149,733       (451,008)      6,720,826     (1,748,940)      8,680,728
Compensation under stock based
 benefit plan, net of tax                      --         39,303         84,882              --             --         124,185
Compensation under Recognition and
 Retention Plan                                --         75,667             --              --             --          75,667
Net income                                     --             --             --         482,079             --         482,079
                                      -----------    -----------    -----------     -----------    -----------     -----------
Balance at June 30, 2002              $    10,117    $ 4,264,703    $  (366,126)    $ 7,202,905    $(1,748,940)    $ 9,362,659
                                      ===========    ===========    ===========     ===========    ===========     ===========


The accompanying notes to consolidated financial statements are an integral part of these statements.



                                 WYMAN PARK BANCORPORATION, INC.
                                        AND SUBSIDIARIES
                                      Lutherville, Maryland

                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                   2002              2001
                                                                                   ----              ----
Cash flows from operating activities
        Net income                                                             $   482,079       $   393,750
        Adjustments to reconcile net income to net
          cash provided by operating activities
          -------------------------------------
               Depreciation and amortization                                        38,330            40,988
               Non-cash compensation under Stock Based
                Benefit and Bonus Plans                                            199,852           184,818
               Decrease (increase) in deferred income tax benefit                      906           (14,282)
               Provision for loan losses                                               165                --
               Amortization of loan fees                                           (72,132)          (82,710)
               Gains on sales of loans receivable                                  (32,561)           (8,428)
               Proceeds from sale of loans originated for resale                 1,780,311           759,828
               Loans originated for resale                                      (1,747,750)         (751,400)
               Decrease (increase) in accrued interest receivable                   26,860           (12,855)
               (Increase) decrease in prepaid expenses and
                other assets                                                       (77,908)           10,254
               Decrease in federal and state income taxes receivable                 6,237            10,748
               (Decrease) increase in accrued expenses and
                other liabilities                                                  (24,775)           13,059
               (Decrease) increase in federal and state income
                taxes payable                                                       (5,812)           11,707
               Decrease in accrued interest payable                                 (2,894)           (4,723)
                                                                                 ---------           -------
                      Net cash provided by operating activities                    570,908           550,754

Cash flows from investment activities
-------------------------------------
        Proceeds from sale of ground rents                                           2,500                --
        Net decrease (increase) in loans receivable                              3,711,962           593,838
        Mortgage backed securities principal repayments                             36,490            28,290
        Purchase of Federal Home Loan Bank of Atlanta stock                             --           (20,400)
        Purchases of property and equipment                                        (47,402)          (16,753)
                                                                                 ---------           -------
                      Net cash provided by investing activities                  3,703,550           584,975

Cash flows from financing activities
------------------------------------
        Net (decrease) increase in savings deposits                               (193,608)        4,834,919
        Decrease in advance payments by borrowers
         for taxes, insurance and ground rents                                     (92,018)         (119,461)
        Decrease in borrowings                                                          --        (3,000,000)
        Repurchase common stock                                                         --          (505,076)
                                                                                 ---------           -------
                      Net cash (used in) provided by financing activities         (285,626)        1,210,382
                                                                                 ---------           -------

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 2002 AND 2001



                                                                2002            2001
                                                                ----            ----
Net increase in cash and cash equivalents                    $3,988,832      $2,346,111
Cash and cash equivalents at beginning of year                4,432,017       2,085,906
                                                             ----------      ----------
Cash and cash equivalents at end of year                     $8,420,849      $4,432,017
                                                             ==========      ==========

The Following is a Summary of Cash and Cash Equivalents
-------------------------------------------------------
        Cash and non-interest bearing deposits               $  263,180      $  882,696
        Interest bearing deposits in other banks              3,516,191          93,680
        Federal funds sold                                    4,641,478       3,455,641
                                                             ----------      ----------
                                                             $8,420,849      $4,432,017
                                                             ==========      ==========

Supplemental Disclosures of Cash Flow information
-------------------------------------------------

        Cash Paid During the Year For:

               Interest paid on savings deposits
                and borrowed funds                           $2,505,574      $2,990,562
                                                             ==========      ==========

               Income taxes                                  $  296,320      $  236,060
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

                         WYMAN PARK BANCORPORATION, INC.
                                AND SUBSIDIARIES
                              Lutherville, Maryland

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies
         ------------------------------------------

         Basis of Presentation
         ---------------------
               The accompanying consolidated financial statements for the year ended June 30, 2002 include Wyman Park Bancorporation, Inc. (the "Company") and its wholly-owned subsidiaries, Wyman Park Federal Savings and Loan Association (the "Association") and W. P. Financial Corporation. All significant intercompany transactions have been eliminated. The Company is the holding company of the Association.

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

         Investments and Mortgage Backed Securities
         ------------------------------------------
               Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Debt and equity securities not classified as held-to-maturity and equity securities with readily determinable fair values are classified as available-for-sale and are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax effects.

               If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings. Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers. For purposes of computing realized gains or losses on the sale of investments, cost is determined using the specific identification method. Premiums and discounts on investment and mortgage backed securities are amortized over the term of the security using the interest method.

WYMAN PARK BANCORPOATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------------------

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

               An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         Loans Receivable - Continued
         ----------------
               review the Association's allowances for losses on loans. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

               Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

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

         Earnings Per Share
         ------------------
               Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Unearned ESOP shares are not included in outstanding shares. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options and unvested stock awards based on the "treasury stock" method. Information

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies - Continued
         ------------------------------------------

         Earnings Per Share - Continued
         ------------------

               relating to the calculation of net income per share of common stock is summarized for the years ended June 30, 2002 and 2001, as follows:

                                                           2002        2001
                                                           ----        ----
         Net income                                      $482,079    $393,750
                                                         ========    ========

         Weighted Average Shares
           Outstanding used for basic EPS                 736,346     726,475
         Dilutive Items
           Stock options                                   59,557      31,624
           Unvested stock awards                              173          43
                                                          -------     -------
         Adjusted weighted average shares outstanding
            used for dilutive EPS                         796,076     758,142
                                                          ========    ========

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3 - Held-to-Maturity Securities:
         ---------------------------

         Mortgage backed securities are guaranteed by the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC) as follows:

                                                               Gross
                                 Amortized      Unrealized     Fair
                                    Cost          Gains        Value
                                    ----          -----        -----
         June 30, 2002
             FHLMC                $109,306      $  2,378      $111,684
                                  --------      --------      --------
             Mortgage backed
             securities           $109,306      $  2,378      $111,684
                                  ========      ========      ========

         June 30, 2001
             FNMA                 $  1,164      $     70      $  1,234
             FHLMC                 144,632           825       145,457
                                  --------      --------      --------
             Mortgage backed
             securities           $145,796      $    895      $146,691
                                  ========      ========      ========

               There were no gross unrealized losses or sales of investment securities or mortgage backed securities during the years ended June 30, 2002 and 2001.

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

                   Loans receivable are summarized as follows at June 30:

                                                                     2002               2001
                                                                     ----               ----
         Loans secured by first mortgages on real estate:
           Residential - one-to-four family                     $ 44,854,232       $ 51,189,420
           Residential - multi-family                                135,745            870,640
           Residential construction loans                            700,000            527,650
           Commercial                                              8,877,967          7,467,110
           Commercial construction                                 1,763,234          1,885,146
                                                                ------------       ------------
         Total first mortgage loans                               56,331,178         61,939,966
         Commercial non-real estate                                2,638,041          1,585,393
         Home equity lines-of-credit                               3,083,230          3,086,645
         Home improvement loans                                       20,130             23,321
         Loans secured by savings deposits                           141,339            168,105
         Overdraft lines of credit                                     7,314             13,345
                                                                ------------       ------------
                                                                  62,221,232         66,816,775

            Less:  Undisbursed portion of loans in process          (733,939)        (1,667,548)
                       Unearned loan fees, net                      (130,883)          (151,450)
                       Allowance for loan losses                    (283,628)          (285,000)
                                                                ------------       ------------
         Loans receivable, net                                  $ 61,072,782       $ 64,712,777
                                                                ============       ============


         There were no impaired loans as defined by SFAS No. 114 at June 30, 2002 and 2001. There was no interest income recognized on impaired loans during these periods.

         Loans are placed on non-accrual status when they become ninety days or more delinquent. Interest income on such loans is recognized only to the extent that payments have been received. The accrual of interest income on these loans is resumed only after the borrowers have taken steps to bring the loans current and management has reason to believe the loans are no longer impaired. At June 30, 2002, non-accrual loans totaled approximately $64,000. The average non-accrual loan balance for the year ended June 30, 2002 was $161,740.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 4 - Loans Receivable - Continued
         ----------------

               Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended June 30, are summarized below:

                                                            2002        2001
                                                            ----        ----
         Interest income that would have been recorded     $2,273      $8,099
                      Interest income recognized            1,177       6,370
                                                           ------      ------
                         Interest income not recognized    $1,096      $1,729
                                                           ======      ======

               The Association, through its normal asset review process, classifies certain loans which management believes involve a degree of risk warranting additional attention. Not included above in non-performing and restructured loans was $625,623 and $249,672 at June 30, 2002 and 2001, respectively, which had not yet become ninety days or more delinquent, but had been designated by management for additional collection and monitoring efforts.

               Changes in the allowance for losses on loans are summarized as follows for the years ended June 30:

                                                2002          2001
                                                ----          ----
         Balance at beginning of the year    $ 285,000     $ 285,000
         Provision for loan losses                 165            --
         Charge-offs                            (1,537)           --
                                             ---------     ---------
         Balance at end of the year          $ 283,628     $ 285,000
                                             =========     =========

               Commitments to extend credit are agreements to lend to customers, provided that terms and conditions established in the related contracts are met. At June 30, 2002, the Association had commitments to originate first mortgage loans on real estate and home equity loans exclusive of undisbursed loan funds of $270,000 and commercial loans of $1,000,000 at a variable rate of interest and commercial loans of $250,000 at a fixed rate of interest. At June 30, 2001, the Association had commitments to originate first mortgage loans on real estate and home equity loans exclusive of undisbursed loan funds of $590,350 and commercial loans of $1,810,000 at a variable rate of interest.

               For the years ended June 30, 2002 and 2001 the Association also had commitments to loan funds under unused home-equity lines of credit aggregating approximately $5,935,320 and $6,053,254, respectively. Such commitments carry a floating rate of interest.

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

               Loans serviced for others, which are not included in the Association's assets, were approximately $5,264,041 and $3,910,879 at June 30, 2002 and 2001, respectively. A fee is charged for such servicing based on the unpaid principal balances.

               In the normal course of business, loans are made to officers and directors of the Association and their related interests. These loans are consistent with sound banking practices, are within regulatory lending limitations and do not involve more than normal risk of collectibility. Transactions in these loans (omitting loans which aggregate less than $60,000 per officer or director) for the years ended June 30, 2002 and 2001 are summarized as follows:

                                              2002          2001
                                              ----          ----
         Balance at  beginning of year    $ 750,870     $ 772,255
         New loans                               --            --
         Repayments                         (23,490)      (21,385)
                                          ---------     ---------
         Balance at end of year           $ 727,380     $ 750,870
                                          =========     =========

Note 5 - Accrued Interest Receivable
         ---------------------------

             Accrued interest receivable is summarized as follows at June 30:

                                             2002          2001
                                             ----          ----
         Loans receivable                  $316,930      $343,513
         Mortgage backed securities             912         1,667
         Other                                1,267           789
                                          ---------     ---------
                                           $319,109      $345,969
                                          =========     =========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6 - Property and Equipment
         ----------------------

         Property and equipment are summarized as follows at June 30:

                                                                             Estimated
                                                                              Useful
                                                  2002           2001          Lives
                                                  ----           ----          ----
         Buildings and improvements            $ 414,638      $ 416,113      23 years
         Furniture, fixtures and equipment       254,491        227,397      3-20 years
         Leasehold improvements                   82,894         82,894      5-10 years
                                               ---------      ---------
            Total at cost                        752,023        726,404
         Less accumulated depreciation
            and amortization                    (659,882)      (643,335)
                                               ---------      ---------
            Property and equipment, net        $  92,141      $  83,069
                                               =========      =========


               The provision for depreciation charged to operations for the years ended June 30, 2002 and 2001 amounted to $38,330 and $40,988, respectively. Depreciation is calculated on a straight-line basis over the estimated useful life.

               The Association is obligated under long-term operating leases for its branch offices. These leases expire at various dates to 2007, subject to renewal options. The approximate future minimum rental payments under these leases at June 30, 2002 are as follows:

            Due in Year
           Ended June 30,
           --------------
               2003                                          $40,400
               2004                                           40,400
               2005                                           40,400
               2006                                           40,400
               2007                                           38,600

               Rent expense was $39,810 and $38,522 for the years ended June 30, 2002 and 2001, respectively.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7 - Deposits
         --------

         Time deposits are summarized as follows at June 30:


                                                        2002                          2001
                                               ----------------------     --------------------------
                                                 Amount         %             Amount           %
                                                 ------        ---            ------          ---
         Contractual maturity of Certificate
          Accounts from June 30:
          ----------------------
           Under 12 months                     $22,266,528      50.4         $28,100,971      61.8
           12 to 24 months                       8,851,270      20.0           8,602,989      18.9
           24 to 36 months                       4,837,312      10.9           3,904,047       8.6
           36 to 48 months                         764,873       1.7           4,135,218       9.1
           48 to 60 months                       7,520,947      17.0             738,052       1.6
                                               -----------     -----         -----------     -----
                                               $44,240,930     100.0         $45,481,277     100.0
                                               ===========     =====         ===========     =====


               Interest expenses on savings deposits consists of the following for the years ended June 30:

                                                   2002                  2001
                                                   ----                  ----
         Certificates                           $2,268,563            $2,548,794
         Passbook                                   87,247               121,028

         NOW and money market                      148,079               203,972
                                                ----------            ----------
                                                $2,503,889            $2,873,794
                                                ==========            ==========

               As of June 30, 2002 and 2001, the Association had customer deposits in savings accounts of $100,000 or more of approximately $9,143,136 and $9,663,447, respectively.

Note 8 - Borrowings
         ----------

               The Association has an available line of credit with the Federal Home Loan Bank of Atlanta. The credit availability for Wyman Park Federal Savings and Loan Association is 20% of the Association's total assets. The rate on these short-term advances varies daily. Wyman Park Federal Savings and Loan Association had no outstanding advances at June 30, 2002 and June 30, 2001.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9 - Income Taxes
         ------------

               The provision for income taxes consists of the following for the years ended June 30:



                                            2002           2001
                                            ----           ----
         Current:
            Federal                      $ 261,753      $ 227,194
            State                           57,357         44,688
                                         ---------      ---------
                                           319,110        271,882
         Deferred:
            Federal                            743        (11,694)
            State                              163         (2,588)
                                         ---------      ---------
                                               906        (14,282)
                                         ---------      ---------

          Provision for income taxes     $ 320,016      $ 257,600
                                         =========      =========

               The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at June 30:

                                                         2002           2001
                                                         ----           ----
         Deferred Tax Assets
            Interest and fees on loans                 $  8,343       $ 10,868
            Allowance for losses on loans               109,537        110,067
            Deferred compensation                            --         13,983
            Supplemental Executive Retirement Plan      154,799        143,646
            Stock Bonus Plan accrual                     12,177         12,177
            Depreciation                                  7,792          7,792
            Other                                         6,759          6,759
                                                       --------       --------
                                                        299,407        305,292
         Deferred Tax Liabilities
            Federal Home Loan Bank stock dividends      (80,684)       (80,684)
            Tax bad debt reserve                         (1,983)        (6,962)
                                                       --------       --------
                                                        (82,667)       (87,646)
                                                       --------       --------
         Net deferred tax assets                       $216,740       $217,646
                                                       ========       ========

         No valuation allowance has been provided against the net deferred tax asset at June 30, 2002 and 2001 because the amount could be realized through a carryback against taxable income of prior years.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 9 - Income Taxes - Continued
         ------------

         A reconciliation between the provision for income taxes and the amount computed by multiplying income before provision for income taxes by the statutory federal income tax rate is as follows for the years ended June 30:

                                                      2002                       2001
                                             -----------------------    ------------------------
                                                            Percent                     Percent
                                                           of Pretax                   of Pretax
                                              Amount        Income        Amount        Income
                                              ------        ------        ------        ------
         Tax provision at statutory rate     $272,712        34.0%       $221,459        34.0%
         State income taxes, net of
           federal income tax benefit          37,963         4.7          27,786         4.3
          Other                                 9,341         1.2           8,355         1.3
                                             --------        ----        --------        ----
                                             $320,016        39.9%       $257,600        39.6%
                                             ========        ====        ========        ====


               The Association was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income. Beginning July 1, 1996 the percentage of taxable income method of computing the Association's tax bad debt deduction is not longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at June 30, 1998 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at June 30, 2002 and 2001 include $1,777,000, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $686,000.

Note 10- Pension Plan
         ------------

               Substantially all employees of the Association are participants in the Financial Institutions Retirement Fund, a multi-employer non-contributory defined benefit pension plan. The actuarial present value of benefit obligations and fair value of plan assets attributable to the Association are not available for this multi-employer plan. Pension expense in connection with the Financial Institutions Retirement Fund reflects the Association's required annual contribution to the Fund. Pension expense for the years ended June 30, 2002 and 2001 was $60,887 and $48,530, respectively.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 10- Pension Plan - Continued
         ------------

               The Association has established a supplemental Executive Retirement Plan for the benefit of the President of the Association. As a result of this Plan, the Association incurred expense for the years ended June 30, 2002 and 2001 of $28,876 and $37,931, respectively.

Note 11- Common Stock and Stock Benefit Plans
         ------------------------------------

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

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

               The Association recognizes the cost of the ESOP in accordance with AICPA Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans". As shares are committed to be released from collateral, the Association reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated shares are recorded as a reduction of debt. For the years ended June 30, 2002 and 2001 compensation expense recognized related to the ESOP and the Association's contribution to the ESOP was $135,312 and $112,785, respectively.

               The ESOP shares were as follows as of June 30:

                                                                   2002
                                                                   ----
                    Shares released and allocated                 66,771
                    Unearned shares                               67,473
                                                                --------
                                                                 134,244
                                                                ========

                    Fair value of unearned shares               $681,477
                                                                ========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

               Stock Option Plan
               -----------------

               The Company has a Stock Option Plan (the "Plan") whereby 198,729 shares of common stock have been reserved for issuance under the Plan. Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended or Non-Incentive Stock Options. Options are exercisable in five annual installments at the market price of common stock at the date of grant. The Options must be exercised within ten years from the date of grant. During the year ended June 30, 1999, the Company granted options to purchase 85,990 shares at a weighted average price of $11.00 per share. Such shares and fair value have been adjusted to 168,909 shares at a weighted average price of $5.60 for the effect of the special distribution that management determined to be a return of capital.

               The following table summarizes the status of and changes in the Company's stock option plan during the past two years, as retroactively adjusted for the Company's special distribution that management anticipates will constitute a return of capital.


                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                      Shares            Price
                                                      ------          --------

         Outstanding at June 30, 2002 and 2001        168,909           $5.60
                                                      =======
         Exercisable at June 30, 2002                 135,128
                                                      =======

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 11- Common Stock and Stock Benefit Plans - Continued
         ------------------------------------

               SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Association to make certain disclosures as if the fair value method of accounting had been applied to the Association's stock option grants made subsequent to 1994. Accordingly, the Association estimated the grant date fair value of each option awarded in fiscal 1999 using the Black-Scholes Option-Pricing model with the following relevant assumptions: dividend yield of 0%, risk-free interest rate of 4.71% and expected lives of 10 years. The assumption for expected volatility was 27.31%. Had 2002 and 2001 compensation cost been determined including the weighted-average estimate of fair value of each option granted of $2.43, the Association's net income in fiscal 2002 and 2001 would be reduced to proforma amount of $431,690 and $343,363, respectively. Proforma earnings, basic and diluted, per share would have been $.58 and $.54 in fiscal 2002 and $.47 and $.45 in fiscal 2001.

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

Note 12- Retained Earnings and Regulatory Matters
         ----------------------------------------

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12- Retained Earnings and Regulatory Matters - Continued
         ----------------------------------------

               Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of June 30, 2002, the Association met all capital adequacy requirements to which it is subject.

               As of June 30, 2002, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category. The Association's actual capital amounts and ratios are also presented in the table.

                                                                                                   To Be Well
                                                                                                Capitalized Under
                                                                     For Capital                Prompt Corrective
                                          Actual                  Adequacy Purposes             Action Provisions
                                     -----------------           -------------------           -------------------
                                     Amount      Ratio           Amount        Ratio           Amount       Ratio
                                     ------      -----           ------        -----           ------       -----
         As of June 30, 2002:
            Tangible (1)           $8,740,978    12.31%        $1,064,678       1.5%        $    N/A          N/A%
            Tier I capital (2)      8,740,978    21.12%            N/A          N/A%          2,482,800       6.0%
            Core (1)                8,740,978    12.31%         2,839,141       4.0%          3,548,926       5.0%
            Risk-weighted (2)       9,024,601    21.81%         3,310,400       8.0%          4,138,000      10.0%

         As of June 30, 2001:
            Tangible (1)           $8,057,595    11.4%         $1,059,767       1.5%        $    N/A          N/A%
            Tier I capital (2)      8,057,595    19.8%             N/A          N/A%          2,439,060       6.0%
            Core (1)                8,057,595    11.4%          2,826,046       4.0%          3,532,558       5.0%
            Risk-weighted (2)       8,342,595    20.5%          3,252,080       8.0%          4,065,100      10.0%

(1)  To adjusted total assets
(2)  To risk-weighted assets

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 12- Retained Earnings and Regulatory Matters - Continued
         ----------------------------------------

               Total equity in accordance with generally accepted accounting principles (GAAP capital) is reconciled to regulatory capital as follows:


                                                        Tangible         Core          Risk-Based
                                                         Capital        Capital          Capital
                                                        --------        -------          -------
         GAAP capital as of June 30, 2002              $9,362,659      $9,362,659      $9,362,659

         Less:Equity of parent company                    621,681         621,681         621,681

         Add: Allowance for losses on loans
                  included in risk-based capital-
                  limited to 1.25% of risk-
                  weighted assets                              --              --         283,623
                                                       ----------      ----------      ----------
         Regulatory capital as of June 30, 2002        $8,740,978      $8,740,978      $9,024,601
                                                       ==========      ==========      ==========


         GAAP capital as of June 30, 2001              $8,680,728      $8,680,728      $8,680,728

         Less: Equity of parent company                   623,133         623,133         623,133

         Add:  Allowance for losses on loans
                  included in risk-based capital-
                  limited to 1.25% of risk-
                  weighted assets                              --              --         285,000
                                                       ----------      ----------      ----------
         Regulatory capital as of June 30, 2001        $8,057,595      $8,057,595      $8,342,595
                                                       ==========      ==========      ==========

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13- Disclosures About Fair Value of Financial Instruments
         -----------------------------------------------------

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

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 13- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

               The  estimated  fair  values  of  the   Association's   financial
         instruments as of June 30 are as follows:

                                                    2002                            2001
                                        ---------------------------     ---------------------------
                                         Carrying                        Carrying
                                          Amount        Fair Value        Amount         Fair Value
                                          ------        ----------        ------         ----------
         Financial Assets
         ----------------
            Cash and cash
              equivalents              $ 8,420,849     $ 8,420,849     $ 4,432,017     $ 4,432,017
            Mortgage backed securities     109,306         111,684         145,796         146,691

            Loans receivable, net       61,072,782      63,317,000      64,712,777      65,775,000

            Ground rents                   120,100          72,060         122,600          73,600
            Federal Home Loan Bank
              of Atlanta stock             528,900         528,900         528,900         528,900

         Financial Liabilities
         ---------------------
            Savings deposits            59,988,375      61,328,308      60,181,983      60,700,706
            Advance payments by
              borrowers for taxes,
              insurance and ground
              rents                      1,104,059       1,104,059       1,196,077       1,196,077

         Loan commitments                       --       1,520,000              --       2,400,350



Note 14- Merger
         ------

         The Company has entered into a Merger Agreement with Bradford Bank whereby Bradford Bank will purchase all the outstanding stock of the Company for $14.55 per share in cash a nd all unexercised options for $8.95 ($14.55 less exercise price of $5.60) per share in cash; both are subject to reduction to the extent that the Company's total liability resulting from the termination of its participation in its pension plan prior to the merger exceeds $100,000. The merger is subject to stockholders and regulator approval.

WYMAN PARK BANCORPORATION, INC.
 AND SUBSIDIARIES
Lutherville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 15- Recent Accounting Pronouncements
         --------------------------------

               In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which are effective July 1, 2001 and September 1, 2002, respectively, for the Company. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, amortization of goodwill, including goodwill recorded in past business combinations, will discontinue upon adoption of this standard. All goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement.

               In August 2001, FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement supersedes SFAS No. 121 and APB Opinion No. 30. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for (a) recognition and measurement of impairment of long-lived assets to be held and used and
         (b) measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also requires reporting of discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Statement also eliminates the exception to consolidation for a temporarily controlled subsidiary.

                WYMAN PARK BANCORPORATION, INC. AND SUBSIDIARIES
                             STOCKHOLDER INFORMATION


ANNUAL MEETING

The annual meeting of stockholders will be held at 3:00 p.m., local time, on October 16, 2002, at the main office located at 11 West Ridgely Road, Lutherville, Maryland.

STOCK LISTING AND PRICE RANGE OF COMMON STOCK

The Company's stock is traded over-the-counter on the Nasdaq Electronic Bulletin Board under the symbol "WPBC." Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                     High          Low              Dividends
                                     ----          ---              ---------
      September 30, 2000           $ 7.00       $  6.50                --
      December 31, 2000              6.875         6.1875              --
      March 31, 2001                 7.125         6.1875              --
      June 30, 2001                  8.00          6.875               --
      September 30, 2001             7.75          7.00                --
      December 31, 2001              8.50          7.11                --
      March 31, 2002                10.50          8.36                --
      June 30, 2002                 10.75         10.00                --

         Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are described in Note 11 of the Notes to Financial Statements included in this report.


SHAREHOLDER RELATIONS AND GENERAL INQUIRIES    TRANSFER AGENT

Ernest A. Moretti, President and CEO           Registrar and Transfer Company
Wyman Park Bancorporation, Inc.                10 Commerce Drive
11 West Ridgely Road                           Cranford, New Jersey 07016
Lutherville, Maryland 21093                    (908) 272-8511
(410) 252-6450

ANNUAL REPORTS ON FORM 10-KSB

The Company has filed an annual report on Form 10-KSB for its fiscal year ended June 30, 2002, with the Securities and Exchange Commission. Copies of the Form 10-KSB may be obtained directly from the SEC at its web site, www.sec.gov, or
from the Company, without charge, by contacting:                -----------


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


DIRECTORS OF THE BOARD

Allan B. Heaver                                          John K. White
     Managing General Partner of Heaver Properties            Retired Executive Vice President and current
     Lutherville, Maryland                                    consultantfor Baltimore Life Insurance Company.
                                                              Current member of the Board of Directors for
                                                              Yaffe & Co.

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

Gilbert D. Marsiglia, Sr.                                Jay H. Salkin
     President of the real estate brokerage                   Senior Vice President - Branch Manager of
     firm of Gilbert D. Marsiglia & Co., Inc.                 Advest, Inc.

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





                                       42